Exhibit 10.2

AMENDED AND RESTATED SENIOR UNSECURED CREDIT AGREEMENT
among
STRATEGIC HOTEL FUNDING, L.L.C.,
as Borrower
and
VARIOUS FINANCIAL INSTITUTIONS,
as the Lenders,
DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent,
DEUTSCHE BANK SECURITIES INC., J.P. MORGAN SECURITIES LLC, and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Co-Lead Arrangers
JPMORGAN CHASE BANK, N.A. and BANK OF AMERICA, N.A.,
as Co-Syndication Agents
and
BMO HARRIS BANK, N.A.,
CAPITAL ONE, NATIONAL ASSOCIATION,
PNC BANK, NATIONAL ASSOCIATION,
SUMITOMO MITSUI BANKING CORPORATION and
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Co-Documentation Agents

DEUTSCHE BANK SECURITIES INC. and J.P. MORGAN SECURITIES LLC
as Joint Book Running Managers

Dated as of May 27, 2015

i

ANNEX I -	Lender Information
SCHEDULE I	Qualified Unencumbered Pool Properties
SCHEDULE II	Intercompany Indebtedness
SCHEDULE III	Disclosure Schedule
SCHEDULE IV	Properties
SCHEDULE V	Contingent Hedged Indebtedness

EXHIBIT A-1	Form of Revolving Note
EXHIBIT A-2	Form of Term Loan Note
EXHIBIT B-1	Form of Borrowing Request
EXHIBIT B-2	Form of Issuance Request
EXHIBIT C	Form of Continuation and Conversion Elections
EXHIBIT D	Form of Closing Date Certificate
EXHIBIT E	Form of Compliance Certificate
EXHIBIT F	Form of Lender Assignment Agreement
EXHIBIT G	Form of Guaranty
EXHIBIT H-1	Form of Subsidiary Guaranty
EXHIBIT H-2	Form of Joinder
EXHIBIT I	Form of Solvency Certificate

AMENDED AND RESTATED
SENIOR UNSECURED CREDIT AGREEMENT
THIS AMENDED AND RESTATED SENIOR UNSECURED CREDIT AGREEMENT, dated as of May 27, 2015 (as the same may be amended, replaced, restated, supplemented or otherwise modified from time to time, this "Agreement"), is among STRATEGIC HOTEL FUNDING, L.L.C., a Delaware limited liability company (the "Borrower"), DEUTSCHE BANK AG NEW YORK BRANCH ("DBNY"), as the administrative agent for the Lenders (in such capacity, the "Administrative Agent") and the various financial institutions that are or may become parties hereto as lenders (together with DBNY, collectively, the "Lenders" and each individually, a "Lender").
W I T N E S S E T H:
WHEREAS, Borrower, Administrative Agent and certain of the Lenders entered into that certain Credit Agreement on April 25, 2014 (the "Original Credit Agreement");
WHEREAS, Borrower, Lenders and Administrative Agent have agreed to amend and restate the Original Credit Agreement and replace it in its entirety with this Agreement;
WHEREAS, subject to and on the terms and conditions set forth herein, the Lenders are willing to make available to the Borrower the respective credit facilities provided for herein;
NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
I. The Original Credit Agreement is hereby modified so that all of the terms and conditions of the Original Credit Agreement shall be restated in their entirety as set forth herein.
II. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns, and shall be deemed to be effective as of the date hereof.

Article I

DEFINITIONS AND ACCOUNTING TERMS
Section 1.1    Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):
"Acquisition Cost" means, with respect to any Property, (i) the purchase price of a Property as set forth in the applicable purchase and sale agreement or otherwise as approved by the Administrative Agent, plus or minus (ii) increases or reductions to such purchase price as provided in such purchase and sale agreement or the final closing statement.
"Adjusted Net Operating Income" means Net Operating Income with respect to each Qualified Unencumbered Pool Property and Consolidated Group Property, less (a) Deemed FF&E Reserves for such Qualified Unencumbered Pool Property or Consolidated Group Property, (b) Deemed Management Fees for such Qualified Unencumbered Pool Property or Consolidated Group Property and (c) any other monetary obligations paid during the applicable period with respect to such Qualified Unencumbered Pool Property or Consolidated Group Property, provided that no deductions will be made for Capital Expenditures other than Deemed FF&E Reserves included under clause (a) above.
"Administrative Agent" is defined in the preamble and includes each other Person as shall have subsequently been appointed as the successor Administrative Agent pursuant to Section 9.9 hereof.
"Affiliate" of any Person means any other Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person (excluding any trustee under, or any committee with responsibility for administering, any Plan). In no event shall Administrative Agent or any Lender be deemed to be an Affiliate of the Borrower.
"Aggregate Commitment" means, as of any date of determination, the aggregate of the then-current Commitments of all Lenders, which is, as of the Closing Date, an amount equal to SEVEN HUNDRED FIFTY MILLION DOLLARS ($750,000,000), and shall not exceed such amount except as expressly set forth herein.
"Aggregate Outstanding Balance" means, on any date, the principal sum of all then outstanding Revolving Loans, Term Loans and Letter of Credit Outstandings, determined as of such date.

"Aggregate Revolver Outstanding Balance" means, on any date, the principal sum of all then outstanding Revolving Loans, determined as of such date.
"Agreement" shall have the meaning set forth in the preamble.
"Alternate Base Rate" means, on any date and with respect to all Base Rate Loans, a fluctuating rate of interest per annum (rounded upward, if necessary, to the next highest 1/1000 of 1%) equal to the higher of
(a)    the Base Rate in effect on such day;
(b)    the Federal Funds Rate in effect on such day plus ½ of 1%; and
(c)    the 1-month LIBO Rate plus 1%.
Changes in the rate of interest on that portion of any Loans maintained as Base Rate Loans will take effect simultaneously with each change in the Alternate Base Rate.
"Anti-Corruption Laws" means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.
"Applicable Margin" means the percentage amount set forth below as determined by the Administrative Agent from time to time based on the Total Leverage Ratio based on the Compliance Certificate most recently delivered by the Borrower; provided, that, for the period from the Effective Date through but excluding the Borrower’s delivery of the Compliance Certificate for the first Fiscal Quarter following the Effective Date, the Applicable Margin shall be determined based on the “<45%” Total Leverage Ratio:

Total Leverage Ratio	LIBOR Margin	Base Rate Margin
< 45%	1.65%	0.65%
≥ 45% - < 50%	1.85%	0.85%
≥ 50% - < 55%	2.00%	1.00%
≥ 55% - < 60%	2.15%	1.15%
≥ 60%	2.40%	1.40%

"Applicable Margin (Term Loans)" as determined by the Administrative Agent from time to time based on the Total Leverage Ratio based on the Compliance Certificate most recently delivered by the Borrower; provided, that, for the period from the Effective Date through but excluding the Borrower’s delivery of the Compliance Certificate for the first Fiscal Quarter following the Effective Date, the Applicable Margin shall be determined based on the “<45%” Total Leverage Ratio:

Total Leverage Ratio	LIBOR Margin	Base Rate Margin
< 45%	1.60%	0.60%
≥ 45% - < 50%	1.80%	0.80%
≥ 50% - < 55%	1.95%	0.95%
≥ 55% - < 60%	2.10%	1.10%
≥ 60%	2.35%	1.35%
"Approved Fund" means any Person (other than a natural Person) that (a) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business, and (b) is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.
"Approved Lender" has the meaning set forth in the definition of "Cash Equivalents."
“Assumed Unsecured Interest Expense” means the greater of (a) the actual interest expense on Unsecured Indebtedness and Secured Recourse Indebtedness of the Consolidated Group, or (b) the outstanding principal balance of all Unsecured Indebtedness and Secured Recourse Indebtedness of the Consolidated Group, multiplied by the greater of (i) the sum of the one month LIBO Rate as of the last day of the most recent fiscal quarter plus the Applicable Margin, or (ii) 6.00%.
"Authorized Financial Officer" means, relative to the Borrower and Guarantor, any of its chief financial officer, chief accounting officer, treasurer, assistant treasurer, controller or other officer thereof having substantially the same authority and responsibility.
"Authorized Officer" means, relative to the Borrower and Guarantor, those of its officers whose signatures and incumbency shall have been certified to the Administrative Agent and the Lenders pursuant to Section 5.1.1 hereof and such other officers of the Borrower or Guarantor as the Borrower or Guarantor, respectively, designate in writing as such to the Administrative Agent.
“Available Commitment” means, as of any date of determination, the Aggregate Commitment less the amounts previously advanced that Borrower has not prepaid, including the Stated Amounts of all Letters of Credit.
"Base Rate" means, at any time, the rate of interest which the Person serving as the Administrative Agent announces from time to time as its prime lending rate. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate of interest actually charged to any customer by the Administrative Agent, which may make commercial loans or other loans at rates of interest at, above or below the Base Rate.
"Base Rate Loan" means a Loan bearing interest at a fluctuating rate determined by reference to the Alternate Base Rate.
"Borrower" is defined in the preamble.
"Borrowing" means the Loans of the same Type and, in the case of LIBO Rate Loans, having the same Interest Period, made by all Lenders required to make such Loans on the same Business Day and pursuant to the same Borrowing Request in accordance with Section 2.5 hereof; provided that Base Rate Loans incurred pursuant to Section 4.1 hereof shall be considered part of the related Borrowing of LIBO Rate Loans.
“Borrowing Request” means a Loan request and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit B-1 hereto, including Borrower’s certified calculation of the Available Commitment after giving effect to the Loan requested thereunder and certification by such Authorized Officer that, after giving pro forma effect to the Loan requested thereunder, Borrower remains in compliance with Section 7.2.4(e)-(f).
"Business Day" means:
(a)    any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York; and
(b)    relative to the making, continuing, prepaying or repaying of any LIBO Rate Loans, any day which is a Business Day described in clause (a) above and which is also a day on which dealings in Dollars are carried on in the London interbank eurodollar market.
"Capital Expenditures" means, for any period, the aggregate amount of all expenditures of the Borrower, Guarantor and their respective Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures; provided, however, that the term "Capital Expenditures" shall not include (i) expenditures made in connection with the replacement, substitution or restoration of assets (A) to the extent financed from insurance proceeds paid on account of the loss of or damage to the assets being replaced, substituted or restored or (B) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, and (iii) the purchase of plant, property or equipment made within one (1) year of the sale of any asset in replacement of such asset to the extent purchased with the proceeds of such sale and Capitalized Lease Liabilities paid in respect of such replaced asset.
"Capitalization Rate" means 7.00%.
"Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital of such Person, including, if such Person is a partnership or a limited liability company partnership interests (whether general or limited) or membership interests, as applicable, and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership or limited liability company, as applicable, whether now outstanding or issued after the Closing Date. For the avoidance of doubt, debt securities evidencing Unsecured Indebtedness issued by Borrower and that are convertible or exchangeable, under certain circumstances, into cash and/or common stock of the Guarantor shall not be deemed Capital Stock of the Borrower or the Guarantor for purposes of this Agreement or the other Loan Documents.
"Capitalized Lease Liabilities" means all monetary obligations of Borrower, Guarantor or any of their respective Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, are classified as capitalized leases, and, for purposes of this Agreement and each other Loan Document, the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP, and the stated maturity thereof shall be determined in accordance with GAAP.
"Cash Equivalents" means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than one (1) year from the date of acquisition, (b) U.S. dollar denominated time deposits, certificates of deposit, and bankers' acceptances of (i) any Lender, or (ii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank, an "Approved Lender"), in each case with maturities of not more than one (1) year from the date of acquisition, (c) commercial paper issued by any Lender or Approved Lender or by the parent company of any Lender or Approved Lender and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody's, or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody's, as the case may be, and in each case maturing within one (1) year after the date of acquisition, and (d) investments in money market funds (x) substantially all the assets of which are comprised of securities of the types described in clauses (a) through (c) above or (y) which have a AAA rating.

"CERCLA" has the meaning specified in the definition of "Environmental Laws."
"Change of Control" means the occurrence of any of the following events: (a) Guarantor shall at any time and for any reason whatsoever cease to be the sole managing member of Borrower; (b) any merger or consolidation of the Guarantor or Borrower with or into any Person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of the Guarantor, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction, any Person or group of Persons (within the meaning of Sections 13 or 14 of the Exchange Act), which was not before such transaction(s), is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of the Capital Stock representing a majority of the total voting power of the aggregate outstanding securities of the transferee or surviving entity normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee or surviving entity; (c) any Person or group of Persons (within the meaning of Sections 13 or 14 of the Exchange Act) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act), which was not before such transaction(s), of the Capital Stock representing a majority of total voting power of the aggregate outstanding Capital Stock of the Guarantor normally entitled to vote in the election of directors of the Guarantor; (d) during any period of twelve (12) consecutive calendar months, individuals who were directors of the Guarantor on the first day of such period (together with any new directors whose election by the board of directors of the Guarantor or whose nomination for election by the stockholders of the Guarantor was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Guarantor; or (e) the sale or disposition, whether directly or indirectly, by the Guarantor, Borrower and/or their respective Subsidiaries (whether pursuant to a single transaction or series of related transactions) of tangible assets representing more than 25% of the Borrower's assets (tangible or intangible, determined as of the Closing Date).
"Closing Date" means May 27, 2015.
"Closing Date Certificate" means the Closing Date Certificate executed and delivered by the Borrower on the Closing Date, substantially in the form of Exhibit D hereto.
"Code" means the Internal Revenue Code of 1986, and the regulations thereunder, in each case as amended, reformed or otherwise modified from time to time.
"Co-Lead Arrangers" means Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, and Merrill Lynch, Pierce, Fenner & Smith Incorporated in their capacities as Co-Lead Arrangers for the Facility.

"Commitment" means, as the context may require, a Lender's Revolving Loan Commitment, Letter of Credit Commitment, or Term Loan Commitment, or any of the foregoing.
"Commitment Amount" means, as the context may require, the Revolving Loan Commitment Amount, the Letter of Credit Commitment Amount, and the Term Loan Commitment Amount, or any of the foregoing.
"Commitment Termination Event" means:
(a)    the occurrence of any Event of Default described in clauses (a) through (e) of Section 8.1.9 hereof with respect to the Borrower; or
(b)    the occurrence and continuance of any other Event of Default and either:
(i)    the declaration of all of the Loans to be due and payable pursuant to Section 8.3 hereof, or
(ii)    the giving of notice by the Administrative Agent, acting at the direction, or with the consent, of the Required Lenders, to the Borrower that the Commitments have been terminated pursuant to Section 8.3 hereof.
"Compliance Certificate" means a certificate duly completed and executed by an Authorized Financial Officer of the Borrower, substantially in the form of Exhibit E hereto, as amended, supplemented, amended and restated or otherwise modified from time to time, together with such changes thereto as the Administrative Agent may from time to time reasonably request for the purpose of monitoring the Borrower's compliance with the financial covenants contained herein, including, without limitation, with respect to the Qualified Unencumbered Pool Properties, Adjusted Net Operating Income, and the Total Leverage Ratio.
"Confidential Information" is defined in Section 10.10 hereof.
"Confidential Memorandum" means the April 2015 Confidential Information Memorandum prepared by the Arrangers relating to Strategic Hotel & Resorts, Inc. and the Facility.
"Consolidated" or "consolidated" means "consolidated" in accordance with GAAP.
"Consolidated EBITDA" means, for any period, Consolidated Net Income for such period, adjusted by (x) adding thereto (i) to the extent actually deducted in determining said Consolidated Net Income, consolidated interest expense, minority interest and provision for taxes for such period (excluding, however, consolidated interest expense and taxes attributable to Unconsolidated Subsidiaries of the Guarantor and any of its Subsidiaries), (ii) the amount of all amortization of intangibles and depreciation that were deducted determining Consolidated Net Income for such period, (iii) any non-cash compensation expense, and (iv) any non-recurring non-cash charges in such period to the extent that (A) such non-cash charges do not give rise to a liability that would be required to be reflected on the consolidated balance sheet of the Guarantor (and so long as no cash payments or cash expenses will be associated therewith (whether in the current period or for any future period)) and (B) same were deducted in determining Consolidated Net Income for such period, and (y) subtracting therefrom, to the extent included in determining Consolidated Net Income for such period, the amount of non-recurring non-cash gains during such period; provided that Consolidated EBITDA shall be determined without giving effect to any extraordinary gains or losses (including any taxes attributable to any such extraordinary gains or losses) or gains or losses (including any taxes attributable to such gains or losses) from sales of assets other than from sales of inventory (excluding real property) in the ordinary course of business and foreign currency exchange gain or loss applicable to third party and Intercompany Indebtedness and certain balance sheet items held by foreign Subsidiaries of Borrower.
"Consolidated Group" means, collectively, Borrower, Guarantor and their Subsidiaries, determined in accordance with GAAP.
"Consolidated Group Properties" means those Properties owned or leased by a member of the Consolidated Group.
"Consolidated Net Income" means, for any period, the consolidated net income (or loss) of the Consolidated Group for such period; provided that (without duplication of exclusions) (i) the net income of any member of the Consolidated Group (to the extent otherwise included in determining Consolidated Net Income) shall be excluded to the extent that the declaration or payment of dividends and distributions by such Person of net income is not permitted at the date of determination without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Person or its equityholders, as applicable, and (ii) except for determinations expressly required to be made on a pro forma basis, the net income (or loss) of any member of the Consolidated Group accrued prior to the date it becomes a member of the Consolidated Group, or the date that all or substantially all of the property or assets of such Person are acquired by a member of the Consolidated Group, shall be excluded from such determination.
"Consolidated Tangible Net Worth" means, at any time, the tangible net worth of the Consolidated Group determined in accordance with GAAP, calculated based on (a) the shareholder book equity of Guarantor's common Capital Stock, plus (b) accumulated depreciation and amortization of the Consolidated Group, plus (c) to the extent not included in clause (a), the amount properly attributable to the minority interests, if any, shown on the Guarantor's balance sheet, in each case determined without duplication and in accordance with GAAP, and excluding (d) any goodwill and any currency translation adjustment.
"Construction Cost" means, with respect to rehabilitations, renovations or construction of Properties in which work has begun but has not yet been substantially completed (substantial completion shall be deemed to mean not less than ninety percent (90%) completion, as such completion shall be evidenced by a certificate of occupancy or its equivalent or, in the case of condominium conversions the sale to buyers of portions of such Property), the aggregate, good faith estimated cost of construction of such improvements (including, where applicable, land Acquisition Costs).
"Contingent Hedged Indebtedness" means Indebtedness that is required to be hedged under the applicable loan documentation either because interest rates or an index reach a specified level or certain financial performance conditions have been triggered; the Indebtedness that currently qualifies as Contingent Hedged Indebtedness is set forth on Schedule V, as such Schedule may be amended by Borrower during the Term but only with Administrative Agent's reasonable approval.
"Contingent Obligation" means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, with or without recourse, to provide funds for payment to, to purchase from, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of scheduled dividends or other distributions upon the shares of any other Person. The amount of any Person's obligation under any Contingent Obligation shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of the debt, obligation or other liability guaranteed thereby or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith. Notwithstanding the foregoing, the term "Contingent Obligation" shall not include (a) endorsements of instruments for deposit or collection in the ordinary course of business, (b) guarantees made by a Person of the obligations of a Subsidiary of such Person that do not constitute Indebtedness of such Subsidiary and are incurred in the ordinary course of business of such Subsidiary, (c) any portion of the Commitment Amount which at any time is unused, and (d) any portion of an obligation which would otherwise be considered to be a Contingent Obligation if such portion is secured by cash or Cash Equivalents, but Contingent Obligations shall include the deferred purchase price of property or services which is not yet a liquidated sum. In addition, a guaranty of completion shall not be deemed to be Contingent Obligation unless and until a claim for payment has been made thereunder, at which time such guaranty of completion shall be deemed to be a Contingent Obligation in an amount equal to such claim.

"Continuation/Conversion Notice" means a notice of continuation or conversion and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit C hereto.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
"Co-Syndication Agents" means JPMorgan Chase Bank, N.A. and Bank of America, N.A.
"Credit Extension" means, as the context may require,
(a)    the making of Loan by a Lender; or
(b)    the issuance of any Letter of Credit, or the extension of any Stated Expiry Date of any existing Letter of Credit, by the Issuer.
"Current Preferred Dividend" is defined in Section 7.2.6(a)(iii).
"DBNY" is defined in the preamble.
"Deemed FF&E Reserves" means, with respect to any Property, for any period, a deemed reserve funding for FF&E equal to four percent (4%) of Gross Hotel Revenues, for such Property for such period.
"Deemed Management Fees" means, with respect to any Property, for any period, a deemed base management fee in an amount equal to the greater of the actual management fees payable in such period for such Property and three percent (3%) of Gross Hotel Revenues, for such Property for such period.
"Default" means any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.
"Defaulting Lender" means any Lender with respect to which a Lender Default is in effect.
"Development Cost" means, with respect to any Development Property, the undepreciated "book value" of such Development Property, calculated in accordance with GAAP.
"Development Property" means a Property being developed or redeveloped by the applicable Property Owner such that fifty percent (50%) or more of the units at such Property are under construction, development or redevelopment and not open for business to the general public, until such time as such Property (or the relevant portion thereof) has opened to the general public for a period of twelve (12) calendar months.

"Disbursement" is defined in Section 2.8.2.
"Disbursement Date" is defined in Section 2.8.2.
"Disclosure Schedule" means the Disclosure Schedule attached hereto as Schedule III, as it may be amended, supplemented, amended and restated or otherwise modified from time to time by the Borrower with the written consent of the Administrative Agent, provided that the consent of the Administrative Agent shall not be required to modify the Disclosure Schedule in a manner that causes the representations and warranties set forth herein to remain true and correct as long as the state of facts reflected in the modified Disclosure Schedule would not constitute a material change from the state of facts reflected prior to such modification or a breach of the covenants set forth herein.
"Disposition" means the sale, conveyance or other disposition of any Consolidated Group Property, material business or other material property, interests or assets by the Borrower or any Subsidiary (including Capital Stock owned by, the Borrower or such Subsidiary, and in all cases whether now owned or hereafter acquired).
"Dividend" with respect to any Person means that such Person has declared or paid a dividend or distribution or returned any equity capital to its stockholders, partners, members or other holders of its Capital Stock or authorized or made any other distribution, payment or delivery of property or cash to its holders of Capital Stock as such, or redeemed, retired, purchased, repurchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its Capital Stock outstanding on or after the Closing Date (or any options or warrants issued by such Person with respect to its Capital Stock), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the Capital Stock of such Person outstanding on or after the Closing Date (or any options or warrants issued by such Person with respect to its Capital Stock). Without limiting the foregoing, "dividends" with respect to any Person shall also include all payments made (or required to be made in the applicable period) by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes, in each case except to the extent (a) the same are paid in common stock of the Guarantor or (b) such payments reduced Consolidated EBITDA.
"Dollar" and the sign "$" means lawful money of the United States of America.
"Domestic Office" means, relative to any Lender, the office of such Lender designated below its name in Annex I hereto or as set forth in a Lender Assignment Agreement, or such other office of a Lender (or any successor or assign of a Lender) within the United States as may be designated from time to time by notice from a Lender, as the case may be, to each other Person or party hereto.

"Domestic Subsidiary" means a Subsidiary formed or organized under the laws of the United States or any state thereof.
"Eligible Assignee" means and includes any Lender (and any Affiliate thereof), an Approved Fund, any commercial bank, any financial institution, any finance company, any fund that is regularly engaged in making, purchasing or investing in loans or any other Person that would satisfy the requirements of an "accredited investor" (as defined in SEC Regulation D, but excluding a natural person), but shall not include Borrower, its Subsidiaries or any of their Affiliates.
"Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by the Borrower, Guarantor or any of their respective Subsidiaries (a) in the ordinary course of such Person's business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, "Claims"), including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.
"Environmental Laws" means any and all present and future laws, statutes, ordinances, rules, regulations, requirements, restrictions, permits, orders, and determinations of any governmental authority that have the force and effect of law, pertaining to pollution (including Hazardous Materials), natural resources or the environment, whether federal, state, or local, including environmental response laws such as the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, and as the same may be further amended (hereinafter collectively called "CERCLA").
"Environmental Occurrence" means any occurrence or event that would cause the representations set forth in Section 6.12 to become untrue in any material respect.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and regulations promulgated thereunder.
"ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

"ERISA Event" means any of the following if such event or occurrence could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) the failure to make a required contribution to a Pension Plan or a Multiemployer Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization or insolvent; (d) the filing of a notice of intent to terminate a Pension Plan or a Multiemployer Plan, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA, for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the occurrence of a reportable event described in Section 4043(c) of ERISA with respect to any Pension Plan or Multiemployer Plan; or (g) the imposition of any liability under Title IV of ERISA other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
"Event of Default" is defined in Section 8.1.
"Excess Cash Collateral" is defined in Section 2.8.7.
"Exchange Act" means the Securities Exchange Act of 1934, as amended.
“Extended Letter of Credit” shall have such meaning as set forth in Section 2.8.4.
“Facility” means the $750,000,000 senior unsecured credit facilities (as such amount may be increased or reduced as set forth herein) evidenced by this Agreement, as the same may be amended, supplemented, amended and restated or otherwise modified from time to time and in effect on such date.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any intergovernmental agreement entered into in connection with the implementation of such Sections of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement. For purposes of determining withholding Taxes under the Foreign Account Tax Compliance Act (“FATCA”), Borrower and Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).
"Federal Funds Rate" means, for any day, a fluctuating interest rate equal to:
(a)    the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or
(b)    if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Lender from three federal funds brokers of recognized standing selected by it.
"Fee Letters" means those certain confidential letters, dated as of the Closing Date between the Borrower, the Arrangers, the Lenders, and the Administrative Agent.
"Fee Owner" means the lessor under a Ground Lease including, but not limited to, Indian Creek Investors, Inc., the fee owner of the Marriott Lincolnshire.
"FF&E" means furniture, fixtures, and equipment.
"Fiscal Quarter" means any quarter of a Fiscal Year ending on the last day of March, June, September or December.
"Fiscal Year" means any period of twelve (12) consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the "2015 Fiscal Year") refer to the Fiscal Year ending on December 31 of such calendar year.
"Fiscal Year End" is defined in Section 7.1.10.
"Foreign Subsidiary" means a Subsidiary that does not, directly or indirectly, own a Qualified Unencumbered Pool Property or any interest therein and (x) that is a non-Domestic Subsidiary or (y) the only material assets of which consist of the Capital Stock of a non-Domestic Subsidiary.
"F.R.S. Board" means the Board of Governors of the U.S. Federal Reserve System or any successor thereto.
"Funds From Operations" shall be determined in the same manner as "Comparable Funds From Operations" set forth in the Borrower's most recent financial statements submitted to Administrative Agent.
"GAAP" is defined in Section 1.4.

"Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.
"Gross Asset Value" means, as of any date of determination:
(1) for any Consolidated Group Property other than New Acquisitions and Development Properties, the Adjusted Net Operating Income, as of the close of the then most recently ended Fiscal Quarter computed for the period consisting of such Fiscal Quarter and each of the three immediately preceding Fiscal Quarters, for such Property divided by the Capitalization Rate; and
(2) for any other Property:
(a)    for each Consolidated Group Property that is a New Acquisition and that is not a Development Property, an amount equal to the Acquisition Cost with respect thereto;
(b)    for each Consolidated Group Property that is a Development Property, an amount equal to the Development Cost of such Property; and
at any time and for any Property that is not a Consolidated Group Property, an amount equal to Borrower’s share, based on its Share of the Unconsolidated Subsidiary that is the Property Owner of such Property, of the Gross Asset Value that would have been attributable to such Property pursuant to clauses (1), (2)(a), or (2)(b) of this definition if such Property were a Consolidated Group Property; provided, however, that the Gross Asset Value of any Property that is subjected to a condominium regime or similar structure for the purpose of timeshare, condominium hotel, or fractional interest or similar development will be (i) for the portion of the Property to be retained by Borrower (or its Subsidiary) to be operated as a traditional hotel and (ii) for the portion of the Property to be held for sale, the undepreciated “book value” of such portion of the Property.
"Gross Hotel Revenues" means for all Properties, all revenues and receipts of every kind derived from operating such Properties, as the case may be, and parts thereof, including, but not limited to: income (from both cash and credit transactions), before commissions and discounts for prompt or cash payments, from rentals or sales of rooms, stores, offices, meeting space, exhibit space, or sales space of every kind (including rentals from timeshare marketing and sales desks); license, lease, and concession fees and rentals (not including gross receipts of licensees, lessees, and concessionaires); net income from vending machines; health club membership fees; food and beverage sales; sales of merchandise (other than proceeds from the sale of FF&E no longer necessary to the operation of such Properties); service charges, to the extent not distributed to the employees at such Properties as, or in lieu of, gratuities; interest which accrues on amounts deposited in any FF&E reserve account and proceeds, if any, from business interruption or other loss of income insurance; provided, however, that Gross Hotel Revenues shall not include the following: gratuities to employees of such Properties; federal, state, or municipal excise, sales, use, or similar taxes collected directly from tenants, patrons, or guests or included as part of the sales price of any goods or services; insurance proceeds (other than proceeds from business interruption or other loss of income insurance); condemnation proceeds; or any proceeds from the sale of all or a portion of such Properties, including the sale of any condominium units, time shares or similar fractional ownership interests at a Property.
"Ground Lease" means any long-term Lease of land in which Borrower or any of its Affiliates is the tenant of a Qualified Unencumbered Pool Property and is allowed to improve the land and use it for the term of the Lease, including the Ground Lease for the Marriott Lincolnshire and the Scottsdale Fairmont Princess.
"Ground Lessee" means the Subsidiary that is the tenant under any Ground Lease, including, but not limited to, the Property Owner that is the ground lessee of the Marriott Lincolnshire or the Scottsdale Fairmont Princess.
"Guarantor" means Strategic Hotels & Resorts, Inc.
"Guaranty" is defined in Section 5.1.3.
"Hazardous Materials" means any substance that is defined or listed as a hazardous, toxic or dangerous substance under any present or future Environmental Law or that is otherwise regulated or prohibited or subject to investigation or remediation under any present or future Environmental Law because of its hazardous, toxic, or dangerous properties, including (a) any substance that is a "hazardous substance" under CERCLA and (b) petroleum wastes or products.
"Hedging Agreements" means any Interest Rate Protection Agreements and any foreign exchange contracts, currency swap agreements, commodity agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency values or instruments to hedge and protect against fluctuations in the Guarantor's, Borrower's and/or their Subsidiaries cash flow and earnings from changes in financial markets, including, without limitation, any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and any and all transactions of any kind, and their related confirmations and schedules, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.
"herein," "hereof," "hereto," "hereunder" and similar terms contained in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular Section, paragraph or provision of this Agreement or such other Loan Document.
"Impermissible Qualification" means, relative to the opinion or certification of any Independent public accountant as to any financial statement of the Borrower, any qualification or exception to such opinion or certification
(a)    which questions the status of the Borrower and its Subsidiaries, taken as a whole, as a "going concern";
(b)    which relates to the limited scope of examination of any material portion of the records of the Borrower and its Subsidiaries relevant to such financial statement; or
(c)    which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause the Borrower to be in default of any of its obligations under Section 7.2.4.
"including" and "include" means including without limiting the generality of any description preceding such term.
"Increase Effective Date" is defined in Section 2.4.3(a).
"Indebtedness" means, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services (excluding accounts payable, current trade liabilities and accrued expenses arising in the ordinary course of business), (ii) the maximum amount available to be drawn under all letters of credit issued for the account of such Person and all unpaid drawings in respect of such letters of credit, (iii) all Indebtedness of the types described in clause (i), (ii), (iv), (v) or (vi) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of such Indebtedness or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, as determined by such Person in good faith), (iv) all obligations for the payment of money relating to a Capitalized Lease Liability, (v) all Contingent Obligations of such Person and (vi) all obligations under any Hedging Agreement or under any similar type of agreement.
"Indemnified Liabilities" is defined in Section 10.3.
"Indemnitees" is defined in Section 10.3.
"Independent" means, when used with respect to any Person, a Person who: (i) does not have any direct financial interest or any material indirect financial interest in Borrower or in any Affiliate of Borrower, (ii) is not connected with any Borrower or any Affiliate of Borrower as an officer, employee, promoter, underwriter, trustee, partner, member, manager, creditor, director, supplier, customer or person performing similar functions and (iii) is not a member of the immediate family of a Person defined in (i) or (ii) above.
"Initial Unencumbered Pool Properties" means, individually and collectively, each of the Qualified Unencumbered Pool Properties listed on Schedule I hereto.
"Insurance Policies" means satisfactory evidence (including appropriate certificates or certified copies of policies) of insurance and reinsurance policies (whether individual or blanket).
"Intercompany Indebtedness" means certain intercompany indebtedness relating to the Properties and described on Schedule II and any additional intercompany Indebtedness relating to a Property or an Affiliate incurred in accordance with Section 7.1.8 hereof.
"Interest Period" means, relative to any LIBO Rate Loan, the period beginning on (and including) the date on which such LIBO Rate Loan is made or continued as, or converted into, a LIBO Rate Loan pursuant to Section Section 2.5 or 2.6 and shall end on (but exclude) the day which numerically corresponds to such date one, two, three or six months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), as the Borrower may select in its relevant notice pursuant to Section 2.5 or Section 2.6; provided, however, that:
(a)    the Borrower shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than five different dates;
(b)    if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day);

(c)    no Interest Period for any LIBO Rate Loan may end later than the Maturity Date; and
(d)    no Interest Period may be elected at any time when an Event of Default is then in existence unless Lenders in their sole discretion otherwise agree.
"Interest Rate Protection Agreement" means any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.
"Investment" means, relative to any Person,
(a)    any loan or advance made by such Person to any other Person;
(b)    any Contingent Obligation of such Person incurred in connection with loans or advances described in clause (a) above;
(c)    any ownership or similar interest held or acquired by such Person in any other Person and any capital contribution made by such Person in any other Person; and
(d)    any other acquisition by such Person of any assets or properties of another Person outside the ordinary course of business of such first Person.
The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity, or distributions or dividends paid, thereon and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair value of such property at the time of such Investment, as determined in good faith by the Borrower.
“Investment Grade Rating Period” shall mean the Guarantor’s long-term senior unsecured indebtedness is rated Baa3 or higher by Moody’s and BBB- or higher by S&P.
"Issuance Request" means a Letter of Credit request and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit B-2 hereto, including Borrower's certified calculation of the Available Commitment after giving effect to the issuance of the Letter of Credit requested thereunder and certification by such Authorized Officer that, after giving pro forma effect to the issuance of the Letter of Credit requested thereunder, Borrower remains in compliance with Section 7.2.4(e)-(f).
"Issuer" means, individually and collectively, DBNY, JPMorgan Chase Bank, N.A., and Bank of America, N.A., each in its capacity as issuer of the Letters of Credit, together with each other Person as shall have subsequently been appointed as the successor Issuer in accordance with

Section 9.9. At the request of Borrower, upon providing notice to Administrative Agent, another Lender with a Revolving Loan Commitment or an Affiliate of DBNY, JPMorgan Chase Bank, N.A., or Bank of America, N.A. may, with such other Lender's or Affiliate's (as applicable) consent, in its sole discretion, to issue one or more Letters of Credit hereunder and shall be deemed to be an Issuer as to its pro rata share of the Letter of Credit Commitment Amount.
"Joinder" means a Joinder duly executed by an Authorized Officer of any Subsidiary, substantially in the form of Exhibit H-2 hereto.
"Joint Book Running Managers" means Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC.
"Joint Venture" means a partnership, limited liability company, corporation or other entity held or owned, directly or indirectly, jointly by the Guarantor, Borrower or a Subsidiary of Borrower and one or more Persons which Persons are not Consolidated with Borrower.
"Lease" means any lease, sublease or sub-sublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person, other than an Affiliate or a manager, is granted by Borrower a possessory interest in, or right to use or occupy all or any portion of any space in any Qualified Unencumbered Pool Properties, and every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.
"Legal Requirements" shall mean all present and future laws, statutes, codes, ordinances, orders, judgments, decrees, injunctions, rules, regulations and requirements, and irrespective of the nature of the work to be done, of every Governmental Authority including, without limitation, Environmental Laws and all covenants, restrictions and conditions now or hereafter of record which may be applicable to Borrower or to the Property, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of the Property, including, without limitation, building and zoning codes and ordinances and laws relating to handicapped accessibility.
"Lender Assignment Agreement" means a lender assignment agreement substantially in the form of Exhibit F hereto.
"Lender Default" means (i) the wrongful refusal (which has not been retracted) or the failure of a Lender to make available its portion of any Borrowing or to fund its portion of any unreimbursed payment or to purchase participating interests under Section 2.8.1 or (ii) a Lender having notified in writing any Borrower and/or the Administrative Agent that such Lender does not intend to comply with its obligations under Section 2.5 in circumstances where such non-compliance would constitute a breach of such Lender's obligations under the respective Section.
"Lenders" is defined in the preamble and in addition shall include any Eligible Assignee that becomes a Lender pursuant to Section 10.9.1.
"Letter of Credit" is defined in Section 2.3.1(a).
"Letter of Credit Collateral" is defined in Section 8.4(b).
"Letter of Credit Collateral Account" is defined in Section 8.4(a).
"Letter of Credit Commitment" means, with respect to the Issuer, the Issuer's obligation to issue Letters of Credit pursuant to Section 2.3 and, with respect to each of the other Lenders that has a Revolving Loan Commitment, the obligations of each such Lender to participate in such Letters of Credit pursuant to Section 2.8.1.
"Letter of Credit Commitment Amount" means, on any date, a maximum amount equal to the lesser of (i) SIXTY MILLION DOLLARS ($60,000,000.00), as such amount may be permanently reduced from time to time pursuant to Section 2.4, and (ii) the Revolving Loan Commitment Amount on such date.
"Letter of Credit Outstandings" means, on any date, an amount equal to the sum of the then aggregate amount which is undrawn and available under all issued and outstanding Letters of Credit, plus the then aggregate amount of all unpaid and outstanding Reimbursement Obligations.
"LIBO Office" means, relative to any Lender, the office of such Lender designated below its name in Annex I hereto or as set forth in a Lender Assignment Agreement, or such other office of a Lender as designated from time to time by notice from such Lender to the Borrower and the Administrative Agent, whether or not outside the United States, which shall be making or maintaining LIBO Rate Loans of such Lender hereunder.
"LIBO Rate" means, with respect to each day during each Interest Period pertaining to a LIBO Rate Loan, the rate of interest per annum equal to the Intercontinental Exchange Group Inc.'s LIBOR Rate ("ICE LIBOR"), as published by Reuters (or other commercially available source providing quotations of ICE LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; but if the LIBO Rate determined as provided above would be less than zero (0), the LIBO Rate shall be deemed to be zero (0).

"LIBO Rate Loan" means a Revolving Loan bearing interest, at all times during an Interest Period applicable to such Revolving Loan, at a fixed rate of interest determined by reference to the LIBO Rate.
"Lien" means any mortgage, deed of trust, pledge, security interest, hypothecation, charge, lien (statutory or other), escrow or similar encumbrance of any kind, or any other type of similar preferential arrangement (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).
"Loan Documents" means, collectively, this Agreement, the Notes (if any), the Letters of Credit, the Guaranty, the Subsidiary Guaranty, the Fee Letters, each Borrowing Request and each Issuance Request.
"Loans" means a Revolving Loan or a Term Loan of any Type.
"Marriott Lincolnshire" means that certain Property currently referred to as Lincolnshire Marriott and located at Ten Marriott Drive, Lincolnshire, Illinois.
"Material Adverse Effect" means a circumstance or condition that, either individually or in the aggregate has had, or could reasonably be expected to have, a material adverse effect on (i) the business, assets, operations, properties, or financial condition of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under this Agreement and the other Loan Documents taken as a whole, (iii) the ability of the Guarantor and the Subsidiary Guarantors, taken together as a whole, to perform their obligations under this Agreement and the other Loan Documents taken as a whole, (iv) the legality, validity or enforceability of the Loan Documents taken as a whole, or (v) the rights and remedies of the Administrative Agent and the Lenders under this Agreement and the other Loan Documents.
"Material Agreements" means any license, contract, joint venture, management, or other agreement other than the Loan Documents, the loss of which could reasonably be expected to have a Material Adverse Effect.
"Maturity Date" means May 27, 2020 (i.e., the five-year anniversary date of the Closing Date).
"Mezzanine Indebtedness" means Non-Recourse Indebtedness secured by direct or indirect beneficial interests in the Capital Stock of a Property Owner or Operating Lessee and customary recourse guaranties provided in connection therewith.
"Monthly Payment Date" means the last day of each calendar month, or, if any such day is not a Business Day, the next succeeding Business Day.

"Moody's" means Moody's Investors Service, Inc.
"Mortgage Indebtedness" means (x) with respect to any Property located in the United States, Property-level Non-Recourse Indebtedness, where the borrower under such Indebtedness is a special purpose bankruptcy-remote entity, and (y) with respect to any Property located other than in the United States, Indebtedness described in (x) or Non-Recourse Indebtedness secured by a mortgage (or local equivalent) on such Property, where the borrower under such Indebtedness and the owner of such Property are each foreign (non-Domestic) Subsidiaries of the Borrower.
"Multiemployer Plan" means a "multiemployer plan," within the meaning of Section 4001(a)(3) of ERISA, with respect to which the Borrower or any ERISA Affiliate may have any liability.
"NAIC" means the National Association of Insurance Commissioners or any successor thereto with similar authority.
“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.
"Net Operating Income" means the amount obtained by subtracting Operating Expenses from Operating Income.
"Net Termination Value" means at any time, with respect to all Hedging Agreements for which a Net Termination Value is being determined, the excess, if positive, of (i) the aggregate of the unrealized net loss position, if any, of the Guarantor, Borrower and/or their Subsidiaries under each such Hedging Agreement on a marked-to-market basis determined no more than one month prior to such time less (ii) the aggregate of the unrealized net gain position, if any, of the Guarantor, Borrower and/or their Subsidiaries under each such Hedging Agreement on a marked-to-market basis determined no more than one (1) month prior to such time, with each marked-to market determination made pursuant to clauses (i) and (ii) above in connection with a determination of "Net Termination Value" to be made on the same date.
"New Acquisitions" means a Property that has been owned or leased for fewer than twelve (12) full calendar months.
"New Lender" is defined in Section 2.4.3(a).

"Non-Defaulting Lender" means and includes each Lender other than a "Defaulting Lender."
"Non-Recourse Indebtedness" means Indebtedness with respect to which the right of recovery of the obligee is limited to recourse against the collateral securing such Indebtedness or, if the obligor is a Subsidiary of Borrower structured as a "special/single purpose entity" the assets of which consist primarily of either a Property or direct or indirect interests in the Capital Stock of a Property Owner, then the right of recovery of the obligee is limited to the assets of the special/single purpose entities that are the obligor(s) with respect to such Indebtedness. Notwithstanding the foregoing, Non-Recourse Indebtedness may include customary "bad boy" recourse guaranties provided by or on behalf of the obligor in connection therewith. For the avoidance of doubt, Non-Recourse Indebtedness shall not include any Indebtedness that is guaranteed, whether partially or entirely, by recourse payment guaranties provided by or on behalf of the obligor in connection therewith (other than customary "bad boy" recourse guaranties referred to in the previous sentence).
"Non-U.S. Lender" is defined in clause (e) of Section 4.6.
"Non-U.S. Participant" means a Participant that is not incorporated or organized in or under the laws of the United States or a state thereof.
"Note" means, as the context requires, a Term Loan Note or a Revolving Note.
"Obligations" means all monetary obligations (whether absolute or contingent, matured or unmatured, direct or indirect, choate or inchoate, sole, joint, several or joint and several, due or to become due, heretofore or hereafter contracted or acquired) of the Borrower, Guarantor and each Subsidiary Guarantor to any Lender or the Issuer or the Administrative Agent arising under this Agreement, the Notes, the Letters of Credit and each other Loan Document.
"OFAC" means the Office of Foreign Assets Control of the U.S. Department of the Treasury.
"Operating Expenses" means, for any specified period and any Property, without duplication, all expenses actually paid or payable by or on behalf of Property Owner during such period in connection with the ownership or operation of the Property, including costs (including labor) of providing services including rooms, food and beverage, telecommunications, garage and parking and other operating departments, as well as real estate and other business taxes, rental expenses, insurance premiums, utilities costs, administrative and general costs, repairs and maintenance costs, third-party franchise fees, other costs and expenses relating to the Property, legal expenses (incurred in connection with the ordinary course operation of the Property), determined, in each case on an accrual basis, in accordance with GAAP. "Operating Expenses" shall not include (i) depreciation or amortization or other noncash items, (ii) the principal of and interest on Indebtedness for borrowed money, (iii) income taxes or other taxes in the nature of income taxes, (iv) any expenses (including legal, accounting and other professional fees, expenses and disbursements) incurred in connection with and allocable to the issuance of the Revolving Note, (v) distributions to the shareholders of the Property Owner or (vi) Capital Expenditures or management fees actually paid or payable by or on behalf of Property Owner during such period.
"Operating Income" means for any specified period and any Property, all income received by Property Owner from any Person during such period in connection with the ownership or operation of the Property, determined on an accrual basis of accounting determined in accordance with GAAP, including the following:
(i)    all amounts payable to Property Owner or to the applicable manager for the account of Property Owner by any Person as rent and/or Gross Hotel Revenues;
(ii)    all amounts payable to Property Owner pursuant to any reciprocal easement and/or operating agreements, covenants, conditions and restrictions, condominium documents and similar agreements affecting the Property and binding upon and/or benefiting Property Owner and other third parties, but specifically excluding any management agreement;
(iii)    condemnation awards to the extent that such awards are compensation for lost rent allocable to such specified period;
(iv)    business interruption and loss of "rental value" insurance proceeds (but allocating such proceeds to the period to which they relate); and
(v)    all investment income with respect to any collateral accounts.
Notwithstanding the foregoing clauses (i) through (v), Operating Income shall not include (A) any insurance proceeds (other than of the types described in clauses (iii) and (iv) above), (B) any proceeds resulting from the sale, exchange, transfer, financing or refinancing of all or any part of the Property (other than of the types described in clause (i), (iii) and (v) above), (C) any repayments received from tenants of principal loaned or advanced to tenants by Property Owner, (D) any type of income that would otherwise be considered Operating Income pursuant to the provisions above but is paid directly by any tenant to a Person other than Property Owner or its agent and (E) any fees or other amounts payable by a tenant or another Person to Property Owner that are reimbursable to tenant or such other Person.
"Operating Lessee" means a Taxable REIT Subsidiary that is owned, directly or indirectly, wholly or through a Joint Venture, by the Borrower and that leases a Property.

"Organizational Document" means, relative to Borrower, each Subsidiary and Guarantor or Joint Venture, as applicable, its certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of formation or limited liability company agreement and any certificate of designations or similar instrument relating to the rights of shareholder, including preferred shareholders, of such Person.
“Original Credit Agreement” shall have the meaning set forth in the recitals to this Agreement.
"Other Taxes" means any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Document.
"Ownership Entity" means (i) each Property Owner of a Qualified Unencumbered Pool Property, (ii) each Operating Lessee of a Qualified Unencumbered Pool Property, and (iii) any other wholly-owned Subsidiary of Borrower that directly or indirectly owns Capital Stock in such Property Owner or Operating Lessee.
"Participant" is defined in Section 10.9.2.
"Participant Register" is defined in Section 10.9.2.
"Patriot Act" is defined in Section 6.20.
"PBGC" means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.
"Pension Plan" means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA (other than a Multiemployer Plan) with respect to which the Borrower or any ERISA Affiliate may have any liability.
"Percentage" means, relative to any Lender, the applicable fraction, expressed as a percentage, relating to Revolving Loans and Letter of Credit Outstandings, the numerator of which shall be such Lender's respective Commitment and the denominator of which shall be the Commitment Amount, as such percentage may be adjusted from time to time.
"Permitted Construction Indebtedness" means Indebtedness for Construction Costs secured by, a Property and/or the Capital Stock of a Property Owner (including customary completion guaranties and recourse guaranties provided in connection therewith), where the borrower under such Indebtedness is a special purpose bankruptcy-remote entity, which does not provide for or require any pre-event of default cash flow sweeps or cash traps, whether resulting from low debt service coverage or otherwise, and the maximum principal amount of which does not exceed seventy-five percent (75%) of the Construction Costs of such Property.
"Permitted Debt" means, with respect to any Qualified Unencumbered Pool Property or Ownership Entity: (a) trade payables incurred in the ordinary course of such Ownership Entity's business, not secured by Liens on the Qualified Unencumbered Pool Property or the Capital Stock of an Ownership Entity, not exceeding one percent (1%) of the Gross Asset Value of such Qualified Unencumbered Pool Property at any one time outstanding, payable by or on behalf of the Ownership Entity for or in respect of the operation of the Qualified Unencumbered Pool Property in the ordinary course of operating such Ownership Entity's business, provided that (but subject to the remaining terms of this definition) each such amount shall be paid within sixty (60) days following the date on which each such amount is incurred (except in the case of a bona fide dispute being diligently contested in good faith and for which adequate reserves have been set aside), (b) purchase money indebtedness, capital lease obligations or other indebtedness, in each case for FF&E incurred in the ordinary course of business (but, in any case, not with respect to Property acquisitions or in any event recourse to Borrower or Guarantor) in the aggregate not exceeding three percent (3%) of the Gross Asset Value of such Qualified Unencumbered Pool Property at any one time outstanding with respect to such Qualified Unencumbered Pool Property, (c) the Intercompany Indebtedness, (d) indebtedness under this Agreement, and (e) obligations due and payable by Borrower pursuant to a permitted Material Agreement, hotel management agreement or any other agreement approved by Administrative Agent and not secured by Liens on such Qualified Unencumbered Pool Property or Ownership Entity's Capital Stock, each in the ordinary course of operating such Qualified Unencumbered Pool Property.
"Permitted Liens" means, with respect to a Qualified Unencumbered Pool Property or an Ownership Entity:
(a)    Liens for taxes, assessments or governmental charges or levies on such Qualified Unencumbered Pool Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves shall have been set aside on the books of the Borrower or the applicable Ownership Entity;
(b)    Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than sixty (60) days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on the books of the Borrower or such Ownership Entity;

(c)    Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workmen's compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory and regulatory obligations, bids, leases and contracts or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety bonds or performance or return-of-money bonds;
(d)    Liens securing permitted indebtedness of the type described in clause (b) of the definition of Permitted Debt so long as such Lien is only in respect of the specific property relating to such obligation;
(e)    Liens securing Intercompany Indebtedness;
(f)    Easements, rights-of-way, municipal and zoning ordinances or similar restrictions, minor defects or irregularities in title and other similar charges or encumbrances against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material and adverse way affect the marketability of the Qualified Unencumbered Pool Property or interfere with the use thereof in the business of the Borrower or its Subsidiaries;
(g)    Liens arising solely by virtue of any statutory or common law provision relating to banks' liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution, provided that such deposit account is not a cash collateral account;
(h)    Leases for space entered into in the ordinary course of business affecting any Property (to tenants as tenants only, without purchase rights or options);
(i)    Liens and security interests created or permitted by the Loan Documents;
(j)    with respect to the Qualified Unencumbered Pool Properties, all Liens, encumbrances and other matters approved by Administrative Agent, but in no event any Mortgage Indebtedness or Mezzanine Indebtedness;
(k)    operating leases between Property Owners and Operating Lessees; and
(l)    hotel management agreements and similar contractual arrangements between Ownership Entities and Independent hotel management companies; provided, however, Permitted Liens shall not include any Liens filed following a breach, default or funding failure by a Property Owner and/or Operating Lessee under any such agreement or arrangement.
"Person" means any natural person, corporation, limited liability company, partnership, joint venture, joint stock company, firm, association, trust or unincorporated organization, government, governmental agency, court or any other legal entity, whether acting in an individual, fiduciary or other capacity.
"Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Borrower sponsors or maintains or to which the Borrower makes, is making or is obligated to make contributions and includes any Pension Plan.
"Post-Increase Lenders" is defined in Section 2.4.3(c).
"Pre-Increase Lenders" is defined in Section 2.4.3(c).
"Projections" is defined in Section 5.1.13(b).
"Properties" means all hotels and resorts owned or leased by Guarantor, Borrower or any of its Subsidiaries or Unconsolidated Subsidiaries. Schedule IV contains a list of the Properties as of the Closing Date.
"Property Owner" means a Person that is the fee owner or ground lessee of a Property.
"Qualified Ground Lease" means a ground lease that (x) has a remaining term of at least thirty (30) years (including, for this purpose, any renewal option exercisable at the sole option of the ground lessee with no veto or approval rights by the ground lessor or any lender to such ground lessor), (y) can be mortgaged without the consent of the ground lessor and (z) contains customary leasehold mortgagee protection rights (including, without limitation, the right to receive notice of any ground lease default, the right to cure any such default and the right to a new ground lease in favor of the leasehold mortgagee or its designee in the event that the ground lease should terminate on account of a default thereunder or for any other reason) as reasonably determined by the Administrative Agent. As of the date hereof, the Ground Leases for Lincolnshire Marriott and Scottsdale Fairmont Princess are deemed Qualified Ground Leases.
“Qualified Unencumbered Pool Property” shall have the meaning set forth in Section 7.1.18.
"Quarterly Payment Date" means the last day of each March, June, September and December, or, if any such day is not a Business Day, the next succeeding Business Day.

"Real Estate" means all land, buildings and improvements owned or leased by the Borrower or any of its Subsidiaries, but excluding all operating fixtures and equipment, whether or not incorporated into improvements.
"Recourse Indebtedness" means Indebtedness that is not Non-Recourse Indebtedness.
"Register" is defined in Section 10.9.1(c).
"Reimbursement Obligation" is defined in Section 2.8.3.
"REIT" means a real estate investment trust under Sections 856 through 860 of the Code.
"Replaced Lender" is defined in Section 4.4.
"Replacement Lender" is defined in Section 4.4.
"Required Lenders" means, at any time, Non-Defaulting Lenders having or holding more than fifty percent (50%) of the sum (without duplication) of the aggregate outstanding principal amount of the Revolving Loans, the aggregate outstanding principal amount of the Term Loans, the aggregate amount of the Letter of Credit Outstandings and the unfunded amount of the Revolving Loan Commitment Amount, in each case, taken as a whole, of the Non-Defaulting Lenders, but in no event fewer than three (3) Lenders.
"Requirement of Law" means, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or legally binding upon the Person or any of its property or to which the Person or any of its property is subject.
"Responsible Officer" means, with respect to any Person, its chief executive officer, its president or any vice president, managing director, chief financial officer, treasurer, controller or other officer thereof having substantially the same authority and responsibility.
"Revolving Loan Commitment" means, for each Lender, the commitment by such Lender to make Revolving Loans pursuant to Section 2.2 as set forth on its signature page hereto or as set forth in a Lender Assignment Agreement.
"Revolving Loan Commitment Amount" means FOUR HUNDRED FIFTY MILLION DOLLARS ($450,000,000), as such amount may be increased or reduced from time to time pursuant to Section 2.4.
"Revolving Loan Commitment Termination Date" means the earliest of:
(a)    the Maturity Date;

(b)    the date on which the Revolving Loan Commitment Amount is terminated in full or reduced to zero pursuant to Section 2.4; and
(c)    the date on which any Commitment Termination Event occurs.
Upon the occurrence of any event described in the preceding clause (b) or (c), the Revolving Loan Commitments shall terminate automatically and without any further action.
"Revolving Loan Commitments" means, relative to any Lender, such Lender's obligation (if any) to make Revolving Loans pursuant to Section 2.2.
“Revolving Loan Lender” means a Lender making Revolving Loans.
"Revolving Loans" is defined in Section 2.2.
"Revolving Note" means a promissory note, if any, executed by the Borrower and payable to any Lender, in the form of Exhibit A-1 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding Revolving Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.
"S&P" means Standard & Poor's Rating Group, a division of McGraw Hill, Inc., a New York corporation.
"Sanctioned Country" means, at any time, a country or territory which is the subject or target of any Sanctions.
"Sanctioned Person" means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.
"Sanctions" means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty's Treasury of the United Kingdom.
"SEC" means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means Indebtedness of the Consolidated Group that is secured in any manner by any Lien on property of the Consolidated Group or any equity interests in direct or indirect subsidiaries of the Guarantor.
“Secured Recourse Indebtedness” means Recourse Indebtedness of the Consolidated Group that is secured in any manner by any Lien on property of the Consolidated Group or any equity interests in direct or indirect subsidiaries of the Guarantor.
"Share" means, for any Person, such Person's share of the assets, liabilities, revenues, income, losses, or expenses of a Subsidiary or an Unconsolidated Subsidiary based upon such Person's percentage ownership of such Subsidiary or Unconsolidated Subsidiary.
"Share Repurchase" is defined in Section 7.2.6(b).
"Solvency Certificate" means the Solvency Certificate executed and delivered by the Borrower on the Closing Date, substantially in the form of Exhibit I hereto.
"Specified Acquisition" means an acquisition of one or more Properties (whether by purchasing such Properties directly or by acquiring an entity or entities that own such Properties) with a minimum gross purchase price of $400,000,000.
"Specified Change of Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law," regardless of the date enacted, adopted or issued.
"Specified Default" means any Default under Section 8.1.1 or 8.1.9.
"Stated Amount" of each Letter of Credit means the total amount available to be drawn under such Letter of Credit upon the issuance thereof, as such amount may be amended from time to time.
"Stated Expiry Date" is defined in Section 2.8.

"Stop Issue Notice" means a notice received by Issuer from the Administrative Agent, whether on its own initiative or at the direction of the Required Lenders, that one or more of the conditions specified in Article V are not then satisfied, or that the issuance of a Letter of Credit would violate Section 2.3.1.
"Subsidiary" means, for any Person, any other Person in whom such first Person or a Subsidiary of such Person holds Capital Stock and whose financial results would be consolidated under GAAP with the financial results of such first Person on the consolidated financial statements of such first Person.
"Subsidiary Guarantor" means, individually and collectively, each Property Owner and Operating Lessee of a Qualified Unencumbered Pool Property that is, or becomes, party to the Subsidiary Guaranty.
"Subsidiary Guaranty" is defined in Section 5.1.3.
"Taxable REIT Subsidiary" means a Subsidiary that has elected to be treated as a "taxable REIT subsidiary" under Section 856(l)(1) of the Code.
"Taxes" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, respectively, taxes imposed on any Lender or the Administrative Agent as a result of a present or former connection between such Lender or the Administrative Agent and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Lender or the Administrative Agent having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement).
"Term Loan Commitment" means, for each Lender, the commitment by such Lender to make Term Loans pursuant to Section 2.1 as set forth on its signature page hereto or as set forth in a Lender Assignment Agreement.
"Term Loan Commitment Amount" means THREE HUNDRED MILLION DOLLARS ($300,000,000), as such amount may be reduced from time to time pursuant to Section 2.4.
"Term Loans" is defined in Section 2.1.
“Term Loan Lender” means a Lender making Term Loans.
"Term Loan Note" means a promissory note, if any, executed by the Borrower and payable to any Lender, in the form of Exhibit A-2 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding Term Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.
“Total Asset Value” means, as of any date of determination, (i) the aggregate Gross Asset Value of the Properties plus (ii) cash and Cash Equivalents (other than tenant deposits and other cash and Cash Equivalents that are subject to a Lien or a Negative Pledge or the use of which is restricted in any manner) of the Borrower and the Ownership Entities (or, during an Investment Grade Rating Period, all wholly-owned Subsidiaries), plus (iii) the book value of undeveloped land of the Consolidated Group (provided that a maximum of five percent (5%) of such Total Asset Value may be derived from the value of such undeveloped land), plus (iv) the book value of non-hotel/resort Real Estate of the Consolidated Group (provided that a maximum of five percent (5%) of such Total Asset Value may be derived from the value of such non-hotel/resort Real Estate).
"Total Fixed Charge Coverage Ratio" means, as of the close of any Fiscal Quarter, the ratio computed for the period consisting of such Fiscal Quarter and each of the three immediately prior Fiscal Quarters, of (a) Consolidated EBITDA for such period to (b) the sum, on a consolidated basis, of (i) Total Interest Expense for such period; plus (ii) the principal amount of all scheduled amortization payments (but not final balloon payments at maturity and excluding "low cash flow sweep" or other "springing" variable pay down requirements) for such period on all Indebtedness of the Consolidated Group; plus (iii) distributions on preferred membership units payable by Borrower for the latest Fiscal Quarter and distributions made by the Borrower for the latest Fiscal Quarter for the purpose of paying Dividends on preferred shares in Guarantor multiplied by four (4) (but excluding any Share Repurchase of such preferred shares made in compliance with Section 7.2.6); plus (iv) an amount equal to the aggregate Deemed FF&E Reserves for the Consolidated Group Properties for such period; plus (v) amounts paid by or on behalf of the Consolidated Group into cash reserves as required pursuant to the terms of other Indebtedness unless and until applied to pay amounts due under such Indebtedness.
“Total Indebtedness” means, as of a given date and without duplication: (i) all Indebtedness (including principal, interest, fees and charges) of the Consolidated Group for borrowed money (including obligations evidenced by bonds, notes or similar instruments) and for the deferred purchase price of property or services (excluding ordinary payable and accrued expenses and deferred purchase price which is not yet a liquidated sum), (ii) the aggregate amount of all Capitalized Lease Liabilities of the Consolidated Group, (iii) all Indebtedness of the types described in clause (i) or (ii) of this definition of Persons other than members of the Consolidated Group secured by any Lien on any property owned by the Consolidated Group, whether or not such Indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of such Indebtedness or, if not stated or if indeterminable, in an amount equal to the fair market value of the property to which such Lien relates, as determined in good faith by such Person), (iv) all Contingent Obligations of the Consolidated Group, (v) all Indebtedness of the Consolidated Group of the type described in clauses (ii) and (vi) of the definition of Indebtedness contained herein, and (vi) the Borrower's Share of all such items described in the foregoing clauses (i) through (v) inclusive, with respect to Unconsolidated Subsidiaries; provided that for purposes of this definition, the amount of Indebtedness in respect of Hedging Agreements included pursuant to preceding clause (v) shall be calculated as the Net Termination Value of all such Hedging Agreements as of the date of determination, without duplication.
"Total Interest Expense" means the aggregate cash interest expense of the Consolidated Group for such period, determined in accordance with GAAP, including capitalized interest and the portion of any payments made in respect of Capitalized Lease Liabilities allocable to interest expense, but excluding (i) deferred financing costs, (ii) other non-cash interest expense and (iii) any capitalized interest relating to construction financing for a Property to the extent an interest reserve or a loan "holdback" is maintained in respect of such capitalized interest pursuant to the terms of such financing as reasonably approved by the Administrative Agent.
“Total Leverage Ratio” means, as of any date of determination, the ratio of Total Indebtedness to Total Asset Value.
“Total Secured Leverage Ratio” means, at any time, the ratio of: (a) Secured Indebtedness of the Consolidated Group, plus Borrower’s Share of Secured Indebtedness of Unconsolidated Subsidiaries, to (b) Total Asset Value.
“Total Secured Recourse Leverage Ratio” means, at any time, the ratio of: (a) Secured Recourse Indebtedness of the Consolidated Group, plus Borrower’s Share of Secured Recourse Indebtedness of Unconsolidated Subsidiaries, to (b) Total Asset Value.
“Total Unsecured Leverage Ratio” means, at any time, the ratio of: (a) Unsecured Indebtedness and Secured Recourse Indebtedness of the Consolidated Group to (b) Unencumbered Asset Value.
"Transaction" means the entering into of this Agreement and the other Loan Documents on the Closing Date and the incurrence of Loans, if any, hereunder on the Closing Date.
"Transfer" means to, directly or indirectly, sell, assign, convey, mortgage, transfer, pledge, hypothecate, encumber, grant a security interest in, exchange or otherwise dispose of any beneficial interest or grant any option or warrant with respect to, or where used as a noun, a direct or indirect sale, assignment, conveyance, transfer, pledge or other disposition of any beneficial interest by any means whatsoever whether voluntary, involuntary, by operation of law or otherwise.

"Type" means, relative to any Loan, the portion thereof, if any, being maintained as a Base Rate Loan or a LIBO Rate Loan.
"UCC" means the Uniform Commercial Code as from time to time in effect in the State of New York.
"UCC Searches" means central and local current financing statement searches from the State of Delaware and each state in which a Property is located, and such other jurisdictions as Administrative Agent may request, covering Guarantor, Borrower, and each Subsidiary Guarantor, together with copies of all financing statements listed in such searches.
"Unconsolidated Subsidiary" means, for any Person, any other Person in whom such first Person holds Capital Stock and whose financial results would not be consolidated under GAAP with the financial results of such first Person on the consolidated financial statements of such first Person.
“Unencumbered Adjusted Net Operating Income” means, as of any date of determination, the aggregate Adjusted Net Operating Income of the Qualified Unencumbered Pool Properties.
“Unencumbered Asset Value” means, as of any date of determination, the aggregate Gross Asset Value of the Qualified Unencumbered Pool Properties, provided, however that for purposes of this calculation, (i) a maximum of twenty percent (20%) of such aggregate Gross Asset Value may be derived from Qualified Unencumbered Pool Properties in Canada and Mexico, and (ii) a maximum of ten percent (10%) of such Gross Asset Value may be derived from Qualified Unencumbered Pool Properties in Mexico.
"Unfunded Pension Liability" means the excess of a Plan's benefit liabilities under Section 4001(a)(16) of ERISA over the current value of that Plan's assets, determined in accordance with the assumptions used for funding the Plan pursuant to Section 412 of the Code for the applicable plan year.
"Uniform System" means the Uniform System of Accounts for Hotels, 9th Edition, International Association of Hospitality Accountants (1996), as from time to time amended.
"United States" or "U.S." means the United States of America, its fifty states and the District of Columbia.
“Unsecured Indebtedness” means Recourse Indebtedness that is not secured by a Lien.
“Unsecured Interest Coverage Ratio” means, as of any date of determination, the ratio of Unencumbered Adjusted Net Operating Income to Assumed Unsecured Interest Expense.

“U.S. Lender” is defined in Section 4.6(c).
"wholly-owned" means, with respect to any direct or indirect Subsidiary, any Subsidiary all of the outstanding Capital Stock of which is owned directly or indirectly by the Borrower.
Section 1.2    Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in each other Loan Document, the Disclosure Schedule, or any Borrowing Request, Issuance Request, Closing Date Certificate, Compliance Certificate, Solvency Certificate, Lender Assignment Agreement, notice or other communications delivered from time to time in connection with this Agreement or any other Loan Document.
Section 1.3    Cross-References. Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.
Section 1.4    Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used herein or in any other Loan Document or Solvency Certificate shall be interpreted, all accounting determinations and computations hereunder or thereunder (including under Section 7.2.4) shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared, in accordance with, those generally accepted accounting principles ("GAAP") applied in the preparation of the financial statements referred to in Section 5.1.13(a); provided, however, that at any time the computations determining compliance with Section 7.2 utilize accounting principles different from those utilized in the financial statements furnished to the Lenders pursuant to Section 7.1.1, such financial statements shall be accompanied by reconciliation work-sheets. Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for the Guarantor, Borrower and its Subsidiaries, in each case without duplication.
If at any time any change in GAAP (including conversion to IFRS as described below) would affect the computation of any financial covenant or ratio set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such financial covenant or ratio (and provisions in this Agreement that reference such covenant or ratio) to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such covenant or ratio shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders a written reconciliation in form and substance reasonably satisfactory to the Administrative

Agent, between calculations of such covenant or ratio made before and after giving effect to such change in GAAP. If the Borrower notifies the Administrative Agent that it is required to report under IFRS or has elected to do so through an early-adoption policy, "GAAP" shall mean international financial reporting standards pursuant to IFRS (provided that after such conversion, the Borrower cannot elect to report under U.S. generally accepted accounting principles).
ARTICLE II

LOAN COMMITMENTS AND
BORROWING PROCEDURES, NOTES
Section 2.1    Term Loan Commitments. Subject to the terms and conditions of this Agreement, including Section 5.1 hereof, each Term Loan Lender, in its individual capacity, severally agrees to make a term loan (relative to such Lender, its “Term Loan” and, collectively, the “Term Loans”) to the Borrower in Dollars, on the Closing Date in an amount equal to such Lender’s Term Loan Commitment. The Term Loans shall consist of a single Borrowing in the aggregate principal amount of $300,000,000.00. To the extent requested by any Lender, such Lender’s Term Loan shall be evidenced by a Term Loan Note. Principal amounts in respect of the Term Loans that are repaid or prepaid by Borrower may not be reborrowed.
Section 2.2    Revolving Loan Commitments
Section 2.2.1    From time to time on any Business Day occurring from and after the Closing Date to but excluding the Revolving Loan Commitment Termination Date, each Lender severally agrees through the Administrative Agent to make loans (relative to such Lender, its "Revolving Loans") to the Borrower equal to such Lender's Percentage of the aggregate amount of each Borrowing of the Revolving Loans requested by the Borrower to be made on such day, provided that the making of any such Revolving Loan shall not: (a) cause the Aggregate Outstanding Balance to exceed the Aggregate Commitment; or (b) cause the Aggregate Outstanding Balance to exceed the Available Commitment, in each case after giving effect to such Revolving Loan. The commitment of each such Lender described in this Section 2.2 is herein referred to as its "Revolving Loan Commitment."
Section 2.2.2    On the terms and subject to the conditions of this Agreement, the Borrower may from time to time borrow, prepay and reborrow the Revolving Loans.
Section 2.2.3    No Revolving Loan Lender shall be permitted or required to make any Revolving Loan if, after giving effect thereto, the aggregate outstanding principal amount of all Revolving Loans and all Letter of Credit Outstandings with respect to such Lender would exceed the then existing Revolving Loan Commitment of such Lender, including such Lender’s Percentage of the aggregate amount of all Letter of Credit Outstandings and Revolving Loans.
Section 2.3    Letters of Credit.
Section 2.3.1    From time to time on any Business Day occurring from and after the Closing Date but prior to the tenth (10th) Business Day prior to the Revolving Loan Commitment Termination Date, the Issuers will:
(a)    issue one or more standby letters of credit in the form customarily used by the Issuer or in such other form as requested by Borrower and approved by the Issuer (each, a "Letter of Credit") for the account of the Borrower in the Stated Amount requested by the Borrower on such day; or
(b)    extend the Stated Expiry Date of an existing standby Letter of Credit previously issued hereunder to a date not later than the earlier of (x) the last Business Day prior to the Maturity Date and (y) one (1) year from the date of the then-current Stated Expiry Date, provided that the Issuer shall be under no obligation to issue any Letter of Credit, or extend a Stated Expiry Date, if at the time of such issuance:
(i)    any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuer from issuing such Letter of Credit or any requirement of law applicable to such Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuer shall prohibit, or request that such Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuer with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuer is not otherwise compensated) not in effect on the Closing Date, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to such Issuer as of the Closing Date and which such Issuer reasonably and in good faith deems material to it; or
(ii)    such Issuer shall have received a Stop Issue Notice from the Administrative Agent prior to the issuance of such Letter of Credit.
Section 2.3.2    Each Letter of Credit shall be issued in Dollars and on a sight basis only.
Section 2.3.3    An Issuer shall not be obligated to issue any Letter of Credit if, after giving effect to such issuance, the aggregate amount of all Letter of Credit Outstandings pursuant to Letters of Credit issued by such Issuer would exceed the lesser of (i) such Issuer’s pro rata share of the Letter of Credit Commitment Amount (with the Letter of Credit Commitment Amount allocated evenly among the Issuers) and (ii) the Revolving Loan Commitment of such Issuer in its capacity as a Lender.
Section 2.3.4    The Issuers shall not be permitted or required to issue any Letter of Credit (a) if, after giving effect thereto, (i) the aggregate amount of all Letter of Credit Outstandings would exceed the Letter of Credit Commitment Amount or (ii) the sum of the aggregate amount of all Letter of Credit Outstandings plus the aggregate principal amount of all Revolving Loans then outstanding would exceed any of (A) the Revolving Loan Commitment Amount, (B) the then-current Aggregate Commitment, or (C) the then-current Available Commitment; or (b) if a Lender Default known to the Issuer exists, unless the Issuer has entered into arrangements reasonably satisfactory to it and the Borrower to eliminate the Issuer's risk with respect to the participation in Letter of Credit Outstandings by each Defaulting Lender, including cash collateralizing such Defaulting Lender's Percentage of Letter of Credit Outstandings in respect thereof.
Section 2.4    Increase/Reduction of the Commitment Amounts. The Commitment Amounts are subject to increase and/or reduction from time to time pursuant to this Section 2.4.
Section 2.4.1    Optional Reduction. The Borrower may, from time to time on any Business Day occurring after the Closing Date, voluntarily reduce the amount of the Revolving Loan Commitment Amount or the Letter of Credit Commitment Amount on the Business Day so specified by the Borrower; provided, however, that (a) all such reductions shall be allocated pro rata among the Lenders, (b) all such reductions shall require at least three (3) Business Day's prior written notice to the Administrative Agent and shall be permanent, and any partial reduction of any Commitment Amount shall be in a minimum amount of $1,000,000 and in an integral multiple of $500,000 in excess thereof, and (c) in no event shall the Borrower be permitted to cancel Commitments for which a Letter of Credit has been issued and is outstanding unless the Borrower returns (or causes to be returned) such Letter of Credit to the Issuer.
Section 2.4.2    Mandatory Reductions. The Revolving Loan Commitment Amount shall be reduced to zero on the Revolving Loan Commitment Termination Date.
Section 2.4.3    Increase of Commitment Amount.
(a)    Borrower may, upon written notice to the Administrative Agent and each Lender, request an increase to the existing Commitment by an amount not to exceed, in the aggregate, TWO HUNDRED FIFTY MILLION DOLLARS ($250,000,000.00). Each such notice shall specify (i) the amount by which the Borrower desires to increase the Revolving Loan Commitment and/or Term Loan Commitment, as the case may be, which shall not be less than TEN MILLION DOLLARS ($10,000,000.00)

and shall not exceed, together with any other increases to the Revolving Loan Commitment and/or Term Loan Commitment, TWO HUNDRED FIFTY MILLION DOLLARS ($250,000,000.00), (ii) the date on which Borrower proposes that the increased Revolving Loan Commitment and/or Term Loan Commitment shall be effective and the time period within which each Lender is requested to respond, which in each case shall be a date not fewer than ten (10) Business Days after the date on which such notice is received by the Administrative Agent and the Lenders, and (iii)  proposed upfront fees for any Lender committing to such increase (the "Increase Upfront Fees") as agreed among Borrower and the Co-Lead Arrangers. Each Lender in its sole and absolute discretion may notify Administrative Agent within such time period whether or not it agrees to increase its Revolving Loan Commitment and/or Term Loan Commitment, as applicable, and, if so, whether by an amount equal to, greater than, or less than its Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Revolving Loan Commitment and/or Term Loan Commitment, as applicable. Administrative Agent shall notify Borrower and each Lender of the Lenders' responses to each request made hereunder. If the existing Lenders do not agree to the full amount of a requested increase, Borrower may then invite additional financial institutions, that each qualify as an Eligible Assignee, to become Lenders hereunder and fund any such deficiency (a "New Lender"). The date that any increased or new Revolving Loan Commitments and/or Term Loan Commitment shall become effective shall be the "Increase Effective Date."
(b)    The increased Revolving Loan Commitments and/or Term Loan Commitments, as applicable, shall become effective as of such Increase Effective Date; provided that (i) each of the conditions set forth in Section 5.2 shall be satisfied and Borrower shall deliver an Officer's Certificate which confirms and certifies that all applicable representations and warranties contained in the Loan Documents are true and correct in all material respects as if made on and as of the Increase Effective Date (A) unless they are already qualified by materiality, in which case such representations and warranties shall be true and correct in all respects and/or (B) unless they expressly relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, (ii) after giving pro forma effect to any Borrowings to be made on the Increase Effective Date, Borrower shall be in compliance with the covenants set forth in Section 7.2.4, (iii) Borrower shall deliver or cause to be delivered any documentation reasonably requested by the Administrative Agent in connection therewith, (iv) Borrower shall pay the Increase Upfront Fees to the applicable Lenders, together with all accrued and unpaid fees, costs and expenses, to the extent then due and payable under this Agreement, and all reasonable legal costs and expenses of the Administrative Agent to the extent invoiced prior to or on such Increase Effective Date, and (v) any New Lender shall have paid a processing fee in the amount of $3,500 to the Administrative Agent.
(c)    The increased or new Revolving Loan Commitments and/or Term Loan Commitments, as applicable, shall be effected by a joinder agreement executed by Borrower, the Administrative Agent and each Lender or New Lender making such increased or new Revolving Loan Commitment and/or Term Loan Commitment, as applicable, in form and substance satisfactory to each of them. In addition, unless otherwise specifically provided herein, all references in Loan Documents to Revolving Loans and/or Term Loans, as applicable, shall be deemed, unless the context otherwise requires, to include references to Revolving Loans and/or Term Loans, as applicable, made pursuant to such new or increased Revolving Loan Commitment and/or Term Loan Commitment, as applicable. As of the Increase Effective Date, the existing Lenders (the "Pre-Increase Lenders") shall assign to any Lender or New Lender which is acquiring a new or additional Revolving Loan Commitment and/or Term Loan Commitments, as applicable, on the Increase Effective Date (the "Post-Increase Lenders"), and such Post-Increase Lenders shall purchase from each Pre-Increase Lender, at the principal amount thereof, such interests in any Revolving Loans, Letters of Credit and Term Loans outstanding on such Increase Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans, Letters of Credit and Term Loans will be held by Pre-Increase Lenders and Post-Increase Lenders ratably in accordance with their Commitments after giving effect to such increased Commitments and Percentages.
(d)    The Revolving Loans, Term Loans and Commitments established pursuant to this Section 2.4.3 shall constitute Revolving Loans, Term Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from any guarantees hereunder or under the Loan Documents. Borrower shall, and shall cause Guarantor and its Subsidiaries to, take any actions reasonably required by the Administrative Agent in order to effect the foregoing. Any New Lender making a Revolving Loan Commitment and/or Term Loan Commitment hereunder shall constitute a Lender under, and shall be entitled to all the benefits and obligated by all the obligations created by, this Agreement and the other Loan Documents.
Section 2.5    Borrowing Procedures. The Term Loans shall be funded on the Closing Date, or, in the case of increased Term Loan Commitments under Section 2.4.3, on the Increase Effective Date. Revolving Loans shall be made by the Lenders in accordance with Section 2.5.1.

Section 2.5.1    Revolving Loans. By delivering a Borrowing Request to the Administrative Agent on a Business Day, the Borrower may from time to time irrevocably request (a) on or before 12:00 p.m., New York City time on the same Business Day notice in the case of Base Rate Loans or (b) on or before 1:00 p.m. on three (3) Business Days' notice in the case of LIBO Rate Loans, that a Borrowing be made, in the case of LIBO Rate Loans, in a minimum amount of $3,000,000 and an integral multiple of $500,000 in excess thereof, in the case of Base Rate Loans, in a minimum amount of $3,000,000 and in integral multiples of $500,000 in excess thereof or, in either case, in the unused amount of the Revolving Loan Commitment, and in any case not to exceed the Available Commitment. On the terms and subject to the conditions of this Agreement, each Borrowing shall be comprised of the Revolving Loans, and shall be made on the Business Day, specified in such Borrowing Request. On or before 3:00 p.m., New York City time, on such Business Day, each Lender shall deposit with the Administrative Agent same day funds in an amount equal to such Lender's Percentage of the requested Borrowing. Such deposit will be made to an account which the Administrative Agent shall specify from time to time by notice to the Lenders. To the extent funds are received from the Lenders, the Administrative Agent shall make such funds available to the Borrower by wire transfer to the accounts the Borrower shall have specified in its Borrowing Request. Unless Administrative Agent shall have been notified by any Lender prior to 2:00 p.m., New York City time, on the date of Borrowing that such Lender does not intend to make available to Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, Administrative Agent may assume that such Lender has made or will make such amount available to Administrative Agent on such date of Borrowing, and Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to Borrower a corresponding amount. If such corresponding amount is not in fact made available to Administrative Agent by such Lender and Administrative Agent has made available same to Borrower, then Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent's demand therefor, then Administrative Agent shall promptly notify Borrower, and Borrower shall, within five (5) Business Days, pay such corresponding amount to Administrative Agent. Administrative Agent shall also be entitled to recover from such Lender or Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by Administrative Agent to Borrower to the date such corresponding amount is recovered by Administrative Agent, at a rate per annum equal to the then applicable rate of interest, calculated in accordance with Section 3.3, for the respective Loans. No Lender's obligation to make any Loan shall be affected by any other Lender's failure to make any Loan. If the Borrower and such Lender shall pay the amount of such interest to the Administrative Agent for the same or overlapping periods, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period of overlap. If such Lender pays to the Administrative Agent the amount of such Revolving Loan, the amount so paid shall constitute such Lender’s Revolving Loan included in the Borrowing. Any payment by the

Borrower shall be without prejudice to any claim the Borrower may have against a Revolving Lender that shall have failed to make available the proceeds of a Revolving Loan to be made by such Lender. At any time that an Event of Default has occurred and is continuing, Borrower shall not be entitled to elect or request LIBO Rate Loans.
Section 2.5.2    Telephonic Notice. Without in any way limiting the obligation of Borrower to confirm in writing any telephonic notice permitted to be given hereunder, Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by Administrative Agent in good faith to be from an Authorized Officer of Borrower entitled to give telephonic notices under this Agreement on behalf of Borrower. In each such case, Administrative Agent's record of the terms of such telephonic notice shall be conclusive absent manifest error and Borrower hereby waives the right to dispute such record.
Section 2.6    Continuation and Conversion Elections. By delivering a Continuation/ Conversion Notice to the Administrative Agent on or before 1:00 p.m., New York City time, on a Business Day, the Borrower may from time to time irrevocably elect, on not less than one (1) Business Day's notice in the case of any Loans that are to be continued as, or converted into Base Rate Loans, or three (3) Business Days' notice in the case of any Loans that are to be continued as, or converted into, LIBO Rate Loans, that all, or any portion in an aggregate minimum amount of $3,000,000 and in integral multiples of $500,000 in excess thereof, in the case of any Loans that are to be continued as, or converted into, LIBO Rate Loans, or an aggregate minimum amount of $3,000,000 and an integral multiple of $500,000 in excess thereof, in the case of any Loans that are to be continued as, or converted into, Base Rate Loans, be, in the case of Base Rate Loans, converted into LIBO Rate Loans or continued as Base Rate Loans, or be, in the case of LIBO Rate Loans, converted into Base Rate Loans or continued as LIBO Rate Loans (in the absence of delivery of a Continuation/Conversion Notice with respect to any LIBO Rate Loan at least three (3) Business Days before the last day of the then-current Interest Period with respect thereto, such LIBO Rate Loan shall, on such last day, automatically be continued as a LIBO Rate Loan having an Interest Period of one (1) month); provided, however, that (x) each such conversion or continuation shall be prorated among the applicable outstanding Loans of all Lenders, and (y) if any Event of Default is in existence at the applicable time of any proposed continuation of, or conversion into, any LIBO Rate Loans, the Borrower may not elect to have a Loan converted into or continued as a LIBO Rate Loan and any outstanding LIBO Rate Loans shall be automatically converted on the last day of the current Interest Period applicable thereto into Base Rate Loans. Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Loans.
Section 2.7    Funding. Each Lender may, if it so elects, fulfill its obligation to make, continue or convert LIBO Rate Loans hereunder by causing one of its foreign branches or

Affiliates (or an international banking facility created by such Lender) to make or maintain such LIBO Rate Loan; provided, however, that such LIBO Rate Loan shall nonetheless be deemed to have been made and to be held by Lender, and the obligation of the Borrower to repay such LIBO Rate Loan shall nevertheless be to Lender for the account of such foreign branch, Affiliate or international banking facility; provided, further, that in no event shall the Borrower be obligated to pay to Lender any amounts pursuant to Section 4.1, 4.2, 4.3, 4.5 or 4.6 that would not have arisen but for such Lender's election pursuant to the first sentence of this Section 2.7 (it being acknowledged and agreed that any change in lending office or other action taken by Lender in accordance with Section 4.7 shall not be considered to be an "election" by such Lender under this Section 2.7).
Section 2.8    Issuance Procedures. By delivering to the Administrative Agent and each Issuer (based on each Issuer’s pro rata share of the Letter of Credit Commitment Amount, with the Letter of Credit Commitment Amount allocated evenly among the Issuers) an Issuance Request (including by way of facsimile) on or before 11:00 a.m., New York City time, on a Business Day, the Borrower may, from time to time irrevocably request, on not less than three (3) nor more than ten (10) Business Days' notice, in the case of an initial issuance of a Letter of Credit for the account of the Borrower, that the Issuers each issue an irrevocable Letter of Credit in such form as may be requested by the Borrower and approved by such Issuer. Each Issuer also may request that Borrower submit its Issuance Request in the form of such Issuer’s standard form of Letter of Credit application. Any standby Letter of Credit theretofore issued which contains an "evergreen" or similar automatic extension feature shall be automatically extended in accordance with the terms thereof subject to the Issuer's right not to so extend if the conditions precedent to the issuance of such a Letter of Credit would not be satisfied; provided, however, that such Letter of Credit shall not be automatically extended if the Borrower shall have notified the Issuers in writing not less than thirty (30) days (or such shorter period as may be acceptable to each Issuer in its sole discretion or such longer period as may be required by the beneficiary of such Letter of Credit) prior to the day following the expiration of the notice period (the “Notice Date”), which is at least one (1) day prior to the date that such standby Letter of Credit is scheduled to be automatically extended, that the Borrower desires that such standby Letter of Credit not be so extended. Each Letter of Credit shall by its terms be stated to expire on a date (its "Stated Expiry Date") no later than the earlier to occur of (i) the last Business Day prior to the Maturity Date and (ii) one (1) year from the date of its issuance.
Section 2.8.1    Other Lenders' Participation. Upon the issuance of each Letter of Credit issued by the Issuer pursuant hereto, and without further action, each Lender (other than the Issuer) shall be deemed to have irrevocably purchased, to the extent of its Percentage relating to Revolving Loans, a participation interest in such Letter of Credit (including the Contingent Obligation and any Reimbursement Obligation with respect thereto), and such Lender shall, to the extent of its Percentage, be responsible for reimbursing promptly (and in any event within one (1) Business Day) the Issuer for Reimbursement Obligations which have not been reimbursed by the

Borrower in accordance with Section 2.8.3. In addition, such Lender shall, to the extent of its Percentage relating to Revolving Loans, be entitled to receive a ratable portion of the Letter of Credit fees payable pursuant to Section 3.4.3 with respect to each Letter of Credit (other than the issuance and processing fees and other charges payable to the Issuer of such Letter of Credit pursuant to the last sentence of Section 3.4.3) and of interest payable pursuant to Section 3.4 with respect to any Reimbursement Obligation. To the extent that any Lender has reimbursed the Issuer for a Disbursement as required by this Section, such Lender shall be entitled to receive its ratable portion of any amounts subsequently received (from the Borrower or otherwise) in respect of such Disbursement.
Section 2.8.2    Disbursements. The Issuer will notify the Borrower and the Administrative Agent promptly upon completion of its examination of the documents presented under a Letter of Credit and its determination of the date (the "Disbursement Date") such payment shall be made (each such payment, a "Disbursement"). The Administrative Agent shall apply all funds then on deposit with the Administrative Agent pursuant to Section 3.2.1(b)(B), Section 8.2, Section 8.3 or Section 8.4 for the purpose of cash collateralizing the Letter of Credit Outstandings to reimburse the Issuer for any such Disbursement, provided such cash collateral, after giving effect to such disbursement would not otherwise be required to be re-deposited under any such Section. Subject to the terms and provisions of such Letter of Credit and this Agreement, the Issuer shall make such payment to the beneficiary (or its designee) of such Letter of Credit. Prior to 1:00 p.m., New York City time, on the first Business Day following the Disbursement Date, the Borrower will reimburse the Administrative Agent, for the account of Issuer, for all amounts which the Issuer has disbursed under such Letter of Credit to the extent that the amounts on deposit with the Administrative Agent are insufficient to satisfy such disbursement, together with interest thereon at a rate per annum equal to the Alternate Base Rate then in effect for Base Rate Loans (with the Applicable Margin for Revolving Loans maintained as Base Rate Loans accruing on such amount) pursuant to Section 3.3 for the period from the Disbursement Date through the date of such reimbursement. Notwithstanding anything contained herein to the contrary, however, unless the Borrower shall have notified the Administrative Agent and the Issuer prior to 1:00 P.M. (New York City time) on the Business Day immediately preceding the date of such drawing that the Borrower intends to reimburse the Issuer for the amount of such drawing with funds other than the proceeds of the Loans, the Borrower shall be deemed to have timely given a Notice of Borrowing pursuant to Section 2.5 to the Administrative Agent, requesting a Borrowing of Base Rate Loans on the date on which such drawing is honored and in an amount equal to the amount of such drawing less amounts, if any, applied, or required to be applied, to reimburse the Issuer pursuant to the second sentence of this Section 2.8.2. Each Lender (other than the Issuer) shall, in accordance with Section 2.5.1, make available its pro rata share of such Borrowing to the Administrative Agent, the proceeds of which shall be applied directly by the Administrative Agent to reimburse the Issuer for the amount of such draw. Without limiting in any way the foregoing and notwithstanding anything to the contrary contained herein, the Borrower hereby acknowledges and agrees that it shall be obligated to reimburse the Lender as set forth herein upon each Disbursement of a Letter of Credit.
Section 2.8.3    Reimbursement Obligations. The obligation (a "Reimbursement Obligation") of the Borrower under Section 2.8.2 to reimburse the Issuer with respect to each Disbursement (including interest thereon), and, upon the failure of the Borrower to reimburse the Issuer, each Lender's obligation under Section 2.8.1 to reimburse the Issuer, shall be absolute, unconditional and irrevocable under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or such Lender, as the case may be, may have or have had against the Issuer or any such Lender, including any defense based upon the failure of any Disbursement to conform to the terms of the applicable Letter of Credit (if, in the Issuer's good faith opinion, such Disbursement is determined to be appropriate) or any non-application or misapplication by the beneficiary of the proceeds of such Letter of Credit; provided, however, that after paying in full its Reimbursement Obligation hereunder, nothing herein shall preclude the right of such Lender to commence any proceeding against the Issuer for any wrongful Disbursement made by the Issuer under a Letter of Credit as a result of acts or omissions constituting gross negligence or willful misconduct (as determined by a court of competent jurisdiction on the part of the Issuer in a final and non-appealable decision); provided, further, that, in any event, the Borrower may have a claim against the Issuer, and the Issuer may be liable to the extent (but only to the extent) of any direct, as opposed to special, indirect, consequential, punitive or exemplary, damages suffered by the Borrower which were caused by the Issuer's willful misconduct or gross negligence as determined by a court of competent jurisdiction in a final and non-appealable decision.
Section 2.8.4    Extended Letters of Credit. Notwithstanding anything to the contrary herein, a Letter of Credit may, as a result of its express terms or as the result of the effect of an automatic extension provision, have an expiration date of not more than one (1) year beyond the then applicable Maturity Date (any such Letter of Credit being referred to as an "Extended Letter of Credit"), so long as the Borrower, no later than ten (10) Business Days prior to the then applicable Maturity Date, delivers to the Administrative Agent, for the benefit of the Issuer and the Lenders and for deposit in the Letter of Credit Collateral Account, cash collateral to collateralize the Borrower's reimbursement obligations with respect to such Letter of Credit in an aggregate amount equal to the amount of Letter of Credit Outstandings with respect to such Letter of Credit. If the Borrower fails to provide cash collateral with respect to any Extended Letter of Credit by the date that is ten (10) Business Days prior to the then applicable Maturity Date, such failure shall be treated as a drawing under such Extended Letter of Credit (in an amount equal to the maximum Stated Amount of such Letter of Credit), which shall be reimbursed to the Issuer, on demand by the Administrative Agent, by the Borrower, or by the Lenders if the Borrower fails to do so, in each case as provided in Section 2.8.2 and Section 2.8.3, with the proceeds of such reimbursement being utilized to provide cash collateral for such Letter of Credit. Each Lender confirms that its reimbursement and funding obligations under this Agreement shall be reinstated in full and apply if the delivery of any cash collateral in respect of an Extended Letter of Credit is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, in connection with any proceeding under the Bankruptcy Code, other similar Legal Requirements or otherwise.
Section 2.8.5    Nature of Reimbursement Obligations. The Borrower and, to the extent set forth in Section 2.8.1, each Lender shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. The Issuer (except to the extent of its own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision)) shall not be responsible for:
(a)    the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the application for and issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;
(b)    the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or the proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason;
(c)    failure of the beneficiary to comply fully with conditions required in order to demand payment under a Letter of Credit;
(d)    errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise;
(e)    any loss or delay in the transmission or otherwise of any document or draft required in order to make a Disbursement under a Letter of Credit;
(f)    payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; or
(g)    any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.8.5, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's obligations hereunder.
None of the foregoing shall affect, impair or prevent the vesting of any of the rights or powers granted to the Issuer or any Lender hereunder. In furtherance and extension and not in limitation or derogation of any of the foregoing, any action taken or omitted to be taken by the Issuer in good faith (and not constituting gross negligence or willful misconduct) shall be binding upon the Borrower and each Lender, and shall not put the Issuer under any resulting liability to the Borrower or any Lender, as the case may be.
Section 2.8.6    Certain Notifications Regarding Letters of Credit. Promptly after the issuance of, or any modification or amendment to, any standby Letter of Credit, the Issuer shall notify the Borrower and the Administrative Agent in writing of such issuance, modification or amendment. Promptly after receipt of such notice, the Administrative Agent shall notify the Lenders in writing of such issuance, modification or amendment. On the first Business Day of each week, the Issuer shall furnish the Administrative Agent with a written (including via facsimile) report of the daily aggregate outstandings of Letters of Credit issued by the Issuer for the immediately preceding week.
Section 2.8.7    Excess Cash Collateral. Subject to Section 8.4, unless a Default or an Event of Default has occurred and is continuing, if the amount on deposit with the Administrative Agent designated for, or intended to be used for, the purpose of cash collateralizing the Letter of Credit Outstandings is in excess of the Letter of Credit Outstandings at such time and would not otherwise be required to be deposited under Section 3.2.1(b)(B), Section 8.2, Section 8.3, or Section 8.4 (the amount of any such excess is referred to herein as the "Excess Cash Collateral"), the Administrative Agent shall promptly return to the Borrower the Excess Cash Collateral.
Section 2.9    Loan Accounts and Notes. All Loans under this Agreement shall be made by Lenders pro rata on the basis of their respective Revolving Loan Commitments, in the case of Revolving Loans, and pro rata on the basis of their Term Loan Commitments, in the case of Term Loans, it being understood that no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder or any other breach by any other Lender of this Agreement and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.
(a)    The Loans made by each Lender and the Letters of Credit issued by the Issuer shall be evidenced by one or more loan accounts or records maintained by such Lender or the Issuer, as the case may be, in the ordinary course of business. The loan accounts or records maintained by the Administrative Agent, the Issuer and each Lender shall be conclusive absent clearly demonstrable error of the amount of the Loans made by the Lenders to, and the Letters of Credit issued by the Issuer for the account of, the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loans and the Reimbursement Obligations.

(b)    Upon the request of any Lender made through the Administrative Agent, the Loans made by such Lender may be evidenced by (and the Borrowers agree to issue) one or more Revolving Notes and/or Term Loan Notes, instead of or in addition to loan accounts. Each such Lender is irrevocably authorized by the Borrower to endorse on such Note(s) the date, amount and maturity of each Loan made, continued or converted by it and the amount of each payment of principal made by the Borrower with respect thereto. Each such Lender's record shall be conclusive absent clearly demonstrable error; provided, however, that the failure of a Lender to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of the Borrower hereunder or under any such Note to such Lender. The reasonable costs and expenses incurred in connection with the issuance of each Note shall be for the account of the Borrower.
ARTICLE III

MATURITY DATE; REPAYMENTS, PREPAYMENTS, INTEREST AND FEES
Section 3.1    Maturity Date. The term of the Loans shall terminate and expire on the Maturity Date.
Section 3.2    Repayments and Prepayments; Application.
Section 3.2.5    Repayments and Prepayments. The Borrower shall repay in full the unpaid principal amount of all Loans on the Maturity Date. Prior thereto, payments and prepayments of Loans shall or may be made as set forth below.
(a)    Voluntary Prepayments. From time to time on any Business Day, the Borrower may make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any Loans, provided that
(i)    any such prepayment of the Revolving Loans shall be made pro rata among the Revolving Loans of the same Type and, if applicable, having the same Interest Period of all Lenders that have made such Revolving Loans;
(ii)    any such prepayment of the Term Loans shall be made pro rata among the Term Loans of the same Type and, if applicable, having the same Interest Period of all Lenders that have made such Term Loans;
(iii)    all such voluntary prepayments shall require at least one (1) Business Days' prior written notice to the Administrative Agent; and

(iv)    all such voluntary partial prepayments shall be, in an aggregate minimum amount of $1,000,000 and an integral multiple of $500,000 in excess thereof (or, if less, in the remaining outstanding principal amount thereof).
(b)    Exceeding Commitment Amounts.
(i)    On each date when the Aggregate Revolver Outstanding Balance exceeds (A) the then current Revolving Loan Commitment Amount (as it may, from time to time, be increased or reduced pursuant to Section 2.4) or (B) together with the outstanding Term Loans, exceeds the then current Available Commitment, as the case may be, including without limitation upon an Unencumbered Pool Property ceasing to satisfy requirements of Section 7.1.18, the Borrower shall make a mandatory prepayment of the Revolving Loans in an aggregate amount equal to the amount by which the Aggregate Outstanding Balance exceeds the then current Revolving Loan Commitment Amount or the then current Available Commitment, as applicable.
(ii)    On each date when the aggregate amount of all Letter of Credit Outstandings exceeds the Letter of Credit Commitment Amount (as it may be reduced from time to time, including pursuant to Section 2.4), the Borrower shall give cash collateral to the Administrative Agent, pursuant to Section 8.4 hereof, to collateralize Letter of Credit Outstandings in an aggregate amount (taking into account any amounts then on deposit in the Letter of Credit Collateral Account) equal to such excess.
(c)    Acceleration of Maturity. Immediately upon any acceleration of any Loans pursuant to Section 8.2 or Section 8.3, the Borrower shall repay all the Loans.
(d)    No Premium or Penalty. Each prepayment of any Loans made pursuant to this Section shall be without premium or penalty, except as may be required by Section 4.5. No prepayment of principal of any Revolving Loans pursuant to clause (a) or (b) of this Section shall cause a reduction in the Revolving Loan Commitment Amount.
Section 3.2.6    Application. Each prepayment or repayment of the principal of the Revolving Loans shall be applied, to the extent of such prepayment or repayment, as the Borrower shall direct (and in the absence of such direction, shall be applied first, to the principal amount thereof being maintained as Base Rate Loans, second to the principal amount thereof being maintained as LIBO Rate Loans with respect to which the date of such prepayment or repayment is the last day of the Interest Period applicable thereto and third, to the principal amount thereof being maintained as LIBO Rate Loans with the shortest Interest Periods remaining); provided that prepayments or repayments of LIBO Rate Loans not made on the last day of the Interest Period with respect thereto, shall be prepaid or repaid subject to the provisions of Section 4.5 (together with a payment of all accrued interest).

Section 3.3    Interest Provisions. Interest on the outstanding principal amount of Loans shall accrue and be payable in accordance with this Section 3.3.
Section 3.3.4    Rates. Pursuant to an appropriately delivered Borrowing Request or Continuation/Conversion Notice, the Borrower may elect that Loans comprising a Borrowing accrue interest at a rate per annum:
(e)    on that portion maintained from time to time as a Base Rate Loan, equal to the sum of the Alternate Base Rate from time to time in effect plus the Applicable Margin, or, with respect to the Term Loans, the Applicable Margin (Term Loans), in each case as calculated at the time such Base Rate Loan was made and recalculated on each Monthly Payment Date; and
(f)    on that portion maintained as a LIBO Rate Loan, during each Interest Period applicable thereto, equal to the sum of the LIBO Rate for such Interest Period plus the Applicable Margin, or, with respect to the Term Loans, the Applicable Margin (Term Loans), in each case as calculated at the time such LIBO Rate Loan was made and recalculated on the last day of the applicable Interest Period; provided that if an Interest Period is longer than three months, then on the date which is three months after the first day of such Interest Period.
All LIBO Rate Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such LIBO Rate Loan. All Base Rate Loans shall bear interest from and including the day they are made to and excluding the day they are repaid or converted into LIBO Rate Loans.
Section 3.3.5    Post-Default Rates. Borrower shall pay, but only to the extent permitted by law, interest (after as well as before the entry of judgment thereon) on all outstanding Obligations at a rate per annum equal to 2% in excess of the Base Rate plus the Applicable Margin per annum:
(a)    after the date any principal amount of any Loan or Reimbursement Obligation is due and payable (whether on the Maturity Date, upon acceleration, an Event of Default or otherwise);
(b)    after the occurrence and during the continuation of any other monetary Event of Default or any Event of Default under Section 8.1.9; or
(c)    at the direction of the Required Lenders, after the occurrence and during the continuation of any other non-monetary Event of Default.

Anything herein to the contrary notwithstanding, the obligations of the Borrower to any Lender hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Lender, and in such event the Borrower shall pay such Lender interest at the highest rate permitted by applicable law.
Section 3.3.6    Payment Dates. Interest accrued on each Loan shall be payable, without duplication:
(c)    on the Maturity Date;
(d)    on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan on the principal amount so paid or prepaid;
(e)    with respect to Base Rate Loans, in arrears on each Monthly Payment Date occurring after the Closing Date;
(f)    with respect to LIBO Rate Loans, in arrears on the last day of each applicable Interest Period; provided that if an Interest Period is longer than three months, then on the date which is three months after the first day of such Interest Period;
(g)    with respect to any Base Rate Loans converted into LIBO Rate Loans on a day when interest would not otherwise have been payable pursuant to clause (c) above, on the date of such conversion; and
(h)    on that portion of any Loans which is accelerated pursuant to Section 8.2 or Section 8.3, immediately upon such acceleration.
Interest accrued on Loans or other monetary Obligations arising under this Agreement or any other Loan Document after the date such amount is due and payable (whether on the Maturity Date, upon acceleration or otherwise) shall be payable upon demand.
Section 3.4    Fees. The Borrower agrees to pay the fees set forth in this Section 3.4. All such fees shall be non-refundable.
Section 3.4.3    Revolving Loan Unused Fee. Borrower agrees to pay to Administrative Agent for the account of each Lender in accordance with each Lender's Percentage for the period (including any portion thereof when any of its Commitments are suspended by reason of Borrower's inability to satisfy any condition of Article V of this Agreement) commencing on the Closing Date and continuing through the Revolving Loan Commitment Termination Date, an unused fee calculated as follows: (i) for each day during the applicable Fiscal Quarter that the Aggregate Revolver Outstanding Balance is less than 50% of the Revolving Loan Commitment, an unused fee at a rate per annum equal to 0.30% multiplied by the sum of the unused portion of the Revolving Loan Commitment Amount on such day, or (ii) for each day during the applicable Fiscal Quarter that the Aggregate Revolver Outstanding Balance is equal to or greater than 50% of the Revolving Loan Commitment, an unused fee at a rate per annum equal to 0.20% multiplied by the sum of the unused portion of the Revolving Loan Commitment Amount on such day. All unused fees payable pursuant to this Section shall be calculated on a year comprised of 360 days and payable by the Borrower in arrears on each Quarterly Payment Date, commencing with the first Quarterly Payment Date following the Closing Date, and on the Revolving Loan Commitment Termination Date. Notwithstanding anything to the contrary in this Section 3.4.1, Borrower shall not be obligated to pay any of the foregoing fees to a Defaulting Lender that would otherwise have been payable to such Lender for the time period during which such Lender shall have been a Defaulting Lender; provided, however, each Lender's Percentage shall be adjusted, as applicable, to account for any Non-Defaulting Lender who funds additional amounts to Borrower in lieu of any amounts not funded by a Defaulting Lender so that such Non-Defaulting Lender would receive the foregoing fees payable to such Defaulting Lender for the time period during which the applicable Lender Default existed.
Section 3.4.4    Fees. The Borrower agrees to pay to the Arrangers, the Administrative Agent, and the Lenders, each for its own account, the fees in the amounts and on the dates set forth in the Fee Letters.
Section 3.4.5    Letter of Credit Fee. The Borrower agrees to pay to the Administrative Agent, for the pro rata account of each Lender, a Letter of Credit fee for each Letter of Credit in an amount equal to a rate per annum equal to the then Applicable Margin for LIBO Rate Loans on the Stated Amount of each such Letter of Credit, with such fees being payable in arrears on each Quarterly Payment Date. The Borrower further agrees to pay to the Issuer, for its own account, (x) quarterly in arrears payable on each Quarterly Payment Date for each Letter of Credit issued by it, a fronting fee at a rate per annum equal to the greater of (A) $1,500 and (B) 0.125% multiplied by the Stated Amount of each such Letter of Credit, and (y) from time to time promptly after demand, the normal issuance, payment, amendment and other processing fees, and other standard administrative costs and charges of the Issuer relating to Letters of Credit as from time to time in effect; provided, however, that in the event that such Letter of Credit is returned or the Facility is terminated, then Borrower shall pay such fees on the earliest to occur of the date of such return, the date of such termination or the next occurring Quarterly Payment Date.

ARTICLE IV

CERTAIN LIBO RATE AND OTHER PROVISIONS
Section 4.1    LIBO Rate Lending Unlawful. If any Lender shall reasonably determine (which determination shall, upon notice thereof to the Borrower and the Administrative Agent, be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any law makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Lender to make, continue or maintain any Loan as, or to convert any Loan into, a LIBO Rate Loan, the obligations of such Lender to make, continue or maintain or to convert any Loan into, a LIBO Rate Loan shall, upon such determination, forthwith be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and all outstanding LIBO Rate Loans of such Lender shall automatically convert into Base Rate Loans at the end of the then-current Interest Periods with respect thereto or sooner, if required by such law or assertion. Each Lender agrees to promptly give notice to the Administrative Agent and the Borrower when the circumstances causing such suspension cease to exist.
Section 4.2    Deposits Unavailable. If the Required Lenders shall have reasonably determined that (a) Dollar deposits in the relevant amount and for the relevant Interest Period are neither available to such Required Lenders in the eurodollar market nor available to them in their respective relevant markets, or (b) by reason of circumstances affecting the eurodollar market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBO Rate Loans, then, upon notice from the Administrative Agent to the Borrower and the Lenders, the obligations of all Lenders under Section 2.5 and Section 2.6 to make or continue any Loans as, or to convert any Loans into, LIBO Rate Loans shall forthwith be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist. Upon receipt of notice from the Administrative Agent that the Required Lenders are unable to determine the LIBO Rate, the Borrower may revoke, subject to Section 4.5, any Borrowing Request or Continuation/Conversion Notice then submitted by it. If the Borrower does not revoke such Borrowing Request or Conversion/Continuation Notice, the Lenders shall make, convert or continue the Loans, as proposed by the Borrower, in the amount specified in the applicable notice submitted by the Borrower, but such Loans shall be made, converted or continued as Base Rate Loans instead of LIBO Rate Loans. The Administrative Agent agrees to give prompt notice to the Borrower and the Lenders when it ascertains that the circumstances causing such suspension cease to exist.
Section 4.3    Change of Circumstances. If, after the Closing Date, the introduction of or any change in or in the interpretation of, or any change in the application of, any law or any regulation (including Regulation D of the F.R.S. Board and including any Specified Change of Law)

or guideline issued by any central bank or other Governmental Authority (whether or not having the force of law), or by the NAIC or any other comparable agency charged with the interpretation or administration thereof or including any reserve or special deposit requirement or any tax (other than Taxes covered by Section 4.6 and taxes on a Lender's overall net income) or any capital requirement, has, due to a Lender's compliance the effect, directly or indirectly, of (i) increasing the cost to such Lender or any corporation controlling such Lender of performing its obligations hereunder (including the making, continuing or maintaining of any Loans as or converting any Loans into, LIBO Rate Loans); (ii) reducing any amount received or receivable by such Lender or any corporation controlling such Lender hereunder or its effective return hereunder or on its capital; or (iii) causing such Lender or any corporation controlling such Lender to make any payment or to forego any return based on any amount received or receivable by such Lender hereunder, then upon demand of such Lender to the Borrower through the Administrative Agent, accompanied by written notice showing in reasonable detail the basis for calculation of any such amounts, from time to time, the Borrower shall be obligated to pay such amounts and shall compensate such Lender promptly after receipt of such notice and demand for any such cost, reduction, payment or foregone return. Any certificate of Lender in respect of the foregoing will be conclusive and binding upon the Borrower, except for clearly demonstrable error.
Section 4.4    Replacement of Lender. If (a) the Borrower receives notice from any Lender requesting increased costs or additional amounts under Section 4.3 or 4.6, (b) any Lender is affected in the manner described in Section 4.1 or (c) a Lender becomes a Defaulting Lender, then in each case, the Borrower shall have the right, so long as no Event of Default shall have occurred and be continuing and unless, in the case of clause (a) above, such Lender has removed or cured the conditions which resulted in the obligation to pay such increased costs or additional amounts or agreed to waive and otherwise forego any right it may have to any payments provided for under Section 4.3 or 4.6 in respect of such conditions, to replace in its entirety such Lender (the "Replaced Lender"), upon prior written notice to the Administrative Agent and such Replaced Lender, with one or more other Eligible Assignee(s) (collectively, the "Replacement Lender") acceptable to the Administrative Agent and the Issuer (which acceptance, in each case, shall not be unreasonably withheld); provided, however, that, at the time of any replacement pursuant to this Section 4.4, the Replaced Lender and the Replacement Lender shall enter into (each Replaced Lender hereby unconditionally agreeing to enter into) one or more Lender Assignment Agreements (appropriately completed), pursuant to which (A) the Replacement Lender shall acquire all of the Commitments and outstanding Loans of, and participations in Letter of Credit Outstandings of, the Replaced Lender and, in connection therewith, shall pay (x) to the Replaced Lender in respect thereof an amount equal to the sum of (1) an amount equal to the principal of, and all accrued but unpaid interest on, all outstanding Loans of the Replaced Lender and (2) an amount equal to all accrued but theretofore unpaid fees owing to the Replaced Lender pursuant to Section 3.4 and (y) to the Issuer, an amount equal to any portion of the Replaced Lender's funding of an unpaid drawing under a Letter of Credit as to which the Replaced Lender is then in default; and (B) the Borrower shall pay to the Replaced Lender any other amounts payable to the Replaced Lender under this Agreement (including amounts payable under Sections 4.3, 4.5 and 4.6 which have accrued to the date of such replacement). Upon the execution of the Lender Assignment Agreement(s), the payment to the Administrative Agent of the processing fee referred to in clause (a) of Section 10.9.1, the payment of the amounts referred to in the preceding sentence and, if so requested by the Replacement Lender in accordance with clause (b) of Section 10.9.1, delivery to the Replacement Lender of a Revolving Note executed by the Borrower, the Replacement Lender shall automatically become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement, which shall survive as to such Replaced Lender. It is understood and agreed that if any Replaced Lender shall fail to enter into a Lender Assignment Agreement in accordance with the foregoing, it shall be deemed to have entered into such a Lender Assignment Agreement.
Section 4.5    Funding Losses. In the event any Lender shall reasonably incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a LIBO Rate Loan) as a result of (a) any conversion or repayment or prepayment of the principal amount of any LIBO Rate Loans on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 3.2 or otherwise, or (b) any Loans not being made or continued as, or converted into, LIBO Rate Loans as a result of a withdrawn or revoked Borrowing Request or Continuation/Conversion Notice or for any other reason (other than a default by such Lender or the Administrative Agent), then, upon the written notice of such Lender to the Borrower (with a copy to the Administrative Agent), the Borrower shall, promptly after its receipt thereof and prior to the expiration of the applicable Interest Period, pay to the Administrative Agent for the account of such Lender such amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert or failure to continue, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such LIBO Rate Loan. Such written notice (which shall set forth in reasonable detail the basis for requesting such amount and include calculations in reasonable detail in support thereof) shall, in the absence of clearly demonstrable error, be conclusive and binding on the Borrower.
Section 4.6    Taxes.
(a)    Any and all payments by the Borrower to each Lender and the Administrative Agent under this Agreement and under any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes and any and all interest, penalties, or similar liabilities with respect to such Taxes. In addition, the Borrower shall pay all Other Taxes to the relevant taxing authority or other authority in accordance with applicable law.
(b)    If the Borrower shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, then:
(i)    the sum payable shall be increased as necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section), such Lender or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made;
(ii)    the Borrower shall make such deductions and withholdings; and
(iii)    the Borrower shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law and shall as promptly as possible thereafter send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original receipt (or other written evidence) showing payment thereof.
(c)    The Borrower agrees to indemnify and hold harmless each Lender and the Administrative Agent for the full amount of (i) Taxes and (ii) Other Taxes that are payable by such Lender or the Administrative Agent and any penalties, interest, additions to tax, expenses or other similar liabilities arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within forty-five (45) days after the date such Lender or the Administrative Agent makes written demand therefor.
(d)    Each Lender that is a U.S. Person (as such term is defined in Section 7701(a)(30) of the Code) (a “U.S. Lender”) shall:
(i)    deliver to the Borrower and the Administrative Agent, prior to the first day on which the Borrower is required to make any payments hereunder to Lender, two (2) executed copies of United States Internal Revenue Service Form W-9 (or successor forms) certifying that such Lender is exempt from U.S. federal backup withholding tax. Each U.S. Lender that shall become a Participant pursuant to Section 10.9.2 or a Lender pursuant to Section 10.9.1 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 4.6(c), provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased; and
(ii)    deliver to the Borrower and the Administrative Agent two (2) further executed copies of any such form of certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower.
(e)    Each Lender that is not a U.S. Person (as such term is defined in Section 7701(a)(30) of the Code) (a “Non-U.S. Lender”):
(i)    shall deliver to the Borrower and the Administrative Agent, prior to the first day on which the Borrower is required to make any payments hereunder to Lender, (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Agent), whichever of the following is applicable:in the case of a Lender that is a Non-U.S. Lender that is claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;

(1)	executed copies of IRS Form W-8ECI;

(2)
in the case of any Lender that is a Non-U.S. Lender that is claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Lender Party is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of Borrower Parent within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code (a "U.S.

Tax Compliance Certificate") and (y) executed copies of IRS Form W-8BEN; or

(3)
to the extent a Lender that is a Non-U.S. Lender that is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, IRS Form W-8BEN, a U.S. Tax Compliance Certificate IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner.

(ii)    shall, to the extent it is legally entitled to do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Legal Requirements to permit Borrower or the Agent to determine the withholding or deduction required to be made; and
(iii)    shall, if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), deliver to Borrower and the Administrative Agent at the time or times prescribed by Legal Requirements and at such time or times reasonably requested by Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or the Administrative Agent as may be necessary for Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment;

(iv)    agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and the Agent in writing of its legal inability to do so; and
(v)    shall, unless in any such case any change in treaty, law or regulation has occurred prior to the date on which any such delivery would otherwise be required that renders any such form inapplicable or would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent, become a Participant pursuant to Section 10.9.2 or a Lender pursuant to Section 10.9.1 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 4.6(e), provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.
(f)    Notwithstanding anything to the contrary herein, the Borrower shall not be required to indemnify any U.S. Lender or the Administrative Agent, or to pay any additional amounts to such U.S. Lender or the Administrative Agent pursuant to this Section 4.6 to the extent that the obligation to pay such additional amounts would not have arisen but for a failure by such U.S. Lender to comply with the provisions of clause (d) above.
(g)    Notwithstanding anything to the contrary herein, the Borrower shall not be required to indemnify any Non-U.S. Lender or the Administrative Agent, or to pay any additional amounts to such Non-U.S. Lender or the Administrative Agent, in respect of U.S. Federal withholding tax pursuant to this Section 4.6 to the extent that (i) the obligation to withhold amounts with respect to U.S. Federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a Non-U.S. Participant, on the date such Participant became a Participant hereunder) or as of the date such Non-U.S. Lender changes its applicable lending office; provided, however, that this clause (g) shall not apply to the extent that (x) in the case of an assignee Lender or a Participant or a change in the Lender's applicable lending office, the indemnity payments or additional amounts Lender (or Participant) would be entitled to receive (without regard to this clause (g)) do not exceed the indemnity payment or additional amounts that the Person making the assignment, participation, transfer or change in lending office would have been entitled to receive in the absence of such assignment, participation, transfer or change in lending office, or (y) such assignment, participation, transfer or change in lending office had been requested by the Borrower, (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender or Non-U.S. Participant to comply with the provisions of clause (e) above or (iii) any of the representations or certifications made by a Non-U.S. Lender or Non-U.S. Participant pursuant to clause (e) above are incorrect at the time a payment hereunder is made, other than by reason of any change in treaty, law or regulation having effect after the date such representations or certifications were made.
(h)    If the Borrower determines in good faith that a reasonable basis exists for contesting any Taxes for which indemnification has been demanded hereunder, the relevant Lender or the Administrative Agent, as applicable (to the extent such Lender or the Administrative Agent reasonably determines in good faith that it will not suffer any adverse effect as a result thereof), shall, subject to clause (i) of the proviso in the immediately succeeding sentence, cooperate with the Borrower in challenging such Taxes at the Borrower's expense if so requested by the Borrower in writing. If any Lender or the Administrative Agent, as applicable, receives a refund of, or a credit relating to a Tax for which a payment has been made or borne by the Borrower pursuant to this Agreement, which refund in the good faith judgment of such Lender or the Administrative Agent, as the case may be, is attributable to such payment, then such Lender or the Administrative Agent, as the case may be, shall reimburse the Borrower for such amount as such Lender or the Administrative Agent, as the case may be, determines to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position than it would have been in if the payment by or borne by the Borrower had not been required; provided, however, that (i) any Lender or the Administrative Agent may determine, in its reasonable discretion consistent with the policies of such Lender or the Administrative Agent, whether to seek a refund and (ii) any Taxes that are imposed on a Lender or the Administrative Agent as a result of a disallowance or reduction of any refund with respect to which such Lender or the Administrative Agent has made a payment to the Borrower pursuant to this clause (h) shall be treated as a Tax for which the Borrower is obligated to indemnify such Lender or the Administrative Agent pursuant to this Section 4.6. Neither the Lenders nor the Administrative Agent shall be obliged to disclose information regarding its tax affairs or computations to the Borrower in connection with this clause (h) or any other provision of this Section 4.6.
(i)    Promptly after the date of any payment by the Borrower of Taxes or Other Taxes, the Borrower shall furnish to each Lender and the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to such Lender or the Administrative Agent.
(j)    For purposes of this Section 4.6, the term "Lender" includes any Issuer and the term "applicable law" includes FATCA.

Section 4.7    Change of Lending Office. Each Lender agrees that, as promptly as practicable after it becomes aware of the occurrence of an event or the existence of a condition that would give rise to the operation of Sections 4.1, 4.3, 4.6(a), 4.6(b) or 4.6(c) with respect to such Lender, it will exercise commercially reasonable efforts to make, fund or maintain the affected Loans of such Lender through another lending office and to take such other actions as it deems appropriate to remove or lessen the impact of such condition and if, as determined by such Lender in its discretion, the making, funding or maintaining of such affected Loans through such other lending office or the taking of such other actions would not otherwise adversely affect such Loans or such Lender and would not, in such Lender's discretion, be commercially unreasonable. Nothing in this Section 4.7 shall affect or postpone any of the Obligations of the Borrower or the right of any Lender provided in Sections 4.1, 4.3, 4.6(b) or 4.6(c).
Section 4.8    Payments, Computations, etc. Unless otherwise expressly provided, all payments by the Borrower pursuant to this Agreement, the Notes, each Letter of Credit or any other Loan Document shall be made by the Borrower to the Administrative Agent for the pro rata account of the Lenders entitled to receive such payment. All such payments required to be made to the Administrative Agent shall be made, without setoff, deduction or counterclaim, not later than 1:00 p.m., New York City time, on the date due, in same day or immediately available funds, to such account as the Administrative Agent shall specify from time to time by notice to the Borrower. Funds received after 2:00 p.m., New York City time, on such due date shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day. The Administrative Agent shall promptly remit in same day funds to each Lender its share, if any, of such payments received by the Administrative Agent for the account of such Lender. All computations of interest for LIBO Rate Loans and all computations of Letter of Credit fees and issuance fees pursuant to Section 3.3.3, in each case shall be made on the basis of a 360-day year and actual days elapsed, and, with respect to LIBO Rate Loans, on the expiration of the applicable LIBO Rate Loan contract. All computations of interest and fees for Base Rate Loans (whether calculated at the Federal Funds Rate or the Base Rate) shall be made on the basis of a 365/366-day year and actual days elapsed. Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall (except as otherwise required by clause (c) of the definition of the term "Interest Period") be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees, if any, in connection with such payment.
Section 4.9    Sharing of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff by such Lender or its Affiliates, or otherwise) on account of any Loan or Reimbursement Obligation (other than pursuant to the terms of Section 4.3, 4.4, 4.5 or 4.6) in excess of its pro rata share of payments then or therewith obtained by all Lenders, such Lender shall purchase from the other Lenders such participations in Credit Extensions made by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such recovery together with an amount equal to such selling Lender's ratable share (according to a fraction having a numerator of (a) the amount of such selling Lender's required repayment to the purchasing Lender and a denominator of (b) total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.10) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.
Section 4.10    Setoff. Each Lender (including for the purposes the Affiliates of such Lender) shall, if the Loans have been accelerated or otherwise have become due and payable or upon the occurrence and during the continuance of any Event of Default described in Section 8.1.1 or in clauses (a) through (e) of Section 8.1.9 with respect to the Borrower or, with the consent of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, without prior notice to the Borrower (any such notice being waived by the Borrower to the fullest extent permitted by law), have the right to appropriate and apply to the payment of the Obligations then due or owing to it, any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter maintained with such Lender; provided, however, that any such appropriation and application shall be subject to the provisions of Section 4.9. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender (or its Affiliate); provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Lender may have.
ARTICLE V

CONDITIONS TO EFFECTIVENESS AND TO FUTURE CREDIT EXTENSIONS
Section 5.1    Conditions Precedent to Making of Loans and the Issuance of Letters of Credit. The obligations of the Lenders to make any Loans and the obligations of the Issuer to issue any Letter of Credit shall be subject to the prior or concurrent satisfaction or waiver of each of the conditions precedent set forth in this Section 5.1, in Section 5.2 and in Section 10.6 on or before the Closing Date.
Section 5.1.7    Resolutions, etc. The Administrative Agent shall have received from the Borrower, Guarantor and each Subsidiary Guarantor, as applicable, (i) good standing certificates for each such Person from the Secretary of State (or similar applicable Governmental Authority) of such Person's state of incorporation and each state where the Borrower or such other Person, as the case may be, is qualified to do business as a foreign corporation as of a recent date, together with a bring-down certificate by facsimile, dated a date reasonably close to the Closing Date, (ii) a chart depicting the ownership structure for the Borrower, Guarantor and their Subsidiaries and (iii) a certificate, dated the Closing Date and with counterparts for each Lender, duly executed and delivered by such Person's Secretary or Assistant Secretary, as to
(a)    resolutions of each such Person's Board of Directors then in full force and effect authorizing, to the extent relevant, the execution, delivery and performance of this Agreement, the Notes, each other Loan Document to be executed by such Person and the transactions contemplated hereby and thereby;
(b)    the incumbency and signatures of those of its officers authorized to act with respect to this Agreement, the Notes and each other Loan Document to be executed by such Person; and
(c)    each Organizational Document of such Person,
upon which certificates the Administrative Agent and each Lender may conclusively rely until it shall have received a further certificate of the Secretary or Assistant Secretary of any such Person canceling or amending the prior certificate of such Person.
Section 5.1.8    Credit Agreement; Notes. On or prior to the Closing Date, there shall have been delivered to the Administrative Agent for the account of each of the Lenders duly executed copies of (i) this Agreement and (ii) the appropriate Notes executed by the Borrower, in each case in the amount, maturity and as otherwise provided herein.
Section 5.1.9    Guaranties. The Guarantor shall have duly authorized, executed and delivered to the Administrative Agent the Guaranty in the form of Exhibit G hereto (as modified, supplemented or amended from time to time, the "Guaranty"), and the Guaranty shall be in full force and effect. The Property Owners and Operating Lessees of each of the Initial Unencumbered Pool Properties shall have duly authorized, executed and delivered to the Administrative Agent the Subsidiary Guaranty in the form of Exhibit H-1 hereto (as modified, supplemented or amended from time to time, the "Subsidiary Guaranty"), and the Subsidiary Guaranty shall be in full force and effect.

Section 5.1.10    Entity Searches. Administrative Agent shall have received searches with respect to each of Borrower, Guarantor and each Subsidiary Guarantor for liens, federal tax liens, state tax liens, bankruptcies and judgments.
Section 5.1.11    Initial Unencumbered Pool Properties. Administrative Agent shall have received evidence satisfactory to it that, as of the Effective Date, Borrower shall have repaid or caused to be repaid all Indebtedness for borrowed money (other than Permitted Debt) with respect to each Initial Unencumbered Pool Property, and all Liens (other than Permitted Liens) with respect thereto shall be terminated and released of record within 60 days thereafter.
Section 5.1.12    Compliance Certificates. Administrative Agent shall have received a Compliance Certificate with respect to the Initial Unencumbered Pool Properties and compliance with the financial covenants set forth in Section 7.2.4 (including reconciliation to GAAP, if applicable).
Section 5.1.13     Litigation. There shall exist no pending or threatened action, suit, investigation, litigation or proceeding in any court or before any arbitrator or governmental instrumentality which (x) purports to affect the consummation of the Transaction or the legality or validity of this Agreement or any other Loan Document or (y) could reasonably be expected to have a Material Adverse Effect.
Section 5.1.14     No Material Adverse Effect. On or prior to the Closing Date, in the determination of the Administrative Agent, no Material Adverse Effect shall have occurred; and neither Administrative Agent nor the Lenders shall have become aware of any facts, conditions or other information not previously known to it which could reasonably be expected to have a Material Adverse Effect.
Section 5.1.15     Approvals. All governmental and third party approvals necessary in connection with the financing contemplated hereby and the continuing operations of the Borrower and its Subsidiaries shall have been obtained and shall be in full force and effect except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and all applicable waiting periods, if any, shall have expired without any action being taken or threatened by any competent authority which could restrain, prevent or otherwise impose materially adverse conditions on the financing contemplated hereby.
Section 5.1.16     Opinions of Counsel. The Administrative Agent shall have received opinions, each dated the Closing Date and addressed to the Administrative Agent, each Lender and the Issuer, from Perkins Coie LLP and Venable LLP, each as special counsel to the Borrower and Guarantor, in form and substance reasonably satisfactory to the Administrative Agent.

Section 5.1.17     Closing Date Certificate. The Administrative Agent shall have received, with counterparts for each Lender, the Closing Date Certificate, dated the Closing Date and duly executed and delivered by an Authorized Officer of the Borrower, in which certificate the Borrower shall agree and acknowledge that the statements made therein shall be deemed to be true and correct representations and warranties in all material respects of the Borrower made as of such date and under this Agreement, and, at the time such certificate is delivered, such statements shall in fact be true and correct in all material respects. All documents and agreements required to be appended to the Closing Date Certificate shall be in form and substance reasonably satisfactory to the Administrative Agent and such certificate shall specify that none of such documents or agreements have been modified except as set forth in such certificate.
Section 5.1.18     Financial Statements, Projections and Solvency Certificate.
(a)    The Borrower has furnished to each Lender copies of the audited consolidated balance sheet of Guarantor and its consolidated Subsidiaries for the fiscal years ended December 31, 2013 and December 31, 2014, and the related audited consolidated statements of operations, shareholders’ equity and cash flow for the fiscal years ended on such dates, with the opinion thereon of Deloitte & Touche LLP. Such financial statements (including in each case related schedules and notes) are complete and correct in all material respects and present fairly, in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of Guarantor and its consolidated Subsidiaries as at their respective dates and the results of operations and the cash flow for such periods (subject, as to interim statements, to changes resulting from normal year end and audit adjustments). Neither Guarantor nor any of its Subsidiaries has as of the Effective Date any material contingent liabilities, liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments that would be required to be set forth in its financial statements or notes thereto, except as referred to or reflected or provided for in said financial statements.
(b)    On or prior to the Closing Date, there shall have been delivered to the Lenders projected financial and cash flow statements for the Consolidated Group for the period from the Closing Date to and including at least December 31, 2016 (the "Projections"), which Projections shall reflect the forecasted financial condition, income and expenses and cash flows of the Consolidated Group after giving effect to the Transaction; and
(c)    a solvency certificate as to the Borrower and its Subsidiaries, taken as a whole, from an Authorized Financial Officer, substantially in the form of Exhibit I hereto, addressed to the Administrative Agent and the Lenders and dated the Closing Date.

Section 5.1.19     Other Diligence. Administrative Agent shall have received the following due diligence materials: (i) certificates evidencing insurance coverage for the Qualified Unencumbered Pool Properties and (ii) UCC Searches with respect to each of Borrower, Guarantor and each Subsidiary Guarantor, all in form and substance acceptable to Administrative Agent.
Section 5.1.20     Closing Fees, Expenses, etc. The Administrative Agent shall have received evidence of payment by the Borrower of (or a draw request with respect to) all accrued and unpaid fees, costs and expenses to the extent then due and payable under this Agreement on the Closing Date, together with all reasonable legal costs and expenses of the Administrative Agent to the extent invoiced prior to or on the Closing Date, including any such fees, costs and expenses arising under or referenced in Sections 3.3 and 10.3.
Section 5.1.21     Other Loan Documents. On or prior to the Closing Date, there shall have been delivered to the Administrative Agent for the account of each of the Lenders duly executed copies of each Loan Document not explicitly described in this Section 5.1.
Section 5.1.22     Lender Fees. The Administrative Agent shall have received evidence of payment by the Borrower of the fees payable under the Fee Letters.
Section 5.1.23     Signatories. Upon the request of any Lender, the signatories hereto on behalf of Borrower shall supply such Lender with a valid driver's license or passport as proof of identity.
Section 5.2    All Credit Extensions. The obligation of each Lender and the Issuer to make any Credit Extension shall be subject to Sections 2.1, 2.2 and 2.3 and the satisfaction of each of the conditions precedent set forth in this Section 5.2.
Section 5.2.6    Representations and Warranties, No Default, etc. Both before and after giving effect to any Credit Extension:
(d)    the representations and warranties set forth in Article VI, XI and XIII of this Agreement and in each other Loan Document shall, in each case, be true and correct in all material respects with the same effect as if then made (i) unless already qualified by materiality, in which case such representations and warranties shall be true and correct in all respects and/or (ii) unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date;
(e)    no Default or Event of Default shall have then occurred and be continuing;

(f)    the occurrence of such Credit Extension on such date does not violate any Requirement of Law and is not enjoined, temporarily, preliminarily or permanently and no litigation shall be pending or threatened, which in the good faith judgment of Administrative Agent or the Required Lenders would enjoin, prohibit or restrain, or impose or result in the imposition of any material adverse condition upon, such Credit Extension or any member of the Consolidated Group's obligations with respect thereto; and
(g)    Administrative Agent shall have received a Borrowing Request or an Issuance Request in the form attached as Exhibit B-1 and Exhibit B-2.
Section 5.2.7    Credit Extension Request, etc. Subject to Section 2.8.2, the Administrative Agent shall have received a Borrowing Request if Loans are being requested, or an Issuance Request if a Letter of Credit is being requested or extended. Each of the delivery of a Borrowing Request and the acceptance by the Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by the Borrower that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the conditions set forth in clauses (a) and (b) of Section 5.2.1 have been satisfied.
ARTICLE VI

REPRESENTATIONS AND WARRANTIES
In order to induce the Lenders, the Issuer and the Administrative Agent to enter into this Agreement and to make Credit Extensions hereunder, the Borrower represents and warrants unto the Administrative Agent, the Issuer and each Lender as set forth in this Article VI.
Section 6.1    Organization, etc. Each of Guarantor, Borrower, the Ownership Entities, and, in the case of each other member of the Consolidated Group except where failure could not reasonably be expected to have a Material Adverse Effect:
(a)    is a corporation, limited liability company, or partnership, as the case may be, validly organized and existing and in good standing under the laws of the state or jurisdiction of its incorporation or organization;
(b)    is duly qualified to do business and is in good standing as a foreign corporation, limited liability company or partnership, as the case may be, in each jurisdiction where the nature of its business requires such qualification; and
(c)    has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under this Agreement, the Notes and each other Loan Document to which it is a party and to own and hold under lease its property and to conduct its business substantially as currently conducted by it.
Section 6.2    Due Authorization, Non-Contravention, etc. The execution, delivery and performance by the Borrower of this Agreement, the Notes and each other Loan Document executed or to be executed by it, the execution, delivery and performance by Guarantor and each Subsidiary Guarantor of each Loan Document executed or to be executed by it, and the Borrower's, and each Subsidiary Guarantor's or Guarantor's participation in the consummation of all aspects of the transactions contemplated hereby, are in each case within each such Person's corporate, limited liability company or partnership powers, as the case may be, have been duly authorized by all necessary corporate, limited liability company or partnership action, as the case may be, and do not
(e)    contravene any such Person's Organizational Documents;
(f)    contravene any material contractual restriction binding on or affecting any such Person or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under the terms of any material indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which the Borrower or any of the Subsidiaries or Guarantor is a party or by which it or any of its property or assets is bound;
(g)    contravene (i) any court decree or order binding on or affecting any such Person or (ii) any law or governmental regulation binding on or affecting any such Person; or
(h)    result in, or require the creation or imposition of, any Lien on any of such Person's material properties (except as permitted by this Agreement).
Section 6.3    Government Approval, Regulation, etc. No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or regulatory body or other Person (other than those that have been, or on the Closing Date will be, duly obtained or made and which are, or on the Closing Date will be, in full force and effect and other than those, singly or in the aggregate, with respect to which the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect) is necessary or required for the consummation of the transactions contemplated hereby or the due execution, delivery or performance by, or to make enforceable against, the Borrower, Guarantor or Subsidiary Guarantor, the Notes or any other Loan Document to which it is a party. Neither the Borrower nor any Subsidiary nor Guarantor is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

Section 6.4    Validity, etc. This Agreement constitutes, and the Notes and each other Loan Document, executed by the Borrower will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms; and each other Loan Document executed pursuant hereto by each Subsidiary Guarantor or Guarantor will, on the due execution and delivery thereof by such Subsidiary Guarantor or Guarantor, constitute the legal, valid and binding obligation of such Subsidiary Guarantor or Guarantor enforceable against such Subsidiary Guarantor or Guarantor in accordance with its terms (except, in any case above, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by principles of equity).
Section 6.5    Financial Information.
(i)    The financial statements furnished to the Administrative Agent and the Lenders pursuant to Section 5.1.13(a) have been prepared in accordance with GAAP consistently applied, except as otherwise expressly noted therein, and present fairly in all material respects the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended. All balance sheets, all statements of operations, shareholders' equity, earnings and cash flow and all other financial information of each member of the Consolidated Group and the Unconsolidated Subsidiaries furnished pursuant to Section 7.1.1 have been and will for periods following the Closing Date be prepared in accordance with GAAP consistently applied, except as otherwise expressly noted therein, and do or will present fairly in all material respects the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.
(j)    On and as of the Closing Date, after giving effect to all Indebtedness (including the Loans) being incurred or assumed by the Borrower and Guarantor, (a) the sum of the assets, at a fair valuation, of the Guarantor and its Subsidiaries taken as a whole and the Borrower on a stand-alone basis will exceed their respective debts; (b) Guarantor and its Subsidiaries taken as a whole and the Borrower on a stand-alone basis have not incurred and do not intend to incur, and do not believe that they will incur, debts beyond their ability to pay such debts as such debts mature; and (c) the Guarantor and its Subsidiaries taken as a whole and the Borrower on a stand-alone basis will have sufficient capital with which to conduct their respective businesses. For purposes of this Section 6.5(b), "debt" means any liability on a claim, and "claim" means (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.
(k)    Except as disclosed in the financial statements delivered pursuant to Section 6.5(a) or in Item 6.5(c) of the Disclosure Schedule and the Indebtedness incurred in connection with the Commitments, there were as of the Closing Date no liabilities or obligations with respect to the Borrower or any of its Subsidiaries or Guarantor of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in aggregate, has had or could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, Borrower does not know of any basis for the assertion against Borrower or any of its Subsidiaries or Guarantor of any liability or obligation of any nature whatsoever that is not disclosed in the financial statements delivered pursuant to Section 6.5(a) which, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.
(l)    On and as of the Closing Date, the Projections have been prepared in good faith and are based on assumptions believed by Borrower to be reasonable and attainable under the then known facts and circumstances, and there are no statements or conclusions in any of the Projections which are based upon or include information known to the Borrower to be misleading in any material respect or which knowingly fail to take into account material information regarding the matters reported therein; it being understood, however, that nothing contained herein shall constitute a representation that the results forecasted in such Projections will in fact be achieved.
Section 6.6    No Material Adverse Effect. There has been no change in the business, assets, operations, properties or financial condition of the Consolidated Group that, either individually or in the aggregate, has had, or could reasonably have, a Material Adverse Effect.
Section 6.7    Litigation, etc. There is no pending or, to the knowledge of the Borrower, threatened litigation, action, proceeding or controversy affecting the Borrower or any of its Subsidiaries or Guarantor, or any of their respective Properties, businesses, assets or revenues, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
Section 6.8    Subsidiaries. The Borrower has no Subsidiaries, except those Subsidiaries existing on the Closing Date which are identified in Item 6.8 of the Disclosure Schedule.
Section 6.9    Title.
(a)    The Borrower or, as applicable, each Property Owner and Operating Lessee has good title, or leasehold interests in, or indirect ownership of all of its

Properties and assets, real and personal, tangible and intangible, of any nature whatsoever, free and clear in each case of all Liens or claims, except for Liens permitted pursuant to Section 7.2.3 and except where the failure to have such good title or leasehold interests could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    Each Property Owner of a Qualified Unencumbered Pool Property, other than any Ground Lessee, has good, marketable and insurable fee simple title with respect to each Qualified Unencumbered Pool Property to the land and the improvements, and each Ground Lessee, including with respect to the Marriott Lincolnshire and Scottsdale Fairmont Princess, has good, marketable and insurable leasehold title to the land and improvements to its Qualified Unencumbered Pool Property, in each case free and clear of all Liens whatsoever except the Permitted Liens, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. There are no claims for payment for work, labor or materials affecting a Qualified Unencumbered Pool Property except as permitted by the Loan Documents. None of the Permitted Liens will materially and adversely affect (i) the ability of a Property Owner or Operating Lessee of a Qualified Unencumbered Pool Property to pay any of its obligations to any Person as and when due, (ii) the fair market value of the applicable Qualified Unencumbered Pool Property, (iii) the marketability of title to the applicable Qualified Unencumbered Pool Property, or (iv) the use or operation of the applicable Qualified Unencumbered Pool Property as of the Closing Date and thereafter. Borrower shall cause each Property Owner and Operating Lessee of a Qualified Unencumbered Pool Property, subject to the provisions of the Loan Documents, to preserve its right, title and interest in and to the applicable Qualified Unencumbered Pool Property for so long as the Facility remains outstanding and to warrant and defend the same from and against any and all claims whatsoever, other than the Permitted Liens.
Section 6.10    Taxes. The members of the Consolidated Group and all other Persons with whom the members of the Consolidated Group join in the filing of a consolidated return have filed all Federal income tax returns and other material tax returns and reports, domestic and foreign, required by law to have been filed, and have paid all material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable except those not yet delinquent or those which are being diligently contested in good faith and for which adequate reserves have been established (in the good faith judgment of the Borrower) in accordance with GAAP. The members of the Consolidated Group and each such other Person with whom the members of the Consolidated Group join in the filing of a consolidated return have paid, or have provided adequate reserves (in the good faith judgment of the management of the Borrower) in accordance with GAAP for the payment of all such material taxes, assessments, fees and charges relating to all prior taxable years and the current taxable year of the members of the Consolidated Group and each such other Person with whom the members of the Consolidated Group join in the filing of a consolidated return. To the best knowledge of the Borrower, there is no proposed tax assessment against the members of the Consolidated Group or any such other Person with whom the members of the Consolidated Group join in the filing of a consolidated return that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
Section 6.11    ERISA Compliance.
(a)    Each Plan is in compliance in all material respects with the terms thereof and the applicable provisions of ERISA, the Code and other federal or state law except to the extent that failure to comply could not result, either individually or in the aggregate, in an amount of liability that could reasonably be expected to have a Material Adverse Effect. The Borrower and each ERISA Affiliate have made all required contributions to each Plan, except to the extent that a failure to do so could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code or Section 302 of ERISA has been made with respect to any Plan subject to either such Section of the Code or ERISA.
(b)    There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Pension Plan which has resulted or could reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.
(c)    (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability in an amount which could reasonably be expected to have a Material Adverse Effect if such Pension Plan were then terminated; and (iii) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
Section 6.12    Compliance with Environmental Laws. The Borrower and each of its Subsidiaries is in compliance with all applicable Environmental Laws in respect of the conduct of its business and the ownership of its property, except such noncompliance as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Without limiting the effect of the preceding sentence:
(a)    neither the Borrower nor any of its Subsidiaries has received a complaint, order, citation, notice or other written communication with respect to the existence or alleged existence of a violation of, or liability arising under, any Environmental

Law, the outcome of which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;
(b)    to the best of the Borrower's knowledge, after due inquiry, there are no environmental, health or safety conditions existing or reasonably expected to exist at any real property owned, operated, leased or used by the Borrower or any of its existing or former Subsidiaries or any of their respective predecessors, including off-site treatment or disposal facilities used by the Borrower or its existing or former Subsidiaries for wastes treatment or disposal, which could reasonably be expected to require any construction or other capital costs or clean-up obligations to be incurred prior to the Maturity Date in order to assure compliance with any Environmental Law, including provisions regarding clean-up, to the extent that any of such conditions, construction or other capital costs or clean-up obligations, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and
(c)    neither the Borrower nor any of its Subsidiaries has treated, stored, transported or disposed of Hazardous Materials at or from any currently or formerly owned Real Estate or facility relating to its business in a manner that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
Section 6.13    Regulations T, U and X. Neither the Borrower nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no use of any proceeds of any Credit Extensions will violate F.R.S. Board Regulation T, U or X. Terms for which meanings are provided in F.R.S. Board Regulation T, U or X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.
Section 6.14    Accuracy of Information. All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Consolidated Group in writing to the Administrative Agent, the Issuer or any Lender on or before the Closing Date (including (i) the Confidential Memorandum and (ii) all information contained in the Loan Documents) for purposes of or in connection with this Agreement or any transaction contemplated hereby is true and complete in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided, it being understood and agreed that for purposes of this Section 6.14, such factual information shall not include Projections and pro forma financial information.
Section 6.15    REIT. Guarantor is qualified as a REIT and its proposed methods of operation will enable it to continue to be so qualified.

Section 6.16    No Bankruptcy Filing. None of the members of the Consolidated Group are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of such entity's assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it or against any Guarantor or Subsidiary, except for any such filing or liquidation after the Closing Date which would not constitute an Event of Default hereunder and regarding which the Administrative Agent has received written notice.
Section 6.17    Use of Proceeds. The proceeds of all Loans shall be used by the Borrower and its Subsidiaries, subject to the other restrictions set forth in this Agreement, for their working capital, capital expenditures, acquisitions and other general corporate, partnership or limited liability company purposes. Each Letter of Credit may be used for the same purposes as Borrower and its Subsidiaries may use the proceeds of Loans.
Section 6.18    Other Debt. No member of the Consolidated Group is in default in the payment of any other Indebtedness or under any agreement, mortgage, deed of trust, security agreement, or lease to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.
Section 6.19    Material Agreements. Each Material Agreement is in full force and effect, and no terminating event, default, or failure or performance has accrued thereunder except where such terminating event, default, or failure of performance could not reasonably be expected to have a Material Adverse Effect. The Material Agreements furnished to Administrative Agent constitute all Material Agreements of the Borrower and Guarantor as of the Closing Date. No party to any Material Agreement has challenged or denied the validity or enforceability of any such agreement. The Borrower shall promptly furnish to Administrative Agent copies of all Material Agreements of the Borrower or the Guarantor entered into after the Closing Date.
Section 6.20    Office of Foreign Assets Control. Neither Borrower nor Guarantor shall (a) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the OFAC List) that prohibits or limits any Lender from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower and/or Guarantor, or (b) fail to provide documentary and other evidence of Borrower's identity as may be requested by the Administrative Agent or any Lender at any time to enable the Administrative Agent or any Lender to verify Borrower's identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. § 5318 (the "Patriot Act"). In addition, Borrower hereby agrees to provide Administrative Agent and any Lender with any additional information that Administrative Agent or such Lender(s) deem(s) reasonably necessary from time to time in order to ensure compliance with all Legal Requirements concerning money laundering and similar activities. In order for Administrative Agent and such Lender(s) to comply with the Patriot Act, prior to any Lender or Participant that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, Administrative Agent may request, and such Lender or Participant shall provide, its name, address, tax identification number and such other identification information as shall be necessary for Administrative Agent and the Lenders to comply with the Patriot Act.
Section 6.21    Labor Matters. None of Guarantor, Borrower or any of its Subsidiaries has received written notice, or otherwise has reason to believe that it is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against Guarantor, Borrower or any of its Subsidiaries or, to the best knowledge of Borrower, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Guarantor, Borrower or any of its Subsidiaries or, to the best knowledge of Borrower, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against Guarantor, Borrower or any of its Subsidiaries or, to the best knowledge of Borrower, threatened against Guarantor, Borrower or any of its Subsidiaries and (iii) to the best knowledge of Borrower, no union representation question existing with respect to the employees of Guarantor, Borrower or any of its Subsidiaries and, to the best knowledge of Borrower, no union organizing activities are taking place, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect. To Borrower's knowledge, no Ownership Entity nor the manager of any Qualified Unencumbered Pool Property (i) is involved in or threatened with any material labor dispute, grievance or litigation relating to material labor matters involving any employees and other laborers at the Qualified Unencumbered Pool Property, including, without limitation, violation of any federal, state or local labor, safety or employment laws (domestic or foreign) and/or charges of unfair labor practices or discrimination complaints or (ii) has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or the Railway Labor Act.
Section 6.22    Intellectual Property, Licenses, Franchises and Formulas. Guarantor, Borrower and each of its Subsidiaries owns, or has the right to use, all the patents, trademarks, permits, service marks, trade names, copyrights, licenses, franchises, proprietary information (including, but not limited to, rights in computer programs and databases) and formulas, or other rights with respect to the foregoing, or has obtained assignments of all leases and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others which, or the failure to obtain which, as the case may be, could reasonably be expected to result in a Material Adverse Effect.
Section 6.23    Compliance. Borrower, each Property Owner and Operating Lessee of a Qualified Unencumbered Pool Property, the Qualified Unencumbered Pool Properties and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes. To the best knowledge of Borrower, Borrower is not in default or in violation of any order, writ, injunction, decree or demand of any Governmental Authority and no Ownership Entity is in default or in violation of any order, writ, injunction, decree or demand of any Governmental Authority. To the best knowledge of Borrower, there has not been committed by Borrower or any Ownership Entity any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against the Qualified Unencumbered Pool Properties or any part thereof or any monies paid in performance of Borrower's or such Ownership Entity's obligations under any of the Loan Documents.
Section 6.24    Enforceability. The Loan Documents are not subject to any existing right of rescission, set-off, counterclaim or defense by Borrower, including, without limitation, the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law)), and Borrower has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.
Section 6.25    Insurance. Borrower and the Subsidiaries maintain all insurance policies required under this Agreement. Borrower has not, and to the best of Borrower's knowledge no Person has, done by act or omission anything which would impair the coverage of any such policy.
Section 6.26    Initial Qualified Unencumbered Pool Properties. The Qualified Unencumbered Pool Properties satisfy the criteria set forth in Section 7.1.18(a) and (b).
Section 6.27    Filing and Recording Taxes. All filing, recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents have been paid.
Section 6.28    Brokers. Borrower has not dealt with any broker or finder with respect to the transactions contemplated by the Loan Documents and has not done any acts, had any negotiations or conversations, or made any agreements or promises which will in any way create or give rise to any obligation or liability for the payment of any brokerage fee, charge, commission or other compensation to any Person with respect to the transactions contemplated by this Agreement. Administrative Agent has not dealt with any broker or finder with respect to the transactions contemplated by the Loan Documents and has not done any acts, had any negotiations or conversations, or made any agreements or promises which will in any way create or give rise to any obligation or liability for the payment of any brokerage fee, charge, commission or other compensation to any Person with respect to the transactions contemplated by this Agreement. Borrower and Administrative Agent shall each indemnify and hold harmless the other from and against any loss, liability, cost or expense, including any judgments, attorneys' fees, or costs of appeal, incurred by the other party and arising out of or relating to any breach or default by the indemnifying party of its representations, warranties and/or agreements set forth in this Section 6.28. The provisions of this Section 6.28 shall survive the expiration and termination of the Agreement and the payment of the Indebtedness.
Section 6.29    Taxpayer Identification Numbers. Borrower's Federal taxpayer identification number is 36-4200430. Guarantor’s Federal taxpayer identification number is 36-4200430. The Federal taxpayer number for each Property Owner of a Qualified Unencumbered Pool Property located in the United States of America is 36-4312527 (with respect to SHC Laguna Niguel I LLC), 36-4312523 (with respect to SHC Lincolnshire LLC), 27‑4867722 (with respect to SHR Jackson Hole LLC), 27-4867313 (with respect to SHR Palo Alto LLC), 20-4974171 (with respect to SHR St. Francis, LLC), 32-0451186 (with respect to SHR FSST, LLC), 80-0729471 (with respect to FMT Scottsdale Owner, LLC), 20-3291002 (with respect to SHC Columbus Drive, LLC), and 35-2531510 (with respect to SHR FS Austin, LLC). The Federal taxpayer number for each Operating Lessee of a Qualified Unencumbered Pool Property located in the United States of America is 20-4707064 (with respect to DTRS Laguna, L.L.C.), 20-1232041 (with respect to DTRS Lincolnshire, L.L.C.), 27-4867522 (with respect to DTRS Jackson Hole LLC), 27-4866831 (with respect to DTRS Palo Alto LLC), 20-4623780 (with respect to DTRS St. Francis, LLC), 35-2518543 (with respect to DTRS FSST, LLC), 45-2396723 (with respect to SHR FPH, LLC), 20-3392587 (with respect to DTRS Columbus Drive, LLC), and 61-1760274 (with respect to DTRS Austin, LLC).
Section 6.30     Solvency/Fraudulent Conveyance. None of Borrower, Guarantor and the Subsidiary Guarantors has entered into the transaction contemplated by this Agreement or any Loan Document with the actual intent to hinder, delay, or defraud any creditor. Each of Borrower, Guarantor and the Subsidiary Guarantors has received reasonably equivalent value in exchange for their obligations under the Loan Documents. After giving effect to the Facility and the provisions of the Loan Documents, the fair saleable value of Borrower's assets exceeds and will, immediately following the making of the Facility, exceed Borrower's total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower's assets is and will, immediately following the execution and delivery of this Agreement, be greater than Borrower's probable liabilities, including the maximum amount of its contingent liabilities on its Indebtedness as such Indebtedness become absolute and matured. The fair saleable value of the assets of each Subsidiary Guarantor is and will, immediately following the execution and delivery of this Agreement, be greater than the probable liabilities of such Subsidiary Guarantor, including the maximum amount of its contingent liabilities on its Indebtedness as such Indebtedness becomes absolute and matured. The assets of Borrower does not and, immediately following the execution and delivery of this Agreement will not, constitute unreasonably small capital to carry out each party's business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower or any Subsidiary Guarantor and the amounts to be payable on or in respect of obligations of Borrower or such Subsidiary Guarantor).
Section 6.31    Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees, to the knowledge of the Borrower, its directors, and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the Facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.
ARTICLE VII

COVENANTS
Section 7.1    Affirmative Covenants. The Borrower hereby agrees with the Administrative Agent, the Issuer and each Lender that, until all Commitments have terminated, the Letter of Credit Commitment has terminated or expired and all Obligations have been paid and performed in full, the Borrower will perform or cause to be performed the obligations set forth in this Section 7.1.
Section 7.1.2    Financial Information, Reports, Notices, etc. The Borrower will furnish, or will cause to be furnished, to the Administrative Agent (for distribution to the Issuer and each Lender) copies of the following financial statements, reports, notices and information:
(g)    as soon as available and in any event within forty-five (45) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year of the Borrower, (i) unaudited consolidated balance sheets of the Consolidated Group as of the end of such Fiscal Quarter and unaudited consolidated statements of operations and cash flow of the Consolidated Group for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, certified by an Authorized Financial Officer as fairly presenting in all material respects, in accordance with GAAP (subject to year-end audit adjustments), the financial position and results of operations of the Consolidated Group covered thereby as of the date thereof, and (ii) management's discussion and analysis of the important operational and financial developments during such Fiscal Quarter;
(h)    as soon as available and in any event within ninety (90) days after the end of each Fiscal Year of the Borrower, (i) a copy of the annual audited financial statements for such Fiscal Year for the Consolidated Group, including therein consolidated balance sheets of the Consolidated Group as of the end of such Fiscal Year and consolidated statements of operations and cash flow of the Consolidated Group for such Fiscal Year, in each case as audited (without any Impermissible Qualification) by Deloitte & Touche LLP or other nationally recognized Independent public accountants and (ii) management's discussion and analysis of the important operational and financial developments during such Fiscal Year;
(i)    as soon as available and in any event within sixty (60) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Consolidated Group and within one hundred twenty (120) days after the end of each Fiscal Year of the Consolidated Group, a Compliance Certificate, executed and certified by an Authorized Financial Officer of the Borrower, showing (in reasonable detail, including with respect to appropriate calculations and computations) compliance with the financial covenants set forth in Section 7.2.4 (including reconciliation to GAAP, if applicable);
(j)    promptly after preparation, and no later than forty-five (45) days after the last day of each the first three Fiscal Quarters of each Fiscal Year of the Consolidated Group and within ninety (90) days after the end of each Fiscal Year of the Consolidated Group, with respect to each Qualified Unencumbered Pool Property, (i) operating statements for each of the Qualified Unencumbered Pool Properties and (ii) Borrower's certification that the Qualified Unencumbered Pool Properties continue to satisfy the requirements of Section 7.1.18(a)-(b);
(k)    promptly upon receipt, in the case of the Unconsolidated Subsidiaries, copies of such financial statements, statements of operations and cash flow, balance sheets, and similar financial information received with respect to any Unconsolidated Subsidiary, it being acknowledged and agreed that Borrower shall exercise reasonable efforts to obtain the materials and information described in clauses (a)-(c) above with respect to each such Unconsolidated Subsidiary as soon as reasonably practicable;

(l)    promptly, and in any event within seven (7) Business Days after any Responsible Officer of the Borrower obtains knowledge of the occurrence of a Default or an Event of Default, a statement of an Authorized Officer of the Borrower setting forth details of such Default or Event of Default and the action which the Borrower has taken and proposes to take with respect thereto;
(m)    written notice, promptly and in any event within seven (7) Business Days after any Responsible Officer of the Borrower obtains knowledge of (x) the occurrence of any material adverse development with respect to the Borrower or Guarantor, (y) the commencement of any litigation, action, proceeding, hotel management or labor controversy which could reasonably be expected to have a Material Adverse Effect on any Qualified Unencumbered Pool Property or which could reasonably be expected to result in a Material Adverse Effect, or (z) the occurrence of any development or circumstance with respect to any litigation, action, proceeding, hotel management, labor controversy or other development which could reasonably be expected to have a material adverse effect on any Qualified Unencumbered Pool Property or which could reasonably be expected to result in a Material Adverse Effect;
(n)    (i) as soon as available (but the Borrower will use reasonable efforts to deliver on or before December 31 of each Fiscal Year), a preliminary annual operating budget and Capital Expenditure schedule for each Qualified Unencumbered Pool Property for the following Fiscal Year, (ii) as soon as available, and in any event on or before March 1 of each Fiscal Year, the final annual operating budget and Capital Expenditure schedule for each Qualified Unencumbered Pool Property for the such Fiscal Year, in each case satisfactory to Administrative Agent as to form, and (iii) within forty-five (45) days after June 30 and December 31, a statement containing a listing of (A) all Development Properties and other Properties then undergoing significant rehabilitation, (B) all non-hotel/resort Real Estate and (C) all undeveloped land;
(o)    promptly upon filing thereof, copies of any reports filed on Forms 10-K, 10-Q, and 8-K, effective registration statements filed on Forms S-1, S-2, S-3, S-4 or S-11, and any proxy statements, as well as any substitute or similar documents to substantially the same effect as the foregoing, including, to the extent requested by the Administrative Agent, the schedules and exhibits thereto, in such each case as filed with the SEC by the Consolidated Group (other than immaterial amendments to any such registration statement);
(p)    promptly after transmission thereof, copies of any notices or reports that the Consolidated Group shall send to the holders of any publicly issued debt of the Consolidated Group;

(q)    promptly after a Responsible Officer of Borrower obtains knowledge of the occurrence of any ERISA Event (but in no event more than ten (10) days after a Responsible Officer of Borrower obtains knowledge of such ERISA Event), notice thereof together with a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Consolidated Group or any ERISA Affiliate with respect to such event;
(r)    promptly when available and in any event within sixty (60) Business Days after the last day of each Fiscal Year of the Borrower, a budget for the then-current Fiscal Year of the Borrower as customarily prepared by the management of the Borrower for its internal use, which budget shall be prepared on a Fiscal Quarter basis and shall set forth the principal assumptions on which such budget is based;
(s)    promptly after obtaining knowledge of any one or more of the following environmental matters, unless such environmental matters could not, either individually or when aggregated with all other such matters, be reasonably expected to materially affect a Qualified Unencumbered Pool Property or to result in a Material Adverse Effect, written notice of:
(i)    any pending or threatened Environmental Claim against the Guarantor, Borrower or any of its Subsidiaries or any Real Estate;
(ii)    any condition or occurrence on any Real Estate that (x) results in noncompliance by the Consolidated Group with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any Real Estate;
(iii)    any condition or occurrence on any Real Estate that could reasonably be anticipated to cause such Real Estate to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Estate under any Environmental Law; and
(iv)    the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Estate;
All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower's response thereto; and
(t)    such other information respecting the condition or operations, financial or otherwise, of the Consolidated Group as the Administrative Agent, or the

Required Lenders through the Administrative Agent, may from time to time reasonably request in writing.
Section 7.1.3    Preservation of Corporate Existence, etc. The Borrower will, and will cause Guarantor and each of their respective Subsidiaries to:
(d)    preserve and maintain in full force and effect its corporate, limited liability company or partnership existence, as the case may be, under the laws of its state or jurisdiction of incorporation or organization (provided that the Borrower, Guarantor and their respective Subsidiaries may consummate any transaction permitted under Section 7.2.7), except, in the case of any such Subsidiary, to the extent that the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; and
(e)    preserve and maintain in full force and effect its good standing under the laws of its state or jurisdiction of incorporation or organization and all material governmental and other rights, privileges, qualification, permits, licenses, intellectual property and franchises necessary in the normal conduct of its business except in each case to the extent that the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
Section 7.1.4    Payment of Taxes. The Borrower will, and will cause Guarantor and each of their respective Subsidiaries to, pay and discharge all material taxes, assessments and governmental charges or levies upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto; provided, however, that neither the Borrower, Guarantor nor any of their respective Subsidiaries shall be required hereunder to pay any such tax, assessment, charge, levy or claim that is being contested in good faith if it has maintained adequate reserves (in the good faith judgment of the management of the Borrower, Guarantor or such Subsidiary) with respect thereto in accordance with GAAP.
Section 7.1.5    Compliance with Statutes, etc. The Borrower will, and will cause Guarantor and each of their respective Subsidiaries to, comply, in all material respects, with all applicable statutes, regulations, licenses and other Requirements of Law (including Environmental Laws) having jurisdiction over it or its business, except such as may be contested in good faith or as to which a bona fide dispute may exist or except to the extent that the failure to so comply, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 7.1.6    Insurance. The Borrower will, and will cause Guarantor and each of their respective Subsidiaries to, at all times maintain in full force and effect, with third party insurance companies which are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance with respect to its properties and business (including business interruption, terrorism insurance, earthquake in areas of high seismic activity and wind storm insurance (but with respect to terrorism, earthquake and wind storm coverage, only to the extent commercially reasonable or as required under Mortgage Indebtedness) against such casualties and contingencies and of such types and in such amounts, and with such deductibles, retentions, self-insured amounts and reinsurance provisions, as are customarily maintained by companies engaged in the same or similar businesses in the same general area, and including excess liability coverage of at least $150,000,000 for the Properties and at least $75,000,000 for corporate offices, each of which may be provided under a blanket policy. The Borrower will, upon request of the Administrative Agent or any Lender, furnish to Administrative Agent information presented in reasonable detail as to the insurance maintained by the Borrower and its Subsidiaries.
Section 7.1.7    Further Assurances. Borrower will, and will cause Guarantor and each of their respective Subsidiaries to: (a) promptly execute and deliver any and all other and further instruments which may be reasonably requested by Administrative Agent to cure any defect in the execution and delivery of any Loan Document or more fully describe particular aspects of any Subsidiary Guarantor's, Guarantor's or Borrower's agreements set forth in the Loan Documents; and (b) promptly execute, deliver, and file all such notices, statements, and other documents and take such other steps, as may be reasonably necessary or advisable, or that Administrative Agent may reasonably request, to render fully valid and enforceable under all applicable laws, the rights, liens, and priorities of Administrative Agent, for the benefit of the Lenders, with respect to all security from time to time furnished under this Agreement or intended to be so furnished, in each case in such form and at such times as shall be reasonably satisfactory to Administrative Agent.
Section 7.1.8     Intercompany Indebtedness. Provided no Event of Default has occurred and is continuing, Borrower and its Subsidiaries shall be permitted to amend, restate, cancel and otherwise modify the terms and conditions of Intercompany Indebtedness so long as the provisions of such amendments, restatements and other modifications are consistent with Section 7.1.8.
Section 7.1.9     Transactions with Affiliates. The Borrower will, and will cause Guarantor and each of their respective Subsidiaries to, conduct all transactions with any of their respective Affiliates upon terms that are substantially as favorable to the Borrower, Guarantor or such Subsidiary as it would obtain in a comparable arm's-length transaction with a Person not an Affiliate of the Borrower, Guarantor or such Subsidiary. Intercompany Indebtedness shall be permitted provided (i) the same is subordinated to this Facility and the full repayment of the Obligations and all obligations of Guarantor and any Subsidiary Guarantor under this Facility, provided that for purposes of this Agreement and the other Loan Documents payments are permitted to be made on such Intercompany Indebtedness so long as no Default shall exist under this Agreement (ii) the incurrence of such Indebtedness will not otherwise cause an Event of Default, (iii) intercompany loans to Subsidiaries which are not wholly-owned directly or indirectly by the Borrower or Subsidiary Guarantors are subject to reasonable approval by Administrative Agent, and (iv) such Indebtedness otherwise complies with the terms and restrictions set forth in this Agreement. The Intercompany Indebtedness set forth on Schedule II and the other Intercompany Indebtedness existing as of the Closing Date and identified in Item 7.1.8 of the Disclosure Schedule is permitted hereunder.
Section 7.1.10    Corporate Separateness. Borrower will, and will cause Guarantor and each of their respective Subsidiaries to, take all such action as is necessary to keep the operations of Borrower and its Subsidiaries separate and apart from those of Guarantor including, without limitation, ensuring that all customary formalities regarding corporate existence, including holding regular board of directors' meetings and maintenance of corporate records, are followed. All financial statements of Guarantor and Borrower provided to creditors will, to the full extent permitted by GAAP, clearly evidence the corporate separateness of Borrower and its Subsidiaries from Guarantor.
Section 7.1.11    End of Fiscal Year. The Borrower will, for financial reporting purposes, cause each of its Domestic Subsidiaries' Fiscal Years to end on December 31 of each year (the "Fiscal Year End"); provided, however, that the Borrower may, upon written notice to the Administrative Agent, change the definition of Fiscal Year End set forth above to any other date reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent, will and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.
Section 7.1.12     Interest Rate Protection Agreements. At least fifty percent (50%) of the outstanding principal amount of all Indebtedness for borrowed money of the Consolidated Group (excluding the Aggregate Revolver Outstanding Balance) shall be (a) subject to a fixed interest rate, (b) Contingent Hedged Indebtedness or (c) hedged pursuant to an Interest Rate Protection Agreement that is: (i) acceptable to the lender or lenders providing such Indebtedness, if such lenders or lenders required such Interest Rate Protection Agreement with respect to such Indebtedness, (ii) acceptable to Moody's, S&P, or Fitch Ratings, Inc., if such ratings agency required such Interest Rate Protection Agreement with respect to rating such Indebtedness, or (iii) reasonably acceptable to Administrative Agent, in all other cases.
Section 7.1.13     Guarantor. Guarantor will at all times (i) qualify and maintain its status as a self-directed and self-administered REIT, (ii) remain a publicly traded company with common stock listed on any major national or regional stock exchange, (iii) conduct substantially all of its business and hold substantially all of its assets through the Borrower and operate its business at all times so as to satisfy all requirements necessary to qualify as a real estate investment trust under Sections 856 through 860 of the Code, and (iv) maintain adequate records so as to comply with all record-keeping requirements relating to the qualification of Guarantor as a real estate investment trust as required by the Code and applicable regulations of the Department of Treasury promulgated thereunder and will properly prepare and timely file with the U.S. Internal Revenue Service all returns and reports required thereby. Notwithstanding the provisions of Section 7.2.6, subject to the reasonable approval of Administrative Agent, which shall be provided within five (5) Business Days after Administrative Agent's receipt of a written request therefor from Borrower, Guarantor shall be permitted to issue a reverse stock split with respect to its Capital Stock in order to comply with the covenant set forth in clause (ii) of the previous sentence.
Section 7.1.14     Maintenance, Repairs, and Alterations. Except to the extent the failure to do so could not reasonably be expected to materially adversely affect a Qualified Unencumbered Pool Property or have a Material Adverse Effect:
(a)    Borrower will cause each of the Consolidated Group Properties to be operated, maintained, and managed in a professional manner at all times in all material respects as an upscale, upper-upscale or luxury hotel project and in a manner consistent with the way it is operated, maintained, and managed as of the Closing Date with respect to any Consolidated Group Property owned or leased by Borrower on the Closing Date (including all marketing, advertising, promotional, and reservation programs available as of the Closing Date with respect to any such Consolidated Group Property). Borrower will keep in effect (or cause to be kept in effect) at all times all permits, licenses, and contractual arrangements as may be necessary to meet the standard of operation described in the foregoing sentence or as may be required by the law. Upon the request of the Administrative Agent, the Borrower will deliver to Administrative Agent true, correct, and complete copies of all permits and licenses necessary for the ownership and operation of the Consolidated Group Properties, issued in the name of the applicable Consolidated Group Property and consistent with any Legal Requirements.
(b)    Borrower will not commit or permit any waste or deterioration of or to any Consolidated Group Property.
(c)    Borrower will act prudently and in accordance with customary industry standards in managing and operating the Consolidated Group Properties. Borrower will keep the Consolidated Group Properties and all of its other assets which are reasonably necessary to the conduct of its business in good working order and condition, normal wear and tear excepted.

(d)    The Borrower will, and will cause Guarantor and each of their respective Subsidiaries to pay and discharge all lawful material claims that, if unpaid, could reasonably be expected to become a material Lien upon any properties of the Borrower, Guarantor or any of their respective Subsidiaries (in each case, other than Liens which are permitted under Section 7.2.3); provided, however, that neither the Borrower, Guarantor nor any of their respective Subsidiaries shall be required hereunder to pay any such claim that is being contested in good faith if it has maintained adequate reserves (in the good faith judgment of the management of the Borrower, Guarantor or such Subsidiary) with respect thereto in accordance with GAAP.
Section 7.1.15     Access; Annual Meetings with Lenders.
(a)    Access. The Borrower shall, at any reasonable time and from time to time upon reasonable advance notice, permit the Administrative Agent or any of the Lenders, or any agents or representatives thereof to, under the guidance of officers of the Borrower (unless such officers are not made available for such purpose upon reasonable advance notice), (i) examine and make copies (at the expense of Borrower) of and abstracts from the records and books of account of the Consolidated Group, (ii) visit the properties of the Consolidated Group, (iii) discuss the affairs, finances and accounts of the Consolidated Group with any of their respective officers or directors, and (iv) communicate directly with the Borrower's Independent certified public accountants.
(b)    Annual Meetings with Lenders. At the request of the Administrative Agent or the Required Lenders, the Borrower shall, at least once during each Fiscal Year (other than during the Fiscal Year in effect on the Closing Date) of the Borrower, hold a meeting (at a mutually agreeable location and time) with all of the Lenders at which meeting the financial results of the previous Fiscal Year and the financial condition of the Consolidated Group and the budgets presented for the current Fiscal Year of the Consolidated Group shall be reviewed, with each Lender bearing its own travel, lodging, food and other costs associated with attending any such meeting.
Section 7.1.16     Keeping of Books. The Borrower shall keep, and shall cause Guarantor and each of their respective Subsidiaries to keep, proper books of record and account, in which proper entries shall be made of all financial transactions and the assets and business of the Borrower, Guarantor and each respective Subsidiary.
Section 7.1.17     Management Letters. Promptly after the Borrower's receipt thereof, a copy of any "management letter" received by the Borrower, Guarantor or any of their respective Subsidiaries from its certified public accountants and management's responses, if any, thereto shall be delivered to Administrative Agent.

Section 7.1.18     Subsidiary Guarantors.
(a)    Other than during an Investment Grade Rating Period, as a condition to the inclusion of a Property as a Qualified Unencumbered Pool Property, any Subsidiary that directly owns or leases such Property shall, unless already a party to the Subsidiary Guaranty, execute a Joinder to become party to the Subsidiary Guaranty, substantially in the form attached as Exhibit H-2 hereto.
(b)    During an Investment Grade Rating Period, the Borrower may request that all Subsidiary Guarantors be released from the Subsidiary Guaranty, which release shall be granted so long as (i) no Default or Event of Default exists, and (ii) all representations and warranties continue to be accurate in all material respects, except to extent such representations and warranties are qualified by materiality, in which case such representations and warranties shall continue to be accurate in all respects.
Section 7.1.19     Qualified Unencumbered Pool Properties.
(a)    Each Property designated by the Borrower from time to time as a “Qualified Unencumbered Pool Property” hereunder, which, as of the Effective Date, are the Initial Unencumbered Pool Properties, shall at all times satisfy the following criteria: (i) Borrower or a wholly-owned Subsidiary Guarantor (or, during an Investment Grade Rating Period, a wholly-owned Subsidiary) holds good title (by fee or pursuant to a Qualified Ground Lease) to such Property, free and clear of all Liens (except for Permitted Liens); (ii) such Property is leased to an Operating Lessee; (iii) such Property is designated a full-service property (in accordance with industry standards); (iv) such Property shall at all times be an upper-upscale, luxury or better quality hotel, as designated by Smith Travel Research (or a similar successor company designated by Administrative Agent); (v) such Property is operated under a nationally recognized brand (or with respect to a foreign Property, an internationally recognized brand) pursuant to a third party arms’-length management and franchise agreement; (vi) such Property is fully operating, open to the public and not under development or redevelopment (except for routine, ordinary course renovation, maintenance and repair that does not result in the closure of more than twenty-five percent (25%) of the rooms at such hotel); provided, however, that temporary closure due to force majeure events, not to exceed fifteen (15) Business Days, as well as ordinary course seasonal closures, shall be permitted; (vii) such Property is not subject to or encumbered by any Indebtedness other than Permitted Debt or any Liens other than Permitted Liens; (viii) such Property is free of material structural defects or material environmental issues and not subject to any material condemnation proceeding; (ix) no Ownership Entity has Indebtedness, other than Permitted Debt, or has subjected its direct or indirect interests in a Qualified Unencumbered Pool Property to Liens, other than Permitted Liens; and (x) in the case of a Property that is subject to a Qualified Ground Lease, the applicable Property Owner lessee is not in material default in the observance or performance of any material term, covenant or condition thereof that has not been cured prior to the expiration of any applicable grace or cure period provided therein or waived by the Fee Owner.
(b)    Borrower must at all times directly or indirectly own (by fee or pursuant to a Qualified Ground Lease) a minimum of five (5) Qualified Unencumbered Pool Properties, exclusive of any otherwise Qualified Unencumbered Pool Properties that are located in Mexico.
(c)    Borrower may from time to time include a Property as a Qualified Unencumbered Pool Property by sending a written notice for inclusion to Administrative Agent, and such notice shall include a certification that such Property meets the criteria set forth in clause (a) above. Administrative Agent may reasonably request any diligence materials and documentation it deems necessary to confirm that such Property complies with clause (a) above, including, without limitation, certifications, UCC, lien and judgment searches and other material agreements. Administrative Agent will make such request and materials available to the Lenders. Administrative Agent shall be given at least ten (10) Business Days to review Borrower's certification and any requested due diligence materials prior to inclusion of a Property as a Qualified Unencumbered Pool Property hereunder.
(d)    Borrower shall promptly, after any Responsible Officer of the Borrower obtains knowledge thereof, notify Administrative Agent of: (i) any material structural defects or Environmental Occurrence affecting a Qualified Unencumbered Pool Property or (ii) the occurrence of any material casualty event affecting a Qualified Unencumbered Pool Property, or (iii) any other event or occurrence which would cause a Qualified Unencumbered Pool Property to cease to satisfy each of the conditions and requirements set forth in clause (a) above. In the event that any of the foregoing cause such Qualified Unencumbered Pool Property to no longer satisfy the requirements of Section 7.1.18(a), the affected Qualified Unencumbered Pool Property will immediately, as of the occurrence, cease to qualify as a Qualified Unencumbered Pool Property hereunder, except to the extent provided in the following sentence. In the event that structural defects, Environmental Occurrence or casualty result in the temporary closure (for repair, restoration or remediation) of less than 25% of the rooms in such hotel and provided that restoration or remediation thereof will be promptly and diligently resolved in a good and workman-like manner within no more than sixty (60) days from occurrence, then such Property will not cease to qualify as a Qualified Unencumbered Pool Property for so long as such conditions remain satisfied and provided that such issues are finally repaired or resolved within sixty (60) days.

(e)    Borrower may elect, at any time upon written notice to Administrative Agent, to remove a Property from the Qualified Unencumbered Pool Properties, and upon the effectiveness of such election, provided that such Property Owner and Operating Lessee do not hold any other Qualified Unencumbered Pool Property, the Property Owner and Operating Lessee of such removed Property shall automatically be deemed released from future Obligations under the Subsidiary Guaranty. Notwithstanding the foregoing, no such election by Borrower shall be effective at any time that an Event of Default has occurred and is continuing, or if the removal of such Qualified Unencumbered Pool Property would cause a Default under the provisions of this Agreement, including, without limitation, Section 7.2.4 hereof, unless such Default or Event of Default will, in Administrative Agent’s discretion, be cured at or upon such removal,
Section 7.2    Negative Covenants. The Borrower agrees with the Administrative Agent, the Issuer and each Lender that, until all Commitments have terminated, all Letters of Credit have terminated or expired and all Obligations have been paid and performed in full, the Borrower will comply with the covenants set forth in this Section 7.2.
Section 7.2.1    Changes in Business. Borrower will not, and will not permit Guarantor or any of their respective Subsidiaries to, engage in any significant business or activities in any industries or business segments, other than the business and activities conducted by Borrower, Guarantor and their respective Subsidiaries (taken as a whole) on the Closing Date (i.e., the acquisition, ownership and operation of hotels and interests therein), and other businesses and activities related or incidental thereto.
Section 7.2.2    Indebtedness. The Borrower will not, and will not permit Guarantor or any of their respective Subsidiaries to, create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, other than, without duplication, the following:
(f)    Mortgage Indebtedness and Mezzanine Indebtedness encumbering the Properties other than the Qualified Unencumbered Pool Properties, including customary recourse guaranties provided in connection therewith;
(g)    Permitted Construction Indebtedness, subject to compliance with the covenants set forth in Section 7.2.9, not to exceed FIFTY MILLION DOLLARS ($50,000,000) in aggregate principal amount at any time;
(h)    Permitted Debt;
(i)    Indebtedness incurred by Borrower, Guarantor and their respective Subsidiaries in respect of (i) Hedging Agreements entered into in the ordinary course and not for speculative purposes, (ii) purchase money indebtedness, capital lease obligations or other indebtedness for FF&E incurred in the ordinary course of business (but, in either case, not with respect to Property acquisitions or in any event recourse to Borrower or Guarantor), (iii) hotel management agreement fees and obligations incurred in the ordinary course of business, and (iv) other trade payables, letter of credit reimbursement obligations or guaranties (excluding guarantees of indebtedness for borrowed money or letter of credit reimbursement obligations relating to indebtedness for borrowed money) incurred in the ordinary course of business, subject to compliance with the covenants set forth in Section 7.2.4;
(j)    All Obligations hereunder, including pursuant to the Guaranty and Subsidiary Guaranty;
(k)    Indebtedness secured by any Liens permitted pursuant to Section 7.2.3;
(l)    Indebtedness existing as of the Closing Date and identified in Item 7.1.8 of the Disclosure Schedule;
(m)    Unsecured Indebtedness of Borrower or Guarantor not otherwise permitted under the foregoing clauses (a) through (g), subject to compliance with the covenants set forth in Section 7.2.9, not to exceed $250,000,000 in aggregate principal amount at any time; and
(n)    Intercompany Indebtedness issued in accordance with Section 7.1.8.
Section 7.2.3    Liens. The Borrower and Guarantor will not, and will not permit any of their Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets (real or personal, tangible or intangible), whether now owned or hereafter acquired or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase or leaseback such property or assets (including sales or accounts receivable with recourse to such Borrower, Guarantor or any of their respective Subsidiaries), or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute, except Permitted Liens and, with respect to Subsidiaries other than Ownership Entities and Properties other than Qualified Unencumbered Pool Properties, the following:
(m)    Liens securing Permitted Construction Indebtedness;

(n)    Liens securing Mortgage Indebtedness or Mezzanine Indebtedness;
(o)    Liens securing Indebtedness of the type permitted and described in clause (c) or (d) of Section 7.2.2;
(p)    Liens on cash or Cash Equivalents or deposit accounts holding cash or Cash Equivalents securing Hedging Agreements or letter of credit reimbursement obligations permitted under Section 7.2.2(d) or Liens securing FF&E purchase money indebtedness or capital lease obligations permitted under Section 7.2.2(d);
(q)    inchoate Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or to the extent payment is not required pursuant to Section 7.1.3;
(r)    Liens of carriers, warehousemen, mechanics, materialmen and landlords and other similar Liens imposed by law incurred in the ordinary course of business, in each case so long as such Liens could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect;
(s)    Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workmen's compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory and regulatory obligations, bids, leases and contracts or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety bonds or performance or return-of-money bonds;
(t)    Liens consisting of judgment or judicial attachment liens in circumstances not constituting an Event of Default under Section 8.1.6;
(u)    easements, rights-of-way, municipal and zoning ordinances or similar restrictions, minor defects or irregularities in title and other similar charges or encumbrances not securing Indebtedness and not interfering in any material respect with the ordinary conduct of the business of the Borrower or its Subsidiaries;
(v)    Leases for space entered into in the ordinary course of business affecting any Property (to tenants as tenants only, without purchase rights or options); and

(w)    Liens arising solely by virtue of any statutory or common law provision relating to banks' liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution, provided that such deposit account is not a cash collateral account.
Section 7.2.4    Financial Covenants. The Borrower will not permit to occur any of the events set forth below:
(h)    Minimum Total Fixed Charge Coverage Ratio. Borrower will not permit the Total Fixed Charge Coverage Ratio, as of the end of any Fiscal Quarter, to be less than 1.5:1.0.
(i)    Maximum Total Leverage Ratio. Borrower will not permit the Total Leverage Ratio to be greater than .60 to 1.0; provided, however, that in conjunction with a Specified Acquisition, Borrower may, by written notice to the Administrative Agent, elect to increase the covenant level described in this subsection to .65 to 1.0 for up to the first three (3) Fiscal Quarters ending on or after the date of such Specified Acquisition, provided that such election may not be made more than twice prior to the Maturity Date and such elections may not be consecutive (i.e., the Total Leverage Ratio shall have been less than or equal to .60 to 1.0 for at least one Fiscal Quarter between elections).
(j)    Maximum Secured Leverage Ratio. Borrower will not permit the Total Secured Leverage Ratio to be greater than .50 to 1.0.
(k)    Maximum Secured Recourse Leverage Ratio. Borrower will not permit the Total Secured Recourse Leverage Ratio to be greater than .10 to 1.0
(l)    Maximum Unsecured Leverage Ratio. Borrower will not permit the Total Unsecured Leverage Ratio to be greater than .60 to 1.0.
(m)    Minimum Unsecured Interest Coverage Ratio. Borrower will not permit the Unsecured Interest Coverage Ratio to be less than 2.0 to 1.0.
(n)    Consolidated Tangible Net Worth. Borrower will not permit, as of any date, Consolidated Tangible Net Worth to be less than an amount equal to the sum of (i) $1,834,362,000 (i.e., seventy-five percent (75%) of the Consolidated Tangible Net Worth as of the Closing Date, plus (ii) seventy-five percent (75%) of the net cash proceeds to Guarantor of any new issuances of common Capital Stock, but excluding therefrom (x) the proceeds of any common Capital Stock of Guarantor or Borrower used in a transaction or a series of transactions to redeem all or any portion of an outstanding issue of Capital

Stock (including payment in connection therewith of any accrued Dividends in accordance herewith) or (y) Capital Stock of Guarantor or Borrower issued to discharge Indebtedness.
(o)    Construction Cost. The Borrower will not permit Construction Costs of the Consolidated Group (including, in the case of Unconsolidated Subsidiaries, the greater of (i) Borrower's Share of such Construction Cost and (ii) the amount (without duplication) of such Construction Cost for which the member of the Consolidated Group is liable) at any time to exceed ten percent (10%) of the aggregate Gross Asset Value in respect of all of the Properties.
(p)    Minority Joint Ventures, Non-Hotel Assets and Undeveloped Land. The Borrower will not make, or permit its Subsidiaries to make, Investments in (i) Unconsolidated Subsidiaries if such Investment would cause Borrower’s Share of the aggregate Gross Asset Value of Properties held in Unconsolidated Subsidiaries to exceed twenty-five percent (25%) of the aggregate Gross Asset Value, (ii) non-hotel/resort Real Estate if such Investment would cause the aggregate book value of non-hotel/resort Real Estate of the Consolidated Group to exceed five percent (5%) of the aggregate Total Asset Value, or (iii) undeveloped land if such Investment would cause the aggregate book value of undeveloped land of the Consolidated Group to exceed five percent (5%) of the aggregate Total Asset Value.
(q)    Aggregate Non-Core Investment Restrictions. The Borrower will not, and will not permit its Subsidiaries to, incur Construction Costs or make any Investment described in clause (i) above if such incurrence or Investment would cause the sum of (1) the Construction Costs described in clause (h) above, (2) the aggregate book value of the non-hotel/resort Real Estate or undeveloped land described in clause (i) above, and (3) the Borrower's Share of the aggregate Gross Asset Value of Properties held in Unconsolidated Subsidiaries to exceed thirty-five percent (35%) of the aggregate Total Asset Value at any time.
Section 7.2.5    Investments. The Borrower will not, and will not permit Guarantor or any of their respective Subsidiaries to, make, incur, assume or suffer to exist any Investment in any other Person except:
(d)    Investments existing as of the Closing Date and identified in Item 7.2.5(a) of the Disclosure Schedule, provided that any additional Investments made with respect thereto shall be permitted only if permitted under the other provisions of this Section 7.2.5;
(e)    Investments in Cash Equivalents;

(f)    without duplication, Investments to the extent permitted as Indebtedness pursuant to Section 7.2.2;
(g)    without duplication, Capital Expenditures;
(h)    without duplication, Investments permitted by Section 7.2.6;
(i)    acquisitions of Properties or the Capital Stock of a Person that owns a Property, provided that the financial covenants in Section 7.2.4 are complied with;
(j)    Investments constituting (i) accounts receivable arising, (ii) trade debt granted, or (iii) deposits made in connection with the purchase price of goods or services, in each case in the ordinary course of business;
(k)    loans to Subsidiaries permitted pursuant to Section 7.1.8;
(l)    loans and advances to employees of the Guarantor, the Borrower or any Subsidiary in the ordinary course of business, including in connection with a management incentive plan, not to exceed $5,000,000.00 in the aggregate;
(m)    Investments in the Capital Stock of any Subsidiary; and
(n)    Investments in Unconsolidated Subsidiaries unless the Borrower's Share of the Gross Asset Value of Properties held in all Unconsolidated Subsidiaries is equal to or greater than twenty-five percent (25%) of the aggregate Gross Asset Value of all the Properties.
Section 7.2.6    Restricted Payments, etc.
(h)    Borrower will not, nor will Borrower permit Guarantor or any of Borrower's or Guarantor's respective Subsidiaries to, authorize, declare or pay any Dividends, except in the following circumstances:
(i)    any Subsidiary of Borrower may authorize, declare and pay Dividends to Borrower or to any Subsidiary of Borrower;
(ii)    Guarantor and Borrower shall be permitted to authorize, declare and pay Dividends so long as (A) no Event of Default exists at the time of the respective authorization, declaration or payment or would exist immediately after giving effect thereto, and (B) such Dividends, when aggregated with all Dividends paid during the current Fiscal Quarter and the preceding three consecutive Fiscal Quarters, do not exceed the greater of (x) ninety-five percent (95%) of Funds From Operations (excluding any Share

Repurchase not prohibited by Section 7.2.6(b)) and (y) the minimum amount necessary for Guarantor to maintain its status a real estate investment trust under sections 856 through 860 of the Code and eliminate any U.S. federal income tax liability under sections 857, 858 and 4981 of the Code;
(iii)    provided no Event of Default has occurred and is continuing or would result therefrom, Guarantor and Borrower shall be permitted to pay Dividends to holders of preferred Capital Stock that accrued with respect to the most recent Fiscal Quarter (a "Current Preferred Dividend"); and
(iv)    For the avoidance of doubt, nothing in this Agreement shall be interpreted as prohibiting Dividends from Subsidiaries to holders of Capital Stock in Joint Ventures.
(i)    Borrower and Guarantor shall not redeem, retire, repurchase or engage in any other acquisition or similar transaction, of any class of Borrower's or Guarantor's outstanding Capital Stock (each, a "Share Repurchase") unless no Event of Default has occurred and is continuing or would result therefrom. The foregoing restriction shall not be deemed to apply to (i) a reverse stock split pursuant to the terms of Section 7.1.12 or (ii) a transaction or series of transactions in which an outstanding issue of the Capital Stock of Guarantor or Borrower is replaced, redeemed, or exchanged with a new issue of Capital Stock or the proceeds thereof, as applicable (or in each case portions thereof).
(j)    No Dividend in cash or in kind may be paid or made by Borrower or Guarantor under this Section 7.2.6 at any time that an Event of Default shall have occurred and be continuing or would result from any such Dividend or other payment; provided, however, that notwithstanding the restrictions of Section 7.2.6(a) or the first part of this sentence, for so long as Guarantor qualifies, or has taken all other actions necessary to qualify, as a "real estate investment trust" under the Code during any Fiscal Year of Guarantor, Borrower may authorize, declare and pay quarterly cash Dividends (which may be based on estimates) to Guarantor when and to the extent necessary for Guarantor to distribute, and Guarantor may so distribute, cash Dividends to its shareholders generally in an aggregate amount not to exceed the minimum amount necessary for Guarantor to maintain its tax status as a real estate investment trust, unless Borrower receives notice from Administrative Agent of any monetary Event of Default or other material Event of Default.
(k)    For avoidance of doubt, a Dividend paid or satisfied with the issuance of Capital Stock shall not be deemed to be a Dividend "in kind."
Section 7.2.7    Consolidations and Mergers; Dispositions. The Borrower will not, and will not suffer or permit Guarantor or any of their respective Subsidiaries to, merge,

consolidate, reorganize or otherwise combine or liquidate with or into, whether in one transaction or in a series of transactions to or in favor of, any Person except for (i) transactions that occur between wholly-owned Subsidiaries (provided that if such transaction involves a Subsidiary Guarantor, the Subsidiary Guarantor is the surviving entity), (ii) transactions where the Borrower is the surviving entity and there is no change in the type of business conducted (i.e., from that of a hotel owner and operator) and no other Change of Control or Default results from such transaction, (iii) transactions otherwise permitted hereunder including in connection with a permitted Disposition or Investment, or (iv) transactions otherwise approved in advance by Administrative Agent or the Required Lenders. The Borrower will not, and will not permit Guarantor and any of their respective Subsidiaries to enter into or consummate any Disposition (other than any Disposition resulting from a casualty or condemnation, a Disposition by any Subsidiary to any wholly-owned Subsidiary of Borrower or to Borrower or otherwise approved in advance by the Required Lenders) if (A) an Event of Default then exists; or (B) the Disposition would result in (1) proceeds of less than seventy-five percent (75%) cash or Cash Equivalents or (2) receipt of Capital Stock in a Subsidiary or Joint Venture that would otherwise not be permitted under this Agreement; or (C) the Disposition is not on a bona fide arms-length basis; or (D) the Disposition would, on an actual or pro forma basis, cause an Event of Default or the breach of the financial covenants set forth in Section 7.2.4.
Section 7.2.8    Limitation on Certain Restrictions on Subsidiaries. The Borrower will not, and will not permit Guarantor or any of their respective Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective, any encumbrance or restriction on the ability of any such Subsidiary to (x) pay Dividends or make any other distributions on its Capital Stock or any other interest or participation in its profits owned by the Borrower, Guarantor or any of their Subsidiaries, or pay any Indebtedness owed to the Borrower, Guarantor or any of their respective Subsidiaries, (y) make loans or advances to the Borrower, Guarantor or any of their respective Subsidiaries or (z) transfer any of its properties or assets to the Borrower, Guarantor or any of their respective Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Loan Documents, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower, Guarantor or any of their respective Subsidiaries, (iv) customary provisions restricting assignment of any licensing agreement or other contract entered into by the Borrower, Guarantor or any of their respective Subsidiaries in the ordinary course of business, and (v) restrictions on the transfer of any assets subject to or restrictions on the making of distributions imposed in connection with a Lien permitted by Sections 7.2.3(b), (c) or (d).
Section 7.2.9    Covenant Restrictions. No Recourse Indebtedness of the Borrower or Guarantor shall contain any covenant or restriction which is more restrictive than any covenant or restriction contained in this Agreement or any other Loan Documents. Without limiting the rights and remedies of the Lenders with respect to any breach of the foregoing covenant, any such more restrictive covenant or restriction shall be deemed incorporated herein, mutatis mutandis, and applicable to the Facility.
Section 7.2.10     Organizational Documents. Neither the Guarantor nor the Borrower shall amend, modify or otherwise change any of the terms or provisions in any of its respective Organizational Documents as in effect on the Closing Date, except amendments to effect changes that could not be reasonably expected to have Material Adverse Effect; provided, however, in no event shall the Organizational Documents of Borrower be amended in any manner to reduce or otherwise diminish the management rights and powers of the managing member without the consent of the Administrative Agent.
Section 7.2.11     Transfer Assets. Borrower shall not Transfer any personal property unless (i) such Transfer is in the ordinary course of business, (ii) such personal property is replaced with property of reasonably equivalent value, or (iii) such Transfer is permitted by another provision of this Agreement.
Section 7.2.12     Use of Proceeds. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto. The Borrower shall not, and shall not permit any Subsidiary to, use any part of such proceeds to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stock. Borrower and its Subsidiaries shall comply with Regulations T, U and X of the Board of Governors of the Federal Reserve System.
Section 7.2.13    Negative Pledge. The Borrower shall not, and shall not permit any Subsidiary to, (a) create, assume, incur, permit or suffer to exist any Lien on any Qualified Unencumbered Pool Property or any direct or indirect ownership interest of the Borrower or Guarantor in any Person owning any Qualified Unencumbered Pool Property, now owned or hereafter acquired, except for Permitted Liens or (b) permit any Qualified Unencumbered Pool Property or any direct or indirect ownership interest of the Borrower or Guarantor or in any Person owning a Qualified Unencumbered Pool Property, to be subject to a Negative Pledge.

ARTICLE VIII

EVENTS OF DEFAULT
Section 8.1    Events of Default. Each of the following events or occurrences described in this Section 8.1 shall constitute an "Event of Default."
Section 8.1.14    Non-Payment of Obligations. The Borrower shall default in the payment or prepayment when due of:
(c)    any principal or interest of any Loan; or
(d)    any fee described in Article III or of any other amount payable hereunder or under any other Loan Document and such default shall continue unremedied for a period of five (5) Business Days.
Section 8.1.15    Breach of Warranty. Any representation or warranty of the Borrower made or deemed to be made hereunder or in any other Loan Document executed by it or any other writing or certificate furnished by or on behalf of the Borrower to the Lender for the purposes of or in connection with this Agreement or any such other Loan Document (including any certificates delivered pursuant to Article V), is or shall be incorrect, false or misleading when made or deemed to have been made in any material respect.
Section 8.1.16    Non-Performance of Certain Covenants and Obligations. Borrower shall (a) default in the due performance and observance of any of its obligations under Section 7.1.1(f), Section 7.1.2 (but only to the extent arising from the failure of Guarantor or Borrower to preserve and keep in full force and effect its existence), Section 7.1.12, 7.1.18(b) or Section 7.2 hereof or (b) default in the due performance and observance of any of its obligations under Section 7.1.1(g), (k) or (m), Section 7.1.5, Section 7.1.11 or Section 7.1.18(a)(viii) hereof and such default shall continue unremedied for a period of ten (10) days (provided, however, solely in the case of a default under Section 7.1.5 hereof, Administrative Agent may, in its sole discretion, extend such ten (10) day period, but in no event by more than twenty (20) days).
Section 8.1.17    Non-Performance of Other Covenants and Obligations. The Borrower or an Ownership Entity shall default in the due performance and observance of any other agreement contained herein or in any other Loan Document executed by it, and such default shall continue unremedied for a period of thirty (30) days after written notice thereof shall have been given to the Borrower by the Administrative Agent or the Required Lenders; provided, however, that if such default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and the Borrower shall have commenced to cure such default within such thirty (30) day period and is working in good faith to cure the same, such thirty (30) day period shall be extended for up to an additional thirty (30) days.
Section 8.1.18    Default on Other Indebtedness. A default shall occur in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Recourse Indebtedness (other than Indebtedness described in Section 8.1.1 or Indebtedness with respect to Foreign Subsidiaries) of the Consolidated Group having a principal amount, individually or in the aggregate, in excess of $25,000,000, or a default shall occur in the performance or observance of any obligation or condition, or any other event shall occur or condition shall exist, in either case, with respect to such Recourse Indebtedness (subject to any applicable grace period) if the effect of such default or other event or condition is to accelerate the maturity of any such Recourse Indebtedness or cause such Recourse Indebtedness to become due and payable or to require such Recourse Indebtedness to be prepaid, redeemed, purchased or defeased, or to cause an offer to purchase or defease such Recourse Indebtedness to be required to be made, prior to its expressed maturity; provided, however, that payments required pursuant to the terms of an instrument or agreement otherwise permitted hereunder, that are not the result of a default in the performance or observance of any obligation or condition, shall not be deemed a default under this Section 8.1.5.
Section 8.1.19    Judgments. Any judgment, order, decree or arbitration award for the payment of money in excess of $25,000,000 (to the extent not fully covered by a solvent third party insurance company (less any applicable deductible) and as to which the insurer has not disputed in writing its responsibility to cover such judgment, order, decree or arbitration award), or which could reasonably be expected to result in a Material Adverse Effect, shall be rendered against Borrower, Guarantor or any of their respective Subsidiaries (excluding Foreign Subsidiaries that do not own Qualified Unencumbered Pool Properties and any judgment, order, decree or arbitration award arising out of Non-Recourse Indebtedness, other than against Borrower or Guarantor) and the same shall not have been satisfied or vacated or discharged or stayed or bonded pending appeal within sixty (60) days after the entry thereof.
Section 8.1.20    ERISA. An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan.
Section 8.1.21    Change of Control. Any Change of Control shall occur.
Section 8.1.22    Bankruptcy, Insolvency, etc. The Borrower, Guarantor, or any of their respective Subsidiaries (except for (i) Foreign Subsidiaries or Subsidiaries that are not Property Owners and which own in the aggregate less than $25,000,000 of assets and (ii) obligors with respect to Non-Recourse Indebtedness, other than Borrower or Guarantor) shall:
(a)    become insolvent or generally fail to pay, or admit in writing its inability or unwillingness generally to pay, debts as they become due;

(b)    apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for any substantial part of the property of any thereof, or make a general assignment for the benefit of creditors;
(c)    in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within sixty (60) days;
(d)    permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect thereof, and, if any such case or proceeding is not commenced by the Borrower or any such Subsidiary, such case or proceeding shall be consented to or acquiesced in by the Borrower or any such Subsidiary, as the case may be, or shall result in the entry of an order for relief or shall remain for sixty (60) days undismissed; or
(e)    take any corporate action authorizing, or in furtherance of, any of the foregoing.

Section 8.1.23     REIT Status. Guarantor shall for any reason, whether or not within the control of the Borrower, cease to maintain its status as REIT.
Section 8.1.24     Enforceability. If this Agreement or any other Loan Document shall terminate or shall cease to be in full force and effect or shall cease to be a legally valid, binding and enforceable obligation of Borrower or Guarantor.
Section 8.1.25     Contest. If Borrower, any Subsidiary Guarantor or Guarantor contests in any manner the validity or enforceability of any Loan Document or provision thereof or denies that it has any or further liability or obligation under any Loan Document or provision thereof, or purports to revoke, terminate or rescind any Loan Document or provision thereof.
Section 8.2    Action if Bankruptcy. If any Event of Default described in clauses (a) through (e) of Section 8.1.9 shall occur with respect to the Borrower, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations (including Reimbursement Obligations) shall automatically be and become immediately due and payable, without notice or demand and the Borrower shall automatically and immediately be obligated to deposit with the Administrative Agent cash collateral in an amount equal to all Letter of Credit Outstandings.

Section 8.3    Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (a) through (e) of Section 8.1.9 with respect to the Borrower) shall occur for any reason, whether voluntary or involuntary, and be continuing, Administrative Agent, upon the direction or with the consent of the Required Lenders, shall take such action that Administrative Agent deems advisable to protect and enforce the rights of the Lenders against Borrower, Subsidiary Guarantors and Guarantor, including, without limitation, (i) by written notice to the Borrower declare all of the outstanding principal amount of the Loans and other Obligations (including Reimbursement Obligations) to be due and payable and/or the Revolving Loan Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of the Loans and other Obligations shall be and become immediately due and payable, without further notice, demand or presentment, and the Commitments shall terminate and Borrower shall automatically and immediately be obligated to deposit with Administrative Agent cash collateral in an amount equal to all Letter of Credit Outstandings and (ii) enforcing or availing itself of any or all rights or remedies as set forth in the Loan Documents against Borrower, Subsidiary Guarantors and Guarantor, including, without limitation, all rights or remedies available at law or in equity.
Unless waived in writing by Administrative Agent, and subject in all events to the express provisions of each Loan Document, upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Administrative Agent against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Administrative Agent at any time and from time to time, whether or not all or any of the Indebtedness shall be declared due and payable, and whether or not Administrative Agent shall have commenced any other action for the enforcement of its rights and remedies under any of the Loan Documents. Any such actions taken by Administrative Agent shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Administrative Agent may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Administrative Agent permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) neither Administrative Agent nor the Lenders shall be subject to any one action or election of remedies law or rule and (ii) all liens and other rights, remedies or privileges provided to Administrative Agent and the Lenders shall remain in full force and effect until Administrative Agent and the Lenders have exhausted all remedies with respect to the Guaranty, Subsidiary Guaranty or the Indebtedness has been paid in full.
Section 8.4    Actions in Respect of Letters of Credit.

(r)    If, at any time and from time to time, any Letter of Credit shall have been issued hereunder and an Event of Default shall have occurred and be continuing, then, upon the occurrence and during the continuation thereof, the Administrative Agent, after consultation with the Lenders, may, and upon the demand of the Required Lenders shall, whether in addition to the taking by the Administrative Agent of any of the actions described in this Article VII or otherwise, make a demand upon the Borrower to, and forthwith upon such demand (but in any event within ten (10) days after such demand) the Borrower shall, pay to the Administrative Agent, on behalf of the Lenders, in same day funds at the Administrative Agent's office designated in such demand, for deposit in a special cash collateral account (the "Letter of Credit Collateral Account") to be maintained in the name of the Administrative Agent (on behalf of the Lenders) and under its sole dominion and control at such place as shall be designated by the Administrative Agent, an amount equal to the amount of the Letter of Credit Outstandings (taking into account any amounts then on deposit in the Letter of Credit Collateral Account) under the Letters of Credit. Interest shall accrue on the Letter of Credit Collateral Account at a rate equal to the rate on overnight funds.
(s)    The Borrower hereby pledges, assigns and grants to the Administrative Agent, as administrative agent for its benefit and the ratable benefit of the Lenders a lien on and a security interest in, the following collateral (the "Letter of Credit Collateral"):
(i)    the Letter of Credit Collateral Account, all cash deposited therein and all certificates and instruments, if any, from time to time representing or evidencing the Letter of Credit Collateral Account;
(ii)    all notes, certificates of deposit and other instruments from time to time hereafter delivered to or otherwise possessed by the Administrative Agent for or on behalf of the Borrower in substitution for or in respect of any or all of the then existing Letter of Credit Collateral;
(iii)    all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Letter of Credit Collateral; and
(iv)    to the extent not covered by the above clauses, all proceeds of any or all of the foregoing Letter of Credit Collateral.
The lien and security interest granted hereby secures the payment of all obligations of the Borrower now or hereafter existing hereunder and under any other Loan Document.

(t)    The Borrower hereby authorizes the Administrative Agent for the ratable benefit of the Lenders to apply, from time to time after funds are deposited in the Letter of Credit Collateral Account, funds then held in the Letter of Credit Collateral Account to the payment of any amounts, in such order as the Administrative Agent may elect, as shall have become due and payable by the Borrower to the Lenders in respect of the Letters of Credit.
(u)    Neither the Borrower nor any Person claiming or acting on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Letter of Credit Collateral Account, except as provided in Section 8.4(h) or Section 2.8.7 hereof.
(v)    The Borrower agrees that it will not (i) sell or otherwise dispose of any interest in the Letter of Credit Collateral or (ii) create or permit to exist any lien, security interest or other charge or encumbrance upon or with respect to any of the Letter of Credit Collateral, except for the security interest created by this Section 8.4.
(w)    If any Event of Default shall have occurred and be continuing:
(i)    The Administrative Agent may, in its sole discretion, without notice to the Borrower except as required by law and at any time from time to time, charge, set off or otherwise apply all or any part of any unpaid Obligations then due and payable, in such order as the Administrative Agent shall elect against the Letter of Credit Collateral Account or any part thereof. The rights of the Administrative Agent under this Section 8.4 are in addition to any rights and remedies which any Lender may have; and
(ii)    The Administrative Agent may also exercise, in its sole discretion, in respect of the Letter of Credit Collateral Account, in addition to the other rights and remedies provided herein or otherwise available to it, all the rights and remedies of a secured party upon default under the Uniform Commercial Code in effect in the State of New York at that time.
(x)    The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Letter of Credit Collateral if the Letter of Credit Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property, it being understood that, assuming such treatment, the Administrative Agent shall not have any responsibility or liability with respect thereto.
(y)    At such time as all Events of Default have been cured or waived in writing, all amounts remaining in the Letter of Credit Collateral Account shall be promptly returned to the Borrower. Absent such cure or written waiver, any surplus of the funds held in the Letter of Credit Collateral Account and remaining after payment in full of all of the Obligations (including without limitation all Letter of Credit Outstandings) hereunder and under any other Loan Document after the termination or expiration of all of the Commitments shall be paid to the Borrower or to whomsoever may be lawfully entitled to receive such surplus.
ARTICLE IX

THE AGENTS
Section 9.1    Appointment.
(k)    Each Lender hereby irrevocably designates and appoints DBNY as the Administrative Agent to act as specified herein and in the other Loan Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its respective duties hereunder or under the other Loan Documents by or through its officers, directors, agents, servicers, employees or affiliates.
(l)    Each Lender hereby irrevocably appoints the Issuer to act on behalf of such Lenders with respect to any Letters of Credit issued by the Issuer and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Lenders to act for such Issuer with respect thereto; provided, however, that the Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article IX with respect to any acts taken or omissions suffered by the Issuer in connection with Letters of Credit issued by it or proposed to be issued by it pertaining to the Letters of Credit as fully as if the term "Administrative Agent," as used in this Article IX, included the Issuer with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuer.
Section 9.2    Nature of Duties. The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents. Neither the Administrative Agent nor any of its officers, directors, agents, employees or affiliates shall be liable to any Person for any action taken or omitted by it or them hereunder or under any other Loan Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision); provided that Administrative Agent shall not be responsible for negligence or misconduct of any agents, servicers or attorneys in-fact selected by it with reasonable care. The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Loan Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein.
Section 9.3    Non-Reliance on the Administrative Agent. Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Qualified Unencumbered Pool Properties, the Borrower, Guarantor and their respective Subsidiaries in connection with the making and the continuance of the Credit Extensions and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrower, Guarantor and their respective Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of any Credit Extension or at any time or times thereafter. The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein, in any other Loan Document or in any document, certificate or other writing delivered in connection herewith or therewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Loan Document or the financial condition of the Borrower, Guarantor or any of their respective Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, or the financial condition of the Borrower, Guarantor or any of their respective Subsidiaries or the existence or possible existence of any Default or Event of Default.
Section 9.4    Certain Rights of the Administrative Agent. If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received written instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Required Lenders, or such greater number of Lenders as may be expressly required under Section 10.1.
Section 9.5    Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, email message, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Loan Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.
Section 9.6    Indemnification. To the extent the Administrative Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Administrative Agent (and any affiliate thereof) in proportion to their respective "percentage" as used in determining the Required Lenders for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's (or such affiliate's) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).
Section 9.7    Administrative Agent in its Individual Capacity. With respect to its obligation to make Loans, or issue or participate in Letters of Credit, under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a "Lender" and may exercise the same rights and powers as though it were not performing the duties specified herein; and the terms "Lender," "Required Lenders," or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacities. The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any member of the Consolidated Group or any Affiliate of any member of the Consolidated Group (or any Person engaged in a similar business with any member of the Consolidated Group or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any member of the Consolidated Group or any Affiliate of any member of the Consolidated Group for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

Section 9.8    Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.
Section 9.9    Resignation by the Administrative Agent.
(d)    The Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Loan Documents at any time by giving thirty (30) days prior written notice to the Lenders and, unless an Event of Default then exists with respect to the Borrower, the Borrower. Any such resignation by the Administrative Agent hereunder shall also constitute its resignation as the Issuer, in which case the resigning Administrative Agent (x) shall not be required to issue any further Letters of Credit and (y) shall maintain all of its rights as the Issuer with respect to any Letters of Credit issued by it prior to the date of such resignation. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below in this Section 9.9 or as otherwise provided below in this Section 9.9.
(e)    Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent and Issuer hereunder and who shall be either an Affiliate of the Administrative Agent or a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower's approval or acceptance shall not be required if an Event of Default then exists).
(f)    If a successor Administrative Agent shall not have been so appointed within such thirty (30) day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed, provided that the Borrower's consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent and Issuer hereunder and until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.
(g)    If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above in this Section 9.9 by the thirty-fifth (35th) Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent's resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.
(h)    Upon a resignation of the Administrative Agent pursuant to this Section 9.9, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Loan Documents and the provisions of this Article IX shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as the Administrative Agent.
Section 9.10    Co-Lead Arrangers; Joint Book Running Managers; Co-Syndication Agents. No Co-Lead Arranger, Joint Book Running Manager or Co-Syndication Agent shall have any duties or responsibilities hereunder in its capacity as such.
ARTICLE X

MISCELLANEOUS PROVISIONS
Section 10.1    Waivers, Amendments, etc.
(x)    Neither this Agreement nor any other Loan Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective parties thereto and the Required Lenders, provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender) with Obligations being directly affected thereby, (i) extend the final scheduled maturity of any Loan or Note or extend the Stated Expiry Date of any Letter of Credit beyond the Maturity Date, or reduce the rate or extend the time of payment of interest (except in connection with a waiver of applicability of any post-default increase in interest rates) or fees thereon or reduce the principal amount thereof (except to the extent repaid in cash) or extend the time for payment thereof (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in any rate of interest or fees for purposes of this clause (i), so long as the primary purpose of the respective amendments or modifications to the financial definitions was not to reduce the interest or fees payable hereunder), (ii) amend, modify or waive any provision of this Section 10.1 or any other provision of this Agreement requiring unanimous approval of the Lenders, (iii) reduce the percentage specified in the definition of Required Lenders, (iv) consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement, (v) release Guarantor from the Guaranty, or (vi) except during an Investment Grade Rating Period, release any Subsidiary Guarantor from the Subsidiary Guaranty, except in connection with a Disposition or refinancing that is otherwise permitted pursuant to the terms of this Agreement; provided, further, that, in addition to the consent of the Required Lenders required above, no such change, waiver, discharge or termination shall (A) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Commitment Amount shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), or (B) without the consent of the Issuer, amend, modify or waive any provision of Sections 2.3.3, 2.3.4, or 2.8, or alter its rights or obligations with respect to Letters of Credit.
(y)    If, in connection with any proposed change, waiver, discharge or termination to any of the provisions of this Agreement as contemplated by clauses (i) through (vi), inclusive, of the first proviso to Section 10.1(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described below, to replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 4.4 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination; provided, further, that in any event the Borrower shall not have the right to replace a Lender solely as a result of the exercise of such Lender's rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 10.1(a).
(z)    No failure or delay on the part of the Administrative Agent, the Issuer or any Lender in exercising any power, privilege or right under this Agreement or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, privilege or right preclude any other or further exercise thereof or the exercise of any other power, privilege or right. No notice to or demand on the Borrower in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Administrative Agent, the Issuer or any Lender under this Agreement or any other Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder. The rights, powers and remedies herein or in any other Loan Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Issuer or any Lender would otherwise have.

Section 10.2    Notices. All notices and other communications provided to any party hereto under this Agreement or under any other Loan Document shall be in writing or by facsimile and addressed, delivered or transmitted to such party at its address or facsimile number set forth below its signature hereto, in the case of the Borrower or the Administrative Agent, or set forth below its name in Annex I hereto or in a Lender Assignment Agreement, in the case of any Lender (including in its separate capacity as the Issuer), or at such other address or facsimile number as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when the confirmation of transmission thereof is received by the transmitter.
Section 10.3    Payment of Costs and Expenses; Indemnification. The Borrower hereby agrees: (i) whether or not the transactions herein contemplated are consummated, to pay all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Co-Lead Arrangers (including, without limitation, the reasonable fees and disbursements of Skadden, Arps, Slate, Meagher & Flom LLP and the Administrative Agent's other counsel and consultants) in connection with the preparation, execution and delivery of this Agreement and the other Loan Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of the Administrative Agent or the Co-Lead Arrangers in connection with their syndication efforts and administrative functions with respect to this Agreement and, after the occurrence of an Event of Default, each of the Administrative Agent, the Lenders and the Issuers in connection with the enforcement of this Agreement and the other Loan Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or pursuant to any insolvency or bankruptcy proceedings (including, in each case without limitation, the reasonable fees and disbursements of counsel and consultants for the Administrative Agent and, after the occurrence of an Event of Default, all fees and disbursements of counsel for each of the Administrative Agent, the Lenders and the Issuers; and (ii) to pay and hold the Administrative Agent, each of the Lenders and the Issuers harmless from and against any and all present and future stamp, excise and other similar documentary taxes with respect to the foregoing matters and save the Administrative Agent, each of the Lenders and the Issuers harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Administrative Agent, each of the Lenders and the Issuers) to pay such taxes. Borrower shall further pay, indemnify, and hold each Lender, Co-Lead Arranger, Co-Syndication Agent, Issuer, the Administrative Agent and their Affiliates and each of their respective officers, directors, employees, agents, advisors and controlling persons (each, an "Indemnitee") harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the syndication, execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or Letters of Credit (including any refusal by the Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) and any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by the Borrower or any other Loan Party or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and the reasonable fees and expenses of one primary counsel, one local counsel in each applicable jurisdiction and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs Borrower of such conflict and thereafter, after receipt of Borrower's consent (which consent shall not be unreasonably withheld, conditioned or delayed), retains its own counsel, of another firm of counsel (and local counsel, if applicable) for such affected Indemnitee in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing, collectively, the "Indemnified Liabilities"), provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities (i) are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or (ii) arise out of any dispute brought solely by an Indemnitee against another Indemnitee, do not arise out of or relate to any request, act or omission by the Borrower, any other Loan Party or any of their respective Subsidiaries or Affiliates and do not involve the Administrative Agent, in its capacity as administrative agent, or any Co-Lead Arranger, in its capacity as a lead arranger, or any Co-Syndication Agent, in its capacity as syndication agent. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.3 shall be payable not later than ten (10) days after written demand therefor. No Indemnitee shall have any liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof or the syndication of the Facility, nor any liability for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby. The agreements in this Section 10.3 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.

Section 10.4    Survival and Recourse Nature of Obligations. The obligations of the Borrower under Sections 4.3, 4.4, 4.5, 4.6 and 10.3, and the obligations of the Lenders under Section 9.6 and Section 10.9.2, shall in each case survive any assignment from one Lender to another (in the case of Section 10.3 or Section 10.9.2) and any termination of this Agreement, the payment in full of all the Obligations and the termination of all the Revolving Loan Commitments. In addition, all provisions herein and in any other Loan Document (other than Section 3.3.3 hereof) relating to outstanding Letters of Credit and Excess Cash Collateral shall survive termination of this Agreement until all outstanding Letters of Credit have been drawn in full or terminated and all Excess Cash Collateral has been returned to the Borrower if required pursuant to Section 2.8.7 or Section 8.4. The representations and warranties made by Borrower, Guarantor, and each Subsidiary Guarantor, in this Agreement and in each other Loan Document shall survive the execution and delivery of this Agreement and each such other Loan Document. Borrower, pursuant to this Agreement, and Guarantor and each Subsidiary Guarantor, pursuant to the Guaranty and the Subsidiary Guaranty, as applicable, agrees that they shall be personally liable (whether by suit, deficiency judgment or otherwise) and there shall be full recourse to the Borrower, Guarantor and each Subsidiary Guarantor, for the full payment and performance of the Obligations; provided that the amount of liability of any Subsidiary Guarantor shall not exceed the fair market value of its assets less any liabilities (it being the intention of the parties that no Subsidiary Guarantor shall become insolvent as a result of its obligations hereunder and under the other Loan Documents).
Section 10.5    Headings. The various headings of this Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.
Section 10.6    Execution in Counterparts, Effectiveness, etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof executed on behalf of the Borrower, the Administrative Agent and each of the Lenders (or notice thereof satisfactory to the Administrative Agent) shall have been received by the Administrative Agent and notice thereof shall have been given by the Administrative Agent to the Borrower and each Lender.
Section 10.7    Governing Law; Entire Agreement. THIS AGREEMENT (INCLUDING PROVISIONS WITH RESPECT TO INTEREST, LOAN CHARGES AND COMMITMENT FEES) SHALL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). This Agreement, the Notes and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede any prior agreements, written or oral, with respect thereto.

Section 10.8    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that:
(i)    the Borrower may not assign or transfer its rights or obligations hereunder or under any of the other Loan Documents without the prior written consent of the Administrative Agent and all of the Lenders; and
(j)    the rights of sale, assignment and transfer of the Lenders are subject to Section 10.9.
Section 10.9    Sale and Transfer of Loans and Notes; Participations in Loans and Notes. Any Lender may assign, or sell participations in, its Loans, Letter of Credit Outstandings and Commitments to one or more other Persons in accordance with this Section 10.9.
Section 10.9.1     Assignments.
(a)    Upon prior notice to the Borrower, and the Administrative Agent, any Lender may at any time assign and delegate to one or more Eligible Assignees with the consent of the Borrower, the Administrative Agent and the Issuer (which consents of the Borrower and the Issuer shall not be required (x) if the Eligible Assignee is a Lender or an Affiliate of a Lender, or (y) in the case of the Borrower, if a Specified Default or an Event of Default exists, and each of which consents shall not be unreasonably withheld or delayed if such consents are in fact required), all or any fraction of such Lender's total Loans, Letter of Credit Outstandings and Commitments; provided, however, that (x) the assigning Lender may assign any portion of its Commitments, Revolving Loans, Term Loans and/or interest in Letter of Credit Outstandings, (y) no Lender may assign a Commitment of less than $5,000,000 or, unless such Lender has assigned the entirety of its Commitment, retain a Commitment of less than $5,000,000 and (z) no Lender may assign, delegate or pledge all or any fraction of such Lender's total Loans, Letter of Credit Outstandings and Commitments to the Borrower or any Affiliate of the Borrower. The Borrower and the Administrative Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned and delegated to an Eligible Assignee until:
(i)    notice of such assignment and delegation, together with (A) payment instructions, (B) the Internal Revenue Service Forms or other statements contemplated or required to be delivered pursuant to Section 4.6, if applicable, (C) addresses and related information with respect to such Eligible Assignee, shall have been delivered to the Borrower and the Administrative Agent by such Lender and such Eligible Assignee and (D) the Administrative Agent has made the appropriate entries in the Register;

(ii)    such Eligible Assignee shall have executed and delivered to the Borrower and the Administrative Agent a Lender Assignment Agreement, accepted by the Administrative Agent; and
(iii)    the processing fees described below shall have been paid.
From and after the date that the Administrative Agent accepts such Lender Assignment Agreement, (x) the Eligible Assignee thereunder shall be deemed automatically to have become a party hereto and to the extent that rights and obligations hereunder have been assigned and delegated to such Eligible Assignee in connection with the Lender Assignment Agreement, shall have the rights and obligations of assignor Lender hereunder and under the other Loan Documents, and (y) the assignor Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it in connection with the Lender Assignment Agreement, shall be released from its obligations hereunder and under the other Loan Documents. Accrued interest on that part of the Loans assigned, if any, and accrued fees, shall be paid as provided in the Lender Assignment Agreement. Accrued interest and accrued fees shall be paid at the same time or times provided in this Agreement. Unless such Eligible Assignee is an Affiliate of the assignor Lender, such assignor Lender or such Eligible Assignee must also pay a processing fee in the amount of $3,500 to the Administrative Agent upon delivery of any Lender Assignment Agreement. Any attempted assignment and delegation not made in accordance with this Section 10.9.1 shall be null and void.
(b)    Nothing in this Agreement shall prevent or prohibit Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by Lender from such Federal Reserve Bank and, with prior notification to the Administrative Agent (but without the consent of the Administrative Agent or the Borrower), any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be. No pledge pursuant to this clause (b) shall release the transferor Lender from any of its obligations hereunder.
(c)    The Administrative Agent, on behalf of the Borrower, shall maintain at the address of the Administrative Agent specified below its signature hereto (or at such other address as may be designated by the Administrative Agent from time to time in accordance with Section 10.2) a copy of each Lender Assignment Agreement delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment of and principal amount of the Loans owing to each Lender from time to time. The entries in the Register shall be conclusive and binding, in the absence of clearly demonstrable error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary. Any assignment of any Loan or other obligation hereunder shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.
Section 10.9.2     Participations. Any Lender may at any time sell to one or more commercial lenders, financial institutions or other Persons (each of such commercial lenders, financial institutions or other Persons being herein called a "Participant") participating interests in any of the Loans, Letter of Credit Outstandings, Commitments, or other interests of such Lender hereunder (including loan derivatives and similar swap arrangements based on such Lender's interests hereunder); provided, however, that:
(a)    no participation contemplated in this Section 10.9.2 shall relieve Lender from its Commitments or its other obligations hereunder or under any other Loan Document;
(b)    Lender shall remain solely responsible for the performance of its Commitments and such other obligations;
(c)    the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and under each of the other Loan Documents;
(d)    no Participant, unless such Participant is an Affiliate of Lender or is itself a Lender shall be entitled to require such Lender to take or refrain from taking any action hereunder or under any other Loan Document, except that such Lender may agree with any Participant that such Lender will not, without such Participant's consent, to the extent requiring the consent of such Lender, take any action of the type described in clauses (i) through (vi) of the first proviso of Section 10.1;
(e)    the Borrower shall not be required to pay any amount under this Agreement that is greater than the amount which it would have been required to pay had no participating interest been sold; and
(f)    no Lender may sell participating interests in any of the Loans, Letter of Credit Outstandings, Commitments, or other interests of such Lender hereunder to the Borrower or any Affiliate of the Borrower.

In the case of any such participation, the Participant shall not have any rights under this Agreement or any of the other Loan Documents (the Participant's rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined and paid as if such Lender had not sold such participation. Any Lender that sells a participating interest in any Loan, Revolving Loan Commitment or other interest to a Participant under this Section 10.9.2, shall indemnify and hold harmless the Borrower and the Administrative Agent from and against any taxes, penalties, interest or other costs or losses (including reasonable attorneys' fees and expenses) incurred or payable by the Borrower or the Administrative Agent as a result of the failure of the Borrower or the Administrative Agent to comply with its obligations to deduct or withhold any Taxes from any payments made pursuant to this Agreement to such Lender or the Administrative Agent, as the case may be, which Taxes would not have been incurred or payable if such Participant had delivered a valid Form W-9 to the Borrower or if such Participant had been a Non-U.S. Lender that was entitled to deliver to the Borrower, the Administrative Agent or such Lender, and did in fact so deliver, a duly completed and valid Form W-8ECI or W-8BEN (with respect to a complete exemption under an income tax treaty (or applicable successor form) entitling such Participant to receive payments under this Agreement without deduction or withholding of any United States federal taxes).
Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under the Loan Documents (the "Participant Register"); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Treasury Regulations Section 5f.103-1(c). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
Section 10.10    Confidentiality. Administrative Agent, Issuer and each Lender agrees to maintain, in accordance with its customary procedures for handling confidential information, the confidentiality of all information provided to it by or on behalf of the Borrower, the Guarantor, any Subsidiary or any Unconsolidated Subsidiary or by the Administrative Agent on the Borrower's, the Guarantor's or such Subsidiary's or Unconsolidated Subsidiary's behalf, under this Agreement or any other Loan Document ("Confidential Information"), and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with the Borrower or any Subsidiary or Unconsolidated Subsidiary, except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Administrative Agent, Issuer or the Lender or (ii) was or becomes available on a non-confidential basis from a source other than the Borrower, provided that such source is not bound by a confidentiality agreement with the Borrower, Guarantor or any Subsidiary or Unconsolidated Subsidiary known to the Lender; provided, however, that Lender may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Lender is subject or in connection with an examination of such Lender by any such Governmental Authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Administrative Agent, any Lender or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Lender's Independent auditors and other professional advisors who have been advised that such information is confidential pursuant to this Section 10.10; (G) to any Participant or Eligible Assignee in respect of such Lender's rights and obligations hereunder, actual or potential, provided that such Person shall have agreed in writing to keep such information confidential to the same extent required of the Lenders hereunder with the Borrower being a third party beneficiary of such agreement; (H) to its Affiliates who have been advised that such information is confidential pursuant to this Section 10.10; or (I) to any direct or indirect contractual counterparty to swap agreements or such contractual counterparty's professional advisor, provided that such Person shall have agreed in writing to keep such information confidential to the same extent required of the Lenders hereunder with the Borrower being a third party beneficiary of such agreement. Unless prohibited by applicable law or court order, each Lender and the Administrative Agent shall notify the Borrower of any request by any Governmental Authority (other than any request in connection with an examination of the financial condition of such Lender) for disclosure of Confidential Information prior to such disclosure; provided, further, that in no event shall the Administrative Agent or any Lender be obligated to return any materials furnished by the Borrower, Guarantor or any of their respective Subsidiaries. This Section shall supersede any confidentiality letter or agreement with respect to the Borrower, the Guarantor or the Transaction entered into prior to the Closing Date.
Section 10.11    Tax Advice. None of the Lenders nor the Administrative Agent provides accounting, tax or legal advice. Notwithstanding anything provided herein, and any express or implied claims of exclusivity or proprietary rights, the Borrower each Lender and the Administrative Agent hereby agree and acknowledge that the Borrower each Lender and Administrative Agent (and each of their employees, representatives or other agents) are authorized to disclose to any and all Persons, beginning immediately upon commencement of their discussions and without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement, and all materials of any kind (including opinions or other tax analyses) that are provided by the Borrower, any Lender or the Administrative Agent to the other relating to such tax treatment and tax structure except to the extent that such disclosure is subject to restrictions reasonably necessary to comply with securities laws. In this regard, the Borrower, each Lender and the Administrative Agent acknowledge and agree that disclosure of the tax treatment and tax structure of the transactions contemplated by this Agreement has not been and is not limited in any way by an express or implied understanding or agreement, whether oral or written, and whether or not such understanding or agreement is legally binding, except to the extent that such disclosure is subject to restrictions reasonably necessary to comply with securities laws. For purposes of this authorization, "tax treatment" means the purported or claimed U.S. Federal income tax treatment of the transaction, and "tax structure" means any fact that may be relevant to understanding the purported or claimed U.S. Federal income tax treatment of the transaction. This Section 10.11 is intended to reflect the understanding of the Borrower, any Lender or the Administrative Agent that no Transaction contemplated by this Agreement has been offered under "Conditions of Confidentiality" as that phrase is used in Treasury Regulation 9 § 1.6011-4(b)(3)(i) and 301.6111-2(c)(i), and shall be interpreted in a manner consistent therewith. Nothing herein is intended to imply that any of the Borrower, each Lender and the Administrative Agent has made or provided to, or for the benefit of, the other any oral or written statement as to any potential tax consequences that are related to, or may result from, the Transactions contemplated by this Agreement.
Section 10.12    Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS, THE ISSUER OR THE BORROWER IN CONNECTION HEREWITH OR THEREWITH SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE COUNTY OF NEW YORK OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH PROPERTY MAY BE FOUND. THE PARTIES HEREBY EXPRESSLY AND IRREVOCABLY SUBMIT TO THE PERSONAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE COUNTY OF NEW YORK OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREE TO BE BOUND BY ANY JUDGMENT

RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION, SUBJECT TO THE BORROWER'S RIGHT TO CONTEST SUCH JUDGMENT BY MOTION OR APPEAL ON ANY GROUNDS NOT EXPRESSLY WAIVED IN THIS Section 10.12. THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN Section 10.2. EACH OF THE BORROWER, ADMINISTRATIVE AGENT, LENDER AND ISSUER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO ANY OTHER JURISDICTION TO WHICH IT MAY BE ENTITLED BY VIRTUE OF BEING DOMICILED IN SUCH JURISDICTION OR OTHERWISE, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.
Section 10.13    Waiver of Jury Trial THE ADMINISTRATIVE AGENT, THE LENDERS, THE ISSUER AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS, THE ISSUER OR THE BORROWER IN CONNECTION HEREWITH OR THEREWITH
[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.
BORROWER:
STRATEGIC HOTEL FUNDING, L.L.C.,

a Delaware limited liability company

By:	/s/ Jonathan P. Stanner
Name:    Jonathan P. Stanner
Title:    Senior Vice President, Capital
Markets, Acquisitions & Treasurer
Address:    200 W. Madison
        Suite 1700
        Chicago, IL 60606
Telephone No.:
Facsimile No.:
Attention:    Chief Financial Officer and         General Counsel
With a copy to:
Address:    Perkins Coie LLP
131 S. Dearborn Street
Suite 1700
        Chicago, IL 60603
Telephone No.: (312) 324-8650
Facsimile No.: (312) 324-9650 Attention: Bruce A. Bonjour, Esq.

Signature Page to Strategic Hotel Funding, L.L.C.
Amended & Restated Senior Unsecured Credit Agreement, May 2015

1078710.02F-NYCSR04A - MSW

ADMINISTRATIVE AGENT AND LENDER:
Revolving Loan Commitment:     $42,000,000
Term Loan Commitment:         $28,000,000
DEUTSCHE BANK AG NEW YORK BRANCH
By: /s/ James Rolison    Name:    James Rolison    Title:    Managing Director

By:     /s/James F. Griffith    Name:    James F. Griffith
Title:    Managing Director

Signature Page to Strategic Hotel Funding, L.L.C.
Amended & Restated Senior Unsecured Credit Agreement, May 2015

1078710.02F-NYCSR04A - MSW

LENDERS:
Revolving Loan Commitment:     $42,000,000
Term Loan Commitment:         $28,000,000
JPMORGAN CHASE BANK
By:     /s/ Mohammad S. Hasan
Name:    Mohammad S. Hasan
Title:    Executive Director

Signature Page to Strategic Hotel Funding, L.L.C.
Amended and Restated Senior Unsecured Credit Agreement (2015)

1078710.02F-NYCSR04A - MSW

Revolving Loan Commitment:     $42,000,000
Term Loan Commitment:         $28,000,000
BANK OF AMERICA, N.A.
By: /s/ Suzanne E. Pickett

    Name:    Suzanne E. Pickett

    Title:    Vice President

Signature Page to Strategic Hotel Funding, L.L.C.
Amended and Restated Senior Unsecured Credit Agreement (2015)

1078710.02F-NYCSR04A - MSW

Revolving Loan Commitment:     $35,400,000
Term Loan Commitment:         $23,600,000
BMO HARRIS BANK N.A.
By:     /s/ Gwendolyn Gatz
    Name:    Gwendolyn Gatz
    Title:    Vice President

Signature Page to Strategic Hotel Funding, L.L.C.
Amended and Restated Senior Unsecured Credit Agreement (2015)

1078710.02F-NYCSR04A - MSW

Revolving Loan Commitment:     $35,400,000
Term Loan Commitment:         $23,600,000
CAPITAL ONE, NATIONAL ASSOCIATION
By: /s/ Frederick H. Denecke
    Name:    Frederick H. Denecke
Title:    Senior Vice President

Signature Page to Strategic Hotel Funding, L.L.C.
Amended and Restated Senior Unsecured Credit Agreement (2015)

1078710.02F-NYCSR04A - MSW

Revolving Loan Commitment:     $35,400,000
Term Loan Commitment:         $23,600,000
SUMITOMO MITSUI BANKING CORPORATION
By: /s/ William G. Karl

    Name:    William G. Karl

    Title:    Executive Officer

Signature Page to Strategic Hotel Funding, L.L.C.
Amended and Restated Senior Unsecured Credit Agreement (2015)

1078710.02F-NYCSR04A - MSW

Revolving Loan Commitment:     $35,400,000
Term Loan Commitment:         $23,600,000
WELLS FARGO BANK, NATIONAL ASSOCIATION, A NATIONAL BANKING ASSOCIATION
By: /s/ Anand J. Jobanputra

    Name:    Anand J. Jobanputra

    Title:    Senior Vice President
Hospitality Finance Group
Wells Fargo Bank, N.A.

Signature Page to Strategic Hotel Funding, L.L.C.
Amended and Restated Senior Unsecured Credit Agreement (2015)

1078710.02F-NYCSR04A - MSW

Revolving Loan Commitment:     $35,400,000
Term Loan Commitment:         $23,600,000
PNC BANK, NATIONAL ASSOCIATION
By: /s/ Beth K. Morgan

    Name:    Beth K. Morgan

    Title:    Vice President

Signature Page to Strategic Hotel Funding, L.L.C.
Amended and Restated Senior Unsecured Credit Agreement (2015)

1078710.02F-NYCSR04A - MSW

Revolving Loan Commitment:    $30,000,000
Term Loan Commitment:         $20,000,000
BARCLAYS BANK PLC
By:     /s/ Ronnie Glenn

        Name:    Ronnie Glenn

        Title:    Vice President

Signature Page to Strategic Hotel Funding, L.L.C.
Amended and Restated Senior Unsecured Credit Agreement (2015)

1078710.02F-NYCSR04A - MSW

Revolving Loan Commitment:     $30,000,000
Term Loan Commitment:         $20,000,000
FIFTH THIRD BANK, an Ohio Banking Corporation
By:     /s/ Christian Bevvy

    Name:    Christian Bevvy

    Title:    Senior Vice President

Signature Page to Strategic Hotel Funding, L.L.C.
Amended and Restated Senior Unsecured Credit Agreement (2015)

1078710.02F-NYCSR04A - MSW

Revolving Loan Commitment:    $30,000,000
Term Loan Commitment:         $20,000,000
U.S. BANK NATIONAL ASSOCIATION
By:     /s/ Dennis Redpath

        Name:    Dennis Redpath

        Title:    Senior Vice President

Signature Page to Strategic Hotel Funding, L.L.C.
Amended and Restated Senior Unsecured Credit Agreement (2015)

1078710.02F-NYCSR04A - MSW

Revolving Loan Commitment:     $21,000,000
Term Loan Commitment:         $14,000,000
RAYMOND JAMES BANK, N.A.
By: /s/ James M. Armstrong

    Name:    James M. Armstrong

    Title:    Senior Vice President

Signature Page to Strategic Hotel Funding, L.L.C.
Amended and Restated Senior Unsecured Credit Agreement (2015)

1078710.02F-NYCSR04A - MSW

Revolving Loan Commitment:     $21,000,000
Term Loan Commitment:         $14,000,000
THE PRIVATEBANK AND TRUST COMPANY
By: /s/ Katie Whitty

    Name:    Katie Whitty

    Title:    Managing Director

Signature Page to Strategic Hotel Funding, L.L.C.
Amended and Restated Senior Unsecured Credit Agreement (2015)

1078710.02F-NYCSR04A - MSW

Revolving Loan Commitment:     $15,000,000
Term Loan Commitment:        $10,000,000
MIDFIRST BANK
By:     /s/ Tom L. Gray

        Name:    Tom L. Gray

        Title:    Vice President

Signature Page to Strategic Hotel Funding, L.L.C.
Amended and Restated Senior Unsecured Credit Agreement (2015)

1078710.02F-NYCSR04A - MSW

Annex 1
LENDER INFORMATION

1. DEUTSCHE BANK AG NEW YORK BRANCH
Credit Contact Candice King Vice President 60 Wall Street, 10th Floor New York, NY 10005 212-250-3389 (T) 212-797-4496 (F) Candice.king@db.com	Operations Contact Sara Pelton 5022 Gate Parkway, Suite 100 Jacksonville, FL 32256 904-520-5449 (T) 904-746-4860 (F) Na.agancyservicing@db.com	Revolving Loan Commitment $ 42,000,000 Term Loan Commitment $ 28,000,000 Letter of Credit Commitment $ 20,000,000
Fed Wire Instructions Deutsche Bank AG New York Branch New York, New York ABA# For the A/C of Ref: Strategic Hotel Funding LLC	Daily Operations Contact United States: Loan Operations 904-520-5449 (T) 904-746-4860 (F) Na.agencyservicing@db.com

2. JPMORGAN CHASE BANK, N.A.
Primary Credit Contact Nadeige Dang JPMorgan Chase Bank, N.A. 383 Madison Avenue, Floor 24 New York, NY 10179 212-622-4522 (T) 646-861-6193 (F) Nadeige.dang@jpmorgan.com
Primary Operations Contact

Neha Pandey
JPMorgan Chase Bank, N.A.
JPM-Bangalore Loan Operations
Prestige Tech Park, Floor 4
Sarjapur Outer Ring Rd, Vathur Hobi
Bangalore, India 560 087
00-91-80-6676-64583(T)
201-244-3885 (F)
na_cpg@jpmorgan.com
Revolving Loan Commitment $ 42,000,000 Term Loan Commitment $ 28,000,000 Letter of Credit Commitment $ 20,000,000

Annex 1 - 1

Fed Wire Instructions JPMorgan Chase Bank, N.A. ABA# Account# Attention: Loan & Agency Reference: Strategic Hotel Funding LLC
Secondary Operations Contact

Asha Nanjappa
JPMorgan Chase Bank, N.A.
JPM-Bangalore Loan Operations
Prestige Tech Park, Floor 4
Sarjapur Outer Ring Rd, Vathur Hobi
Bangalore, India 560 087
00-91-80-6676-60775(T)
201-244-3885 (F)
na_cpg@jpmorgan.com

3. BANK OF AMERICA, N.A.
Closing Contact Suzanne E. Pickett Vice President 901 Main Street, 64th Floor Dallas, TX 75202 214-209-0936 (T) 214-209-0995 (F) suzanne.eaddy@baml.com	Operations Contact Pallavi Malik Customer Service Rep 901 Main Street Dallas, TX 75202 415-436-3685 Ext 66483 (T) 312-453-4308 (F) pallavi.malik@bankofamerica.com	Revolving Loan Commitment $ 42,000,000 Term Loan Commitment $ 28,000,000 Letter of Credit Commitment $ 20,000,000
Fed Wire Instructions Bank of America, N.A. Account Name: New York, NY ABA# Account#

Annex 1 - 2

4. BMO HARRIS BANK N.A.
Primary Credit Contact Gwendolyn Gatz Vice President 115 S. LaSalle St. 35W Chicago, IL 60603 312-461-2238 (T) 312-461-2968 (F) gwendolyn.gatz@bmo.com	Operations Contact Blanca Velez Sr. Servicing Coordinator 115 S. LaSalle St. 17W Chicago, IL 60603 312-461-3775 (T) 312-293-5283 (F) blanca.velez@bmo.com	Revolving Loan Commitment $ 35,400,000 Term Loan Commitment $ 23,600,000
Fed Wire Instructions BMO Harris Bank N.A. 111 W. Monroe Street Chicago, IL 60603 ABA# Account# Attn: Blanca Velez

5. CAPITAL ONE, NATIONAL ASSOCIATION
Credit Contact Ashish Tandon Vice President 1680 Capital One Drive 10th FL McLean, VA 22102 703-720-6736 (T) 703-720-2026 (F) ashish.tandon@capitalone.com	Operations Contact Christian Cho Sr. Ops Coordinator 6200 Chevy Chase Dr Laurel, MD 20707 301-939-5955 (T) 855-267-0849 (F) CLSsyndicationmember@capitalone.com	Revolving Loan Commitment $ 35,400,000 Term Loan Commitment $ 23,600,000
Fed Wire Instructions Capital One, National Association 1680 Capital One Drive McLean, VA 22102 ABA# Account# Reference: Strategic Hotel Funding LLC Attn: Christian Cho

6. PNC BANK, NATIONAL ASSOCIATION

Annex 1 - 3

Credit Contact Beth K. Morgan Vice President One North Franklin, Suite 2150 Chicago, IL 60606 312-338-5209 (T) Beth.morgan@pnc.com	Operations Contact Melissa Krauss Loan Administrator 500 First Avenue Firstside Center Bulding Pittsburgh, PA 15219 412-807-7115 (T) 412-807-7766 (F) Melissa.krauss@pnc.com	Revolving Loan Commitment $ 35,400,000 Term Loan Commitment $ 23,600,000
Fed Wire Instructions PNC Bank, National Association Pittsburgh, PA 15219 ABA # Beneficiary: Account# Attention: Melissa Krauss (412) 807-7115
7. SUMITOMO MITSUI BANKING CORPORATION
Primary Credit Contact John Corrigan 277 Park Avenue New York, NY 10172 212-224-4735 (T) 212-224-4887 (F) jcorrigan@smbclf.com	Secondary Credit Contact Grace Wong 277 Park Avenue New York, NY 10172 212-224-4229 (T) 212-224-4887 (F) gwong@smbclf.com	Revolving Loan Commitment $ 35,400,000 Term Loan Commitment $ 23,600,000
Fed Wire Instructions Citibank, NA, New York ABA# Account# Account Name: SWIFT Code: Attention: Loan Services Department Reference: Strategic Hotel Funding LLC	Operations Contact Antonette Mendoza 277 Park Avenue New York, NY 10172 212-224-4786 (T) 212-224-4397 (F) Antonette_Mendoza@smbcgroup.com
8. WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association

Annex 1 - 4

Credit Contact Anand J. Jobanputra Senior Vice President 301 South College Street 4th FL/MAC: D1053-04R Charlotte, NC 28202 704-383-4013 (T) 704-383-2544 (F) anand.jobanputra@wellsfargo.com	Operations Contact Anne F. Hutchinson Loan Servicing Specialist 1 West 4th Street 3rd FL/MAC: D4000-030 Winston-Salem, NC 27101 336-747-8116 (T) 866-588-0565 (F) ann.f.hutchinson@wellsfargo.com	Revolving Loan Commitment $ 35,400,000 Term Loan Commitment $ 23,600,000
Fed Wire Instructions Wells Fargo Bank, NA One West Fourth Street, 3rd Floor Winston-Salem, NC 27101 ABA# Account# Account Name: Attention: Anne F. Hutchinson

9. BARCLAYS BANK PLC
Credit Contact Krishna Hathi Barclays Bank PLC 745 7th Avenue, 27th Floor New York, NY 10019 212-526-8199 (T) 212-526-5115 (F) Krishna.hathi@barclays.com	Operations Contact—Primary US Loan Operations Barclays Bank PLC 700 Prides Crossing Newark, DE 19713 201-499-0040 (T) 972-535-5728 (F) 19725355728@tls.ldsprod.com	Revolving Loan Commitment $ 30,000,000 Term Loan Commitment $ 20,000,000
Operations Contact—Secondary LTM NY/Bank Debt Management ltm@Barclays.com
Fed Wire Instructions Barclays 70 Hudson Street Jersey City, NJ 07302 ABA Number: Account Number: Account Name:
10. Fifth Third Bank, an Ohio Banking Corporation

Annex 1 - 5

Credit Contact Christian Berry Senior Vice President 142 West 57th Street, Suite 1600 New York, NY 10019 212-299-3031 (T) Christian.berry@53.com	Operations Contact—Primary Christin Bell 5050 Kingsley Drive Cincinnati, OH 45227 (513) 358-2510 (T) Christin.Bell@53.com	Revolving Loan Commitment $ 30,000,000 Term Loan Commitment $ 20,000,000
Fed Wire Instructions Fifth Third Bank, an Ohio Banking Corporation 38 Fountain Square Plaza Cincinnati, OH 45263 ABA Number: Account Number: Attention: Tihana Mesic

11. U.S. Bank National Association
Credit Contact Dennis J. Redpath Senior Vice President 209 S. LaSalle Street, Suite 210 Chicago, IL 60604 312-325-8875 (T) 312-325-8852 (F) Dennis.redpath@usbank.com	Operations Contact—Primary CLS Syndication Services 920-237-7601 (T) 920-237-7993 (F) clssyndicationservicesteam@usbank.com	Revolving Loan Commitment $ 30,000,000 Term Loan Commitment $ 20,000,000
Operations Contact—Secondary Jackie Rios Loan Administrator 209 S. LaSalle Street, Suite 210 Chicago, IL 60604 312-325-8864 (T) 312-325-8853 (F) Jacqueline.rios@usbank.com

12. RAYMOND JAMES BANK, N.A.

Annex 1 - 6

Credit Contact James Armstrong Senior Vice President P.O. Box 11628 710 Carillon Parkway St. Petersburg, FL 33716 727-567-7919 (T) 866-205-1396 (F) james.armstrong@raymondjames.com	Operations Contact Loan Ops/CML 710 Carillon Parkway St. Petersburg, FL 33716 727-567-1815; 727-567-1922 (T) 866-597-4002 (F) RJBank-LoanOpsCorp@raymondjames.com	Revolving Loan Commitment $ 21,000,000 Term Loan Commitment $ 14,000,000
Fed Wire Instructions Federal Home Loan Bank of Atlanta 1475 Peachtree Street NE Atlanta, GA 30309 ABA# Attention: Account# Reference: Strategic Hotel

13. THE PRIVATEBANK AND TRUST COMPANY, an Illinois chartered bank
Credit Contact The PrivateBank and Trust Company Katie Whitty Managing Director 120 S LaSalle Street Chicago, IL 60603 312-564-1283 (T) 312-291- 2173 (F) kwhitty@theprivatebank.com
Operations Contact—Primary
The PrivateBank and Trust Company
Brad Nelson
Associate Managing Director
70 West Madison Street, Suite 200
Chicago, IL 60602
(312) 564-1351 (T)
(312) 564-1794 (F)
bnelson@theprivatebank.com

Revolving Loan Commitment $ 21,000,000 Term Loan Commitment $ 14,000,000
Fed Wire Instructions The PrivateBank and Trust Company 120 S. LaSalle Street Chicago, IL 60603 ABA Number: For Credit Name: Account Number: Reference: Strategic Hotels	Operations Contact—Secondary Israel Balaguer Loan Operations Officer (312) 564-1777 (T) (312) 564-1794 (F) ibalaguer@theprivatebank.com

14. MIDFIRST BANK

Annex 1 - 7

Credit Contact Tom Gray Vice President 501 NW Grand Blvd Oklahoma City, OK 73118 405-767-7148 (T) Tom.Gray@MidFirst.com	Operations Contact Sheryl Etheridge Executive Assistant 501 NW Grand Blvd Oklahoma City, OK 73118 405-767-7150 (T) 405-767-5466 (F) SyndicatedLoans@MidFirst.com	Revolving Loan Commitment $ 15,000,000 Term Loan Commitment $ 10,000,000
Fed Wire Instructions MidFirst Bank 501 NW Grand Blvd Oklahoma City, OK 73118 ABA# Account# Attention: Sheryl Etheridge REF: Strategic Hotel Funding, LLC

Annex 1 - 8

Schedule I
Qualified Unencumbered Pool Properties

1.	Ritz-Carlton, Laguna Niguel, CA

2.	The Westin St. Francis, San Francisco, CA

3.	Four Seasons Hotel Silicon Valley, Palo Alto, CA

4.	Four Seasons Resort Jackson Hole, Jackson Hole, WY

5.	Four Seasons Resort at Troon North, Scottsdale, AZ

6.	Fairmont Scottsdale Princess, Scottsdale, AZ

7.	Fairmont Chicago, Chicago IL

8.	Marriott Lincolnshire Resort, Lincolnshire, IL

9.	Four Seasons Hotel Austin, Austin, TX

Schedule II
Intercompany Indebtedness

None.

Schedule III
Disclosure Schedule

ITEM NUMBER	DISCLOSURE (IF APPLICABLE)
Item 6.5(c)	None
Item 6.8
1.
SHC DTRS, Inc.
2.
SHC New Orleans LLC
3.
SHC Aventine II, L.L.C.
4.
New Aventine, L.L.C.
5.
SHC Lincolnshire LLC
6.
SHCI Santa Monica Beach Hotel, L.L.C.
7.
SHC Santa Monica Beach Hotel III, L.L.C.
8.
New Santa Monica Beach Hotel, L.L.C.
9.
Ocean Front Walk Infill, L.L.C.
10.
DTRS Lincolnshire, L.L.C.
11.
DTRS Santa Monica, L.L.C.
12.
SHC Holdings L.L.C.
13.
SHC Asset Management, L.L.C.
14.
SHC Residence Club, L.L.C.
15.
SHC Residence Club II, L.L.C.
16.
SHC Residence Club S. de R.L. de C.V.
17.
SHC Europe, L.L.C.
18.
SHR Prague Praha, L.L.C.
19.
DTRS Columbus Drive, LLC
20.
DTRS Half Moon Bay, LLC
21.
DTRS Michigan Avenue/Chopin Plaza LP
22.
DTRS Michigan Avenue/Chopin Plaza Sub, LLC
23.
DTRS Michigan Avenue/Chopin Plaza, LLC
24.
Intercontinental Florida Limited Partnership
25.
SHC Chopin Plaza Holdings, LLC
26.
SHC Chopin Plaza Mezzanine I, LLC
27.
SHC Chopin Plaza Mezzanine II, LLC
28.
SHC Chopin Plaza, LLC
29.
SHC Columbus Drive, LLC
30.
SHC Half Moon Bay Mezzanine, LLC

   31.      SHC Half Moon Bay, LLC
32.
SHC Michigan Avenue, LLC
33.
SHC Property Acquisition, L.L.C.
34.
SHC del LP, LLC
35.
SHC del GP, LLC
36.
SHC del Coronado, LLC
37.
DTRS North Beach del Coronado, LLC
38.
SHC Washington, LLC
39.
DTRS Washington, LLC
40.
SHC St. Francis, L.L.C.
41.
SHR St. Francis, L.L.C.
42.
DTRS St. Francis, L.L.C.
43.
SHC Laguna, L.L.C.
44.
SHC Laguna Niguel I, L.L.C.
45.
DTRS Laguna, L.L.C.
46.
SHR Grosvenor Square LLC
47.
Santa Barbara US LP
48.
SBA Villas, LLC
49.
Bohus Verwaltung BV
50.
DTRS Intercontinental Miami, LLC
51.
SHR Retail, L.L.C.
52.
SHR Finance, L.L.C.
53.
DTRS Spa Columbus Drive, LLC
54.
SHC Chopin Plaza Holdings Sub, LLC
55.
SHC Michigan Avenue Mezzanine, LLC
56.
New DTRS Michigan Avenue, LLC
57.
New Aventine Mezzanine I, Inc.
58.
New Aventine Mezzanine, LLC
59.
New DTRS LaJolla, LLC
60.
SHC Residences Nayarit, S de RL de CV
61.
SHC Hotel Nayarit, S de RL de CV
62.
HdC DC Corporation (maintained by KSL)
63.
HdC Mezz 5 GP, LLC
64.
HdC Mezz 5 Partners, LP
65.
HdC Mezz 4 GP, LLC
66.
HdC Mezz 4 Partners LP
67.
HdC North Beach Development LLLP
68.
FMT Scottsdale Holdings, LLC
69.
FMT Scottsdale Mezzanine, LLC
70.
FMT Scottsdale Owner, LLC
71.
SHR FPH Holdings, LLC
72.
SHR FPH Mezzanine, LLC
73.
SHR FPH, LLC
74.
DTRS Jackson Hole, LLC

75.
DTRS Palo Alto, LLC
76.
SHR Advisory, LLC
77.
LSAC 2017, LLC
78.
SHR Jackson Hole, LLC
79.
SHR Palo Alto, LLC
80.
SHR FPH Investor, LLC
81.
SHR Scottsdale Investor, LLC
82.
SHC Mexico Holdings, L.L.C.
83.
SHC Mexico Lender, LLC
84.
SHR Class B, LLC
85.
SHR Del Partners, LP
86.
SHR Prague Holding, LLC
87.
SHR Advisory II, LLC
88.
DTRS FSST, LLC
89.
SHR FSST, LLC
90.
DTRS MLB, LLC
91.
SHR MLB, LLC
92.
DTRS Austin, LLC
93.
SHR FS Austin, LLC
94.
DTRS Holding II, LLC
95.
DTRS Holding I, LLC
96.
SHR Del Partners GP, LLC
97.
BSK Del Partner L.P.
98.
BSK Mezz 3, LLC
99.
BSK Mezz 2, LLC
100.
BSK Mezz 1, LLC
101.
BSK Del Partners, LLC
102.
Hotel del Tenant Corp.
103.
Hotel del Coronado, LP
104.
SHR Essex House AV, LLC
105.
SHR Essex House Holdings, LLC
106.
SHR Essex House Mezz, LLC
107.
SHR Essex House, LLC
108.
DTRS Essex House Holdings, LLC
109.
DTRS Essex House Mezz, LLC
110.
DTRS Essex House, LLC
111.
SHR Essex House Condominiums Holdings, LLC
112.
SHR Essex House Condominiums Mezz, LLC
113.
SHR Essex House Condominiums, LLC

Item 7.1.8
1. $60 million loan made by Strategic Hotel Funding, L.L.C. to SHCI Santa Monica Beach Hotel, L.L.C. evidenced by a Promissory Note, dated March 4, 1998
2. $20 million loan made by HDC DC Corporation to Strategic Hotel Funding, L.L.C. evidenced by a Promissory Note, dated February 22, 2011
3. €1,318,780 loan from Strategic Hotel Funding, L.L.C. to Bohus Verwaltung BV

Item 7.2.5(a)
1. 31% interest in Resort Club Punta Mita S. de R.L. de C.V. (which is developing and selling time shares)
2. Ocean Front Walk Infill, L.L.C. owns an additional parcel of land located adjacent to the Loews Santa Monica
3. FMT Scottsdale Owner, L.L.C. owns a 10-acre parcel adjacent to the Fairmont Scottsdale Princess
4. 50% interest in SHC Hotel Nayarit, S de RL de CV and SHC Residences Nayarit, S de RL de CV, which owns land at Lot H-5, a 60-acre parcel near Resort Punta Mita

Schedule IV
Properties

1.	Loews Santa Monica Beach Hotel, Santa Monica, CA

2.	Marriott Lincolnshire Resort, Lincolnshire, IL

3.	Ritz-Carlton Half Moon Bay, Half Moon Bay, CA

4.	InterContinental, Chicago, IL

5.	InterContinental, Miami, FL

6.	Fairmont Chicago, Chicago IL

7.	Four Seasons Hotel Silicon Valley, Palo Alto, CA

8.	Four Seasons Resort Jackson Hole, Jackson Hole, WY

9.	Hotel Del Coronado, San Diego, CA

10.	The Westin St. Francis, San Francisco, CA

11.	Four Seasons Hotel, District of Columbia

12.	Ritz-Carlton, Laguna Niguel, CA

13.	Marriott Hamburg, Hamburg, Germany

14.	Fairmont Scottsdale Princess, Scottsdale, AZ

15.	Four Seasons Hotel Austin, Austin, TX

16.	Four Seasons Resort at Troon North, Scottsdale, AZ

17.	Montage Laguna Beach, Laguna Beach, CA

18.	JW Marriot Essex House, New York, NY

Schedule V
Contingent Hedged Indebtedness

None.

Exhibit A-1
Form of Revolving Note
REVOLVING NOTE
$[__________]                            [_________], 20[__]
FOR VALUE RECEIVED, the undersigned, STRATEGIC HOTEL FUNDING, L.L.C., a Delaware limited liability company (the “Borrower”), promises to pay to the order of [______________] (the “Revolving Loan Lender”) on the Maturity Date (as defined in the Credit Agreement referred to below) the principal sum of [_____________________] ($[____________]) or, if less, the aggregate unpaid principal amount of all Revolving Loans (as defined in the Credit Agreement) made by the Revolving Loan Lender pursuant to that certain Amended and Restated Senior Unsecured Credit Agreement, dated as of May 27, 2015, among the Borrower, the various financial institutions as are or may become parties thereto (including the Revolving Loan Lender), and Deutsche Bank AG New York Branch, as Administrative Agent (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein or the context otherwise requires, capitalized terms used herein shall have the meanings provided in the Credit Agreement.
The Borrower also promises to pay interest on the unpaid principal amount hereof from time to time outstanding from the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid at the rates per annum and on the dates specified in the Credit Agreement.
Payments of both principal and interest are to be made in lawful money of the United States of America in same day or immediately available funds to the account designated by the Administrative Agent pursuant to the Credit Agreement.
This Note is one of the Revolving Notes referred to in, and evidences Indebtedness incurred under, the Credit Agreement, to which reference is made for a description of the security for this Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Indebtedness evidenced by this Note and on which such Indebtedness may be declared to be immediately due and payable.
All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.

THIS NOTE HAS BEEN DELIVERED IN NEW YORK, NEW YORK AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.
STRATEGIC HOTEL FUNDING, L.L.C.,
a Delaware limited liability company

By:
    Name:
    Title:

REVOLVING LOANS AND PRINCIPAL PAYMENTS

Date	Amount of Revolving Loan Made		Interest Period (If Applicable)	Amount of Principal Repaid		Unpaid Principal Balance		Total	Notation Made By
	Base Rate	LIBO Rate		Base Rate	LIBO Rate	Base Rate	LIBO Rate

Exhibit A-2
Form of Term Loan Note
TERM LOAN NOTE
$[__________]                            [_________], 20[__]
FOR VALUE RECEIVED, the undersigned, STRATEGIC HOTEL FUNDING, L.L.C., a Delaware limited liability company (the “Borrower”), promises to pay to the order of [______________] (the “Term Loan Lender”) on the Maturity Date (as defined in the Credit Agreement referred to below) the principal sum of [_____________________] ($[____________]) or, if less, the aggregate unpaid principal amount of all Term Loans (as defined in the Credit Agreement) made by the Term Loan Lender pursuant to that certain Amended and Restated Senior Unsecured Credit Agreement, dated as of May 27, 2015, among the Borrower, the various financial institutions as are or may become parties thereto (including the Revolving Loan Lender), and Deutsche Bank AG New York Branch, as Administrative Agent (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein or the context otherwise requires, capitalized terms used herein shall have the meanings provided in the Credit Agreement.
The Borrower also promises to pay interest on the unpaid principal amount hereof from time to time outstanding from the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid at the rates per annum and on the dates specified in the Credit Agreement.
Payments of both principal and interest are to be made in lawful money of the United States of America in same day or immediately available funds to the account designated by the Administrative Agent pursuant to the Credit Agreement.
This Note is one of the Term Loan Notes referred to in, and evidences Indebtedness incurred under, the Credit Agreement, to which reference is made for a description of the security for this Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Indebtedness evidenced by this Note and on which such Indebtedness may be declared to be immediately due and payable.
All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.

THIS NOTE HAS BEEN DELIVERED IN NEW YORK, NEW YORK AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.
STRATEGIC HOTEL FUNDING, L.L.C.,
a Delaware limited liability company

By:
    Name:
    Title:

Exhibit B-1
Form of Borrowing Request
BORROWING REQUEST

Deutsche Bank AG New York Branch,
acting as Administrative Agent
for the Lenders referred to below
[___________]
[________]
[________________]
Attention:    [________]
STRATEGIC HOTEL FUNDING, L.L.C.
Ladies and Gentlemen:
This Borrowing Request is delivered to you pursuant to Section 2.5 of the Amended & Restated Credit Agreement, dated as of May 27, 2015, among STRATEGIC HOTEL FUNDING, L.L.C., a Delaware limited liability company (the “Borrower”), the various financial institutions as are or may become parties thereto, and Deutsche Bank AG New York Branch, as Administrative Agent (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Borrowing Request shall have the meanings set forth in the Credit Agreement.
The Borrower hereby requests that a Revolving Loan be made in the aggregate principal amount of $__________ on __________, 201_ as a [LIBO Rate Loan having an Interest Period of ______ months] [Base Rate Loan].
The Borrower hereby requests that a Term Loan be made in the aggregate principal amount of $__________ on __________, 201_ as a [LIBO Rate Loan having an Interest Period of ______ months] [Base Rate Loan].
The Borrower hereby acknowledges that, pursuant to Section 5.2.2 of the Credit Agreement, each of the delivery of this Borrowing Request and the acceptance by the Borrower of the proceeds of the Revolving Loans [and Term Loans] requested hereby constitute a representation and warranty by the Borrower that, on the date of such Loans, and before and after giving effect thereto and to the application of the proceeds therefrom, the conditions set forth in clauses (a) and (b) of Section 5.2.1 of the Credit Agreement have been satisfied.
The Borrower hereby certifies that (a) attached hereto as Exhibit A is a true, correct and complete copy of the calculation of the Available Commitment after giving effect to the Loan requested hereunder and (b) after giving pro forma effect to the Loan requested

B-1 - 1

hereunder, Borrower remains in compliance with the financial covenants set forth in Section 7.2.4(e) and (f) of the Credit Agreement.
The Borrower agrees that if prior to the time of the Borrowing requested hereby any matter certified to herein by it will not be true and correct at such time as if then made, it will immediately so notify the Administrative Agent. Except to the extent, if any, that prior to the time of the Borrowing requested hereby the Administrative Agent shall receive written notice to the contrary from the Borrower, each matter certified to herein shall be deemed once again to he certified as true and correct at the date of such Borrowing as if then made.

B-1 - 2

Please wire transfer the proceeds of the Borrowing to the accounts of the following persons at the financial institutions indicated respectively:

Amount to be Transferred	Person to be Paid Name Account No.		Name, Address, etc. of Transferrer Lender

$_________	_____________	____________	__________________

__________________
Attention:__________

$_________	_____________	____________	__________________

__________________
Attention:__________

Balance of such proceeds	[Borrower]		__________________
__________________
Attention:__________

B-1 - 3

The Borrower has caused this Borrowing Request to be executed and delivered, and the certification and warranties contained herein to be made, by its duly Authorized Officer this __ day of ____________, 201__.
STRATEGIC HOTEL FUNDING, L.L.C., a Delaware limited liability company

By ______________________________
Name: [_______]
Title: [__________]

B-1 - 4

EXHIBIT A

Calculations

B-1 - 5

Exhibit B-2
Form of Issuance Request
ISSUANCE REQUEST

JPMorgan Chase Bank, N.A.
383 Madison Avenue, Floor 24
New York, NY 10179
Attention: Anna Kostenko

Bank of America, N.A.
Fulfillment Closer
101 N. Tryon Street
Charlotte, NC 28255
Attention: Keith Sandman

Deutsche Bank AG New York Branch
60 Wall Street, 10th Floor
New York, NY 10005
Attention: Candice King

With a copy to:
Deutsche Bank AG New York Branch,
acting as Administrative Agent
for the Lenders referred to above
[_________]
[___________]
Attention:    [___________]

STRATEGIC HOTEL FUNDING, L.L.C.
Ladies and Gentlemen:
This Issuance Request is delivered to you pursuant to Section 2.8 of the Amended and Restated Senior Unsecured Credit Agreement, dated as of May 27, 2015, among STRATEGIC HOTEL FUNDING, L.L.C, a Delaware limited liability company (the “Borrower”), the various financial institutions as are or may become parties thereto, and Deutsche Bank AG New York Branch, as Administrative Agent (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein or the context otherwise requires, capitalized terms used herein have the meanings provided in the Credit Agreement.
The Borrower hereby requests that on __________ __, 201_ (the "Date of Issuance") each Lender issue a standby Letter of Credit on _______________, 201_ in the initial Stated Amount

B-2 - 1

of $_________ with a Stated Expiry Date (as defined therein) of [______________ __, 201_] [extend the Stated Expiry Date (as defined under Irrevocable Standby Letter of Credit No. __, issued on ____________ __, 201_, in the initial Stated Amount of $__________) to a revised Stated Expiry Date (as defined therein) of _______ __, 201_].
The beneficiary of the requested Letter of Credit will be** _________________, and such Letter of Credit will be in support of*** ___________________.
The Borrower hereby acknowledges that, pursuant to Section 5.2.2 of the Credit Agreement, each of the delivery of this Issuance Request and the**** [issuance] [extension] of the Letter of Credit requested hereby constitutes a representation and warranty by the Borrower that, on such date of [issuance] [extension], the conditions set forth in clauses (a) and (b) of Section 5.2.1 of the Credit Agreement have been satisfied.

The Borrower hereby certifies that (a) attached hereto as Exhibit A is a true, correct and complete copy of the calculation of the Available Commitment after giving effect to the issuance of the Letter of Credit requested hereunder and (b) after giving pro forma effect to the issuance of the Letter of Credit requested hereunder, Borrower remains in compliance with the financial covenants set forth in Section 7.2.4(e) and (f) of the Credit Agreement.
The Borrower agrees that if, prior to the time of the [issuance] [extension] of the Letter of Credit requested hereby, any matter certified to herein by it will not be true and correct at such time as if then made, it will immediately so notify the Administrative Agent. Except to the extent, if any, that prior to the time of the issuance or extension requested hereby the Administrative Agent and the Issuers shall receive written notice to the contrary from the Borrower, each matter certified to herein shall be deemed to be certified at the date of such issuance or extension.
[Signature on following page]

B-2 - 2

IN WITNESS WHEREOF, the Borrower has caused this request to be executed and delivered by its duly Authorized Officer this _____ day of _________, 201__.
STRATEGIC HOTEL FUNDING, L.L.C.,
a Delaware limited liability company

By:    _____________________________
Name:
Title:

B-2 - 3

EXHIBIT A
Calculations

B-2 - 4

Exhibit C
Form of Continuation/Conversion Notice
CONTINUATION/CONVERSION NOTICE

Deutsche Bank AG New York Branch,
acting as Administrative Agent
for the Lenders referred to below
[___________]
[___________]

Attention:    [__________]
STRATEGIC HOTEL FUNDING, L.L.C.

Ladies and Gentlemen:
This Continuation/Conversion Notice is delivered to you pursuant to Section 2.6 of the Amended and Restated Senior Unsecured Credit Agreement, dated as of May 27, 2015, among STRATEGIC HOTEL FUNDING, L.L.C, a Delaware limited liability company (the “Borrower”), the various financial institutions as are or may become parties thereto, and Deutsche Bank AG New York Branch, as Administrative Agent (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Credit Agreement.
The Borrower hereby requests that on _______ __, 201_,
1.    $_____ of the presently outstanding principal amount of the [Revolving Loans and/or Term Loans] originally made on ________ __, ____,
2.    and being presently maintained as *[Base Rate Loans] [LIBO Rate Loans],
3.    be [converted into] [continued as],
4.    **[LIBO Rate Loans having an Interest Period of ___ months] [Base Rate Loans].
The Borrower hereby:
(a)    certifies and warrants that no Event of Default has occurred and is continuing; and

C - 1

(b)    agrees that if prior to the time of such continuation or conversion any matter certified to herein by it will not be true and correct at such time as if then made, it will immediately so notify the Administrative Agent.
Except to the extent, if any, that prior to the time of the continuation or conversion requested hereby the Administrative Agent shall receive written notice to the contrary from the Borrower, each matter certified to herein shall be deemed to be certified at the date of such continuation or conversion as if then made.
The Borrower has caused this Continuation/Conversion Notice to be executed and delivered, and the certification and warranties contained herein to be made, by its Authorized Officer this __ day of ______, 201_.

STRATEGIC HOTEL FUNDING, L.L.C., a Delaware limited liability company
By
Name:
        Title:

C - 2

Exhibit D
Form of Closing Date Certificate
CLOSING DATE CERTIFICATE

STRATEGIC HOTEL FUNDING, L.L.C.
This certificate dated May [__], 2015 is delivered pursuant to Section 5.1.11 of the Amended and Restated Senior Unsecured Credit Agreement, dated as of the date hereof, by and among STRATEGIC HOTEL FUNDING, L.L.C., a Delaware limited liability company (the “Borrower”), the various financial institutions as are or may become parties thereto and Deutsche Bank AG New York Branch, as Administrative Agent (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein or the context otherwise requires, capitalized terms used herein shall have the meanings provided in the Credit Agreement.
The undersigned hereby certifies, represents and warrants that, as of the date hereof:

1.
Warranties, No Default, etc. The statements made in Article VI of the Credit Agreement are true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), and no Default has occurred and is continuing.

2.	No Material Adverse Effect. No Material Adverse Effect has occurred prior to the date hereof.

3.
Material Agreements. A true and complete copy of each Material Agreement of the Borrower and Guarantor is attached hereto as Annex I, none of which have been modified, amended or supplemented since the date hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has caused this certificate to be executed and delivered, and the certification, representations and warranties contained herein to be made, by its duly Authorized Officer as of the date first above written.
STRATEGIC HOTEL FUNDING, L.L.C.,
a Delaware limited liability company

By:    _____________________________
Name:
Title:

MATERIAL AGREEMENTS

None.

Exhibit E
Form of Compliance Certificate
COMPLIANCE CERTIFICATE
I, the undersigned, the [___________] of Strategic Hotel Funding, L.L.C., a limited liability company existing under the laws of the State of Delaware (the “Borrower”), do hereby certify this [__], 201__ that:

1.
This Certificate is furnished to the Lenders pursuant to Section 5.1.6 of the Amended and Restated Senior Unsecured Credit Agreement, dated as of May 27, 2015, among the Borrower, the various financial institutions as are or may become parties thereto and Deutsche Bank AG New York Branch, as Administrative Agent (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

2.	For purposes of this Certificate, I have performed the following procedures:

(a)	I have reviewed the financial statements used to provide evidence of pro forma financial covenant compliance; and

(b)	I have knowledge and have reviewed to my satisfaction the Loan Documents and all the other respective documents relating thereto, and the respective schedules and exhibits thereto.

3.	Based on and subject to the foregoing, I hereby certify on behalf of the Borrower that, after giving effect to the Credit Agreement, it is my opinion that each of:

(a)	the Total Fixed Charge Coverage Ratio as of the end of the Fiscal Quarter ended [Month] [Day], 20[__] is not less than ___:1.0;

(b)	the Total Leverage Ratio is less than ___ to 1.0;

(c)	the Total Secured Leverage Ratio is less than ___ to 1.0;

(d)	the Total Secured Recourse Leverage Ratio is less than ___ to 1.0;

(e)	the Total Unsecured Leverage Ratio is less than ___ to 1.0;

(f)	the Total Unsecured Interest Coverage Ratio is less than ___ to 1.0;

(g)
the Consolidated Tangible Net Worth is greater than an amount equal to the sum of (i) $1,834,362,000 (i.e., seventy-five percent (75%) of the Consolidated Tangible Net Worth as of the March 31, 2015) plus (ii) seventy-five percent (75%) of the net proceeds to Guarantor of any new issuances of common Capital Stock, but excluding therefrom (x) the proceeds of any common Capital Stock of Guarantor or Borrower used in a transaction or a series of transactions to redeem all or any portion of an outstanding issue of Capital Stock (including payment in connection therewith of any accrued Dividends in accordance herewith) or (y) Capital Stock of Guarantor or Borrower issued to discharge Indebtedness;

(h)
the Construction Costs of the Consolidated Group (including, in the case of Unconsolidated Subsidiaries, the Borrower’s Share of such Construction Costs of and the amount, without duplication, of such Construction Costs for which the member of the Consolidated Group is liable) do not exceed ten percent (10%) of the aggregate Gross Asset Value in respect of all of the Properties;

(i)
(A) Borrower’s Share of the aggregate Gross Asset Value of Properties held in Unconsolidated Subsidiaries does not exceed twenty-five percent (25%) of the aggregate Gross Asset Value, (B) the aggregate book value of non-hotel/resort Real Estate of the Consolidated Group does not exceed five percent (5%) of the aggregate Total Asset Value, and (C) the aggregate book value of undeveloped land of the Consolidated Group does not exceed five percent (5%) of the aggregate Total Asset Value;

(j)
the sum of the (1) Construction Costs described in Section 7.2.4(h) of the Credit Agreement, (2) the aggregate book value of the non-hotel/resort Real Estate or undeveloped land described in Section 7.2.4(i) of the Credit Agreement, and (3) Borrower's Share of the aggregate Gross Asset Value of Properties held in Unconsolidated Subsidiaries does not exceed thirty-five percent (35%) of the aggregate Total Asset Value in respect of all of the Properties.

4.
I hereby certify that (a) attached hereto as Annex 1 is a true, correct and complete list of the Qualified Unencumbered Pool Properties, (b) each Qualified Unencumbered Pool Property continues to satisfy all of the criteria and requirements for a Qualified Unencumbered Pool Property under Section 7.1.18(a) of the Credit Agreement, and (c) Borrower directly or indirectly owns (by fee or pursuant to a Qualified Ground Lease) at least five (5) Qualified Unencumbered Pool Properties, exclusive of any otherwise Qualified Unencumbered Pool Properties that are located in Mexico.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has caused this certificate to be executed and delivered, and the certification, representations and warranties contained herein to be made, by its duly Authorized Officer as of the date first above written.

STRATEGIC HOTEL FUNDING, L.L.C.,
a Delaware limited liability company
By:    _____________________________
Name:
Title:

Annex 1

List of Qualified Unencumbered Pool Properties

1. Ritz-Carlton Laguna Niguel—Dana Point, CA
2. Westin St. Francis—San Francisco, CA
3. Four Seasons Hotel Silicon Valley—East Palo Alto, CA
4. Four Seasons Resort—Jackson Hole, WY
5. Four Seasons Resort at Troon North—Scottsdale, AZ
6. Fairmont Scottsdale Princess—Scottsdale, AZ
7. Fairmont Chicago—Chicago, IL
8. Lincolnshire Marriott Resort—Lincolnshire, IL
9. Four Seasons Hotel Austin—Austin, TX

Exhibit F
Form of Lender Assignment Agreement
LENDER ASSIGNMENT AGREEMENT
This Lender Assignment Agreement (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and [the] [each] Assignee identified in item [2] [3] below ([the] [each an] “Assignee”). [It is understood and agreed that the rights and obligations of such Assignee hereunder are several and not joint]. Capitalized terms used herein but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions set forth in Annex 1 hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to [the] [each] Assignee, and [the] [each] Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under its Revolving Loan Commitment (including with respect to any outstanding Term Loans, Revolving Loans and Letters of Credit) (the “Assigned Interest”). [Such] [Each] sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.
1.    Assignor:
[2.    Assignee:                        ]

[2.][3.]
Credit Agreement:    Amended and Restated Senior Unsecured Credit Agreement, dated as of May 27, 2015, among Strategic Hotel Funding, L.L.C., the various financial institutions as are or may become parties thereto, and Deutsche Bank AG New York Branch, as Administrative Agent (such Credit Agreement, as in effect on the date of this Assignment, being herein called the “Credit Agreement”)

[3.	Assigned Interest:

Aggregate Amount of all Term Loan Commitments and Revolving Loan Commitments (or, if Revolving Loan Commitment is terminated, aggregate outstanding principal amount of Term Loans and Revolving Loans for all Lenders and total Letter of Credit Outstandings)

Amount of Term Loan Commitment and Revolving Loan Commitment (or, if Revolving Loan Commitment is terminated, aggregate outstanding principal amount of Term Loans, Revolving Loans and Percentage of Letter of Credit Outstandings) Assigned

Percentage of Assigned Term Loan Commitment and Revolving Loan Commitment (or, if Revolving Loan Commitment is terminated, aggregate outstanding principal amount of Term Loans, Revolving Loans and Percentage of Letter of Credit Outstandings)

[Name of Assignee]	$__________	$__________	__________%
[Name of Assignee]	$__________	$__________	__________%]

[4.	Assigned Interest:

Aggregate Amount of all Term Loan Commitments and Revolving Loan Commitments (or, if Revolving Loan Commitment is terminated, aggregate outstanding principal amount of Term Loans and Revolving Loans for all Lenders and total Letter of Credit Outstandings)

Amount of Term Loan Commitment and Revolving Loan Commitment (or, if Revolving Loan Commitment is terminated, aggregate outstanding principal amount of Term Loans, Revolving Loans and Percentage of Letter of Credit Outstandings) Assigned

Percentage of Assigned Term Loan Commitment and Revolving Loan Commitment (or, if Revolving Loan Commitment is terminated, aggregate outstanding principal amount of Term Loans, Revolving Loans and Percentage of Letter of Credit Outstandings)

$__________	$__________	__________%]

Effective Date:	___________, ____, 201__.

Payment Instructions:

                Attention:
                Reference:
Address for Notices:

                Relationship Contact:

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR                    ASSIGNEE
[NAME OF ASSIGNOR]            [NAME OF ASSIGNEE]
By:                By:

    Name:            Name:

    Title:            Title:

[Consented to and] Accepted:
DEUTSCHE BANK AG NEW YORK BRANCH,
    as Administrative Agent

By:
    Name:
    Title:

By:
    Name:
    Title:

[Consented to:
STRATEGIC HOTEL FUNDING, L.L.C.

By:________________________________
    Name:
    Title:]

STRATEGIC HOTEL FUNDING, L.L.C.

CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS
FOR
LENDER ASSIGNMENT AGREEMENT

1.Representations and Warranties.
1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document delivered pursuant thereto, other than this Assignment, or any collateral thereunder, (iii) the financial condition of the Borrower or any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower or any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Documents.
1.2    Assignee. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision and (v) attached to this Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the] [each] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.    Payment. From and after the Effective Date, the Administrative Agent shall make all payment in respect to the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [each] Assignee for amounts which have accrued from and after the Effective Date.
3.    General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of the Assignment. THIS ASSIGNMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
* * * *

Exhibit G

Exhibit G
Form of Guaranty
[See attached]

AMENDED AND RESTATED GUARANTY

THIS AMENDED AND RESTATED GUARANTY, dated as of May [___], 2015 (as amended, modified, or supplemented from time to time, this “Guaranty”), is made by Strategic Hotels & Resorts, Inc., a Maryland corporation (“Guarantor”) to Deutsche Bank AG New York Branch, as administrative agent (“Administrative Agent”) for the benefit of the Lenders (as defined below). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, Strategic Hotel Funding, L.L.C. (“Borrower”), the lenders from time to time party thereto (“Lenders”), and Administrative Agent have entered into a Credit Agreement, dated as of May 27, 2015 (as amended, modified, or supplemented from time to time, the “Credit Agreement”);

WHEREAS, the Guarantor entered into that certain Guaranty on April 25, 2014 (the “Original Guaranty”);

WHEREAS, the Guarantor and Administrative Agent have agreed to amend and restate the Original Guaranty and replace it in its entirety with this Guaranty;

WHEREAS, it is a condition to the extensions of credit under the Credit Agreement that the Guarantor shall have executed and delivered this Guaranty;

WHEREAS, Guarantor is the owner of a direct or indirect beneficial interest in the Borrower and will obtain material direct and indirect benefits from the extensions of credit to Borrower under the Credit Agreement; and

WHEREAS, in order to induce the Lenders to enter into the Credit Agreement and to extend credit thereunder, and in recognition of the direct and indirect benefits received by Guarantor from the proceeds of the Loans and the issuance of the Letters of Credit, Guarantor desires to execute this Guaranty;

NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to Guarantor, the receipt and sufficiency of which are hereby acknowledged, Guarantor hereby makes the following representations and warranties and hereby covenants and agrees as follows:

I. The Original Guaranty is hereby modified so that all of the terms and conditions of the Original Guaranty shall be restated in their entirety as set forth herein.

II. This Guaranty shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns, and shall be deemed to be effective as of the date hereof.

1.	Guarantor hereby absolutely, irrevocably and unconditionally guarantees:

1

(a) to the Administrative Agent, for the benefit of the Lenders and their respective successors and assigns, the full, prompt and unconditional payment when due (whether at the stated maturity, by acceleration or otherwise) of (i) the principal of and interest on the Revolving Notes and Term Loan Notes issued to, the Loans made to, any additional Revolving Loan Commitments and any additional Term Loan Commitments made to, and the issuance of Letters of Credit for the account of, Borrower under the Credit Agreement and (ii) all other obligations (including obligations which, but for any automatic stay under Section 362(a)of Title 11 of the United States Code, entitled "Bankruptcy", as amended from time to time and any successor statute or statutes (the "Bankruptcy Code"), would become due) and liabilities owing by Borrower to the Lenders under the Credit Agreement and the Loan Documents referred to therein (including, without limitation, indemnities, fees, and interest thereon) now existing or hereafter incurred under, arising out of or in connection with the Credit Agreement or any other Loan Document, and the due performance and compliance with the terms, conditions, and agreements contained therein (all such principal, interest, liabilities, and obligations, the “Guaranteed Obligations”).

This Guaranty shall constitute a guaranty of payment, and not of collection and upon any failure of Borrower to pay the Guaranteed Obligations, the Administrative Agent may, at the option of the Lenders, proceed directly and at once, without notice, against Guarantor to collect and recover the full amount of the liability to pay the Guaranteed Obligations hereunder or any portion thereof, without proceeding against Borrower or any other Person, or foreclosing upon, selling, or otherwise disposing of or collecting or applying against any of the collateral for the Loans.

1.

2.
Additionally, Guarantor absolutely, unconditionally and irrevocably guarantees the payment of any and all Guaranteed Obligations whether or not due or payable by Borrower upon the occurrence in respect of Borrower of any of the events specified in Section 8.1.9 of the Credit Agreement, and absolutely, unconditionally and irrevocably promises to pay such Guaranteed Obligations to the Administrative Agent for the benefit of the Lenders, on demand, in lawful money of the United States.

3.
The liability of Guarantor hereunder is exclusive and independent of any security for or other guaranty of the indebtedness of Borrower whether executed by Guarantor, any other guarantor, Borrower, or by any other party, and the liability of Guarantor hereunder shall not be affected or impaired by (a) any direction as to application of payment by Borrower or by any other party, (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the indebtedness of Borrower, (c) any payment on or in reduction of any such other guaranty or undertaking, (d) any dissolution, termination, or increase, decrease, or change in personnel by Borrower, or (e) any payment made to any Lender on the indebtedness which any Lender repays to Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium, or other debtor relief proceeding, and Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

4.	The obligations of Guarantor hereunder are independent of the obligations of any other guarantor or Borrower, and a separate action or actions may be brought and prosecuted

2

against Guarantor whether or not action is brought against any other guarantor or Borrower and whether or not any other guarantor of Borrower or Borrower be joined in any such action or actions.

5.
Guarantor hereby waives notice of acceptance of this Guaranty and notice of any liability to which it may apply, and waives notices of the existence, creation, or incurring of additional Indebtedness, promptness, diligence, presentment, demand for performance, notice of non-performance, demand of payment, notice of intention to accelerate, notice of acceleration, protest, notice of dishonor or nonpayment of any such liabilities, suit or taking of other action by Administrative Agent or any other Lender against, and any other notice to, any party liable thereon (including Guarantor or any other guarantor of Borrower).

6.
Any Lender or Administrative Agent may at any time and from time to time without the consent of, or notice to, Guarantor, without incurring responsibility to Guarantor, without impairing or releasing the obligations of Guarantor hereunder, upon or without any terms or conditions and in whole or in part:

(a)    change the manner, place, or terms of payment of, and/or change or extend the time of payment of, renew, or alter, any of the Guaranteed Obligations, any security therefor, or any liability incurred directly or indirectly in respect thereof, and the guaranty herein made shall apply to the Guaranteed Obligations as so changed, extended, renewed, or altered;

(b)    sell, exchange, release, surrender, realize upon, or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;

(c)    exercise or refrain from exercising any rights against Borrower, any other guarantor, or others or otherwise act or refrain from acting;

(d)    settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of Borrower to creditors of such Borrower (other than the Lenders);

(e)    apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of Borrower to the Lenders regardless of what liabilities of such Borrower remain unpaid;

(f)    consent to or waive any breach of, or any act, omission or default under, any of the Loan Documents or any of the instruments or agreements referred to therein, or

3

otherwise amend, modify, or supplement any of the Loan Documents or any of such other instruments or agreements; and/or

(g)    act or fail to act in any manner referred to in this Guaranty which may deprive Guarantor of its right to subrogation against Borrower to recover full indemnity for any payments made pursuant to this Guaranty.

7.
No invalidity, irregularity, or unenforceability of all or any part of the Guaranteed Obligations or of any security therefor shall affect, impair, or be a defense to this Guaranty, and this Guaranty shall be primary, absolute, and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a legal or equitable discharge of a surety or guarantor except payment in full of the Guaranteed Obligations.

8.
This Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. No failure or delay on the part of any Lender or the Administrative Agent in exercising any right, power, or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which any Lender or the Administrative Agent would otherwise have. No notice to or demand on Guarantor in any case shall entitle Guarantor to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Lender or the Administrative Agent to any other or further action in any circumstances without notice or demand. It is not necessary for any Lender or the Administrative Agent to inquire into the capacity or powers of Borrower or any of its Subsidiaries or the officers, directors, partners, or agents acting or purporting to act on its behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

9.
Any Indebtedness of Borrower to Guarantor now or hereafter existing, including, without limitation, any rights to subrogation which Guarantor may have as a result of any payment by Guarantor under this Guaranty, together with any interest thereon, shall be, and such Indebtedness is, hereby deferred, postponed and subordinated to the prior payment in full of the Guaranteed Obligations. Until payment in full of the Guaranteed Obligations, including interest accruing on the Loans (including, any Term Loan Notes and Revolving Notes) after the commencement of a proceeding by or against Borrower under the Bankruptcy Code which interest the parties agree shall remain a claim that is prior and superior to any claim of Guarantor notwithstanding any contrary practice, custom or ruling in cases under the Bankruptcy Code generally, Guarantor agrees not to accept any payment or satisfaction of any kind of Indebtedness of Borrower to Guarantor and hereby assigns such Indebtedness to the Administrative Agent, including the right to file proof of claim and to vote thereon in connection with any such proceeding under the Bankruptcy Code, including the right to vote on any plan of reorganization.

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10.	Guarantor:

(a)    hereby waives any right (except as shall be required by applicable statute and cannot be waived) to require the Administrative Agent or Lenders to: (i) proceed against Borrower, any other guarantor of Borrower, or any other party; (ii) proceed against or exhaust any security held from Borrower, any other guarantor of Borrower, or any other party; or (iii) pursue any other remedy in the Administrative Agent’s or any Lender’s power whatsoever. Guarantor waives any defense based on or arising out of any defense of Borrower, any other guarantor of Borrower, or any other party other than payment in full of the Guaranteed Obligations, including, without limitation, any defense based on or arising out of the disability of Borrower, any other guarantor of Borrower, or any other party, or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of Borrower other than payment in full of the Guaranteed Obligations of Borrower. The Lenders may, at their election, foreclose on any security held by the Administrative Agent or the other Lenders by one or more judicial or non-judicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Lenders or Administrative Agent may have against Borrower or any other party, or any security, without affecting or impairing in any way the liability of Guarantor hereunder except to the extent the Guaranteed Obligations have been paid in full. Guarantor waives any defense arising out of any such election by the Administrative Agent and/or any other Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of Guarantor against Borrower, any other guarantor of Borrower, or any other party or any security.

(b)    assumes all responsibility for being and keeping itself informed of Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope, and extent of the risks which Guarantor assumes and incurs hereunder, and agrees that the Administrative Agent and Lenders shall have no duty to advise Guarantor of information known to them regarding such circumstances or risks.

11.
If and to the extent that Guarantor makes any payment to any Lender or to any other Person pursuant to or in respect of this Guaranty, then any claim which Guarantor may have against Borrower by reason thereof shall be subject and subordinate to the prior payment in full of the Guaranteed Obligations to each Lender. Prior to the transfer by Guarantor of any note or negotiable instrument evidencing any Indebtedness of Borrower to Guarantor, Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination.

12.
Guarantor covenants and agrees that on and after the date hereof and until the Commitments under the Credit Agreement have been terminated and all Guaranteed Obligations have been paid in full, Guarantor shall take, or will refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that no Event of Default is caused by the actions of Guarantor or any of its Subsidiaries.

13.	Guarantor hereby agrees to pay, to the extent not paid by Borrower pursuant to Section 10.3 of the Credit Agreement, all out-of-pocket costs and expenses (including, without limitation,

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the reasonable fees and disbursements of counsel) of each Administrative Agent and each Lender in connection with the enforcement of this Guaranty or the collection of the Guaranteed Obligations and in connection with any amendment, waiver, or consent relating to this Guaranty.

14.
This Guaranty shall be binding upon Guarantor and its successors and assigns and shall inure to the benefit of the Administrative Agent, the Lenders and their successors and assigns to the extent permitted under the Credit Agreement.

15.
Neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated except with the written consent of the Required Lenders (or to the extent required by Section 10.1 of the Credit Agreement, each Lender, as the case may be) and Guarantor affected thereby (it being understood that the addition or release of Guarantor hereunder shall not constitute a change, waiver, discharge or termination affecting Guarantor other than the Guarantor so added or released).

16.
Guarantor acknowledges that an executed (or conformed) copy of each of the Loan Documents has been made available to its principal executive officers and such officers are familiar with the contents thereof.

17.
In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Lender is hereby authorized, at any time or from time to time, without notice to Guarantor or to any other Person, any such notice being expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Lender to or for the credit or the account of Guarantor, against and on account of the obligations and liabilities of Guarantor to such Lender under this Guaranty, irrespective of whether or not such Lender shall have made any demand hereunder; provided that said obligations, liabilities, deposits, or claims, or any of them, shall be then due and owing. Each Lender agrees to promptly notify Guarantor after any such set off and application, provided that the failure to give such notice shall not affect the validity of such set off and application.

18.
All notices, requests, demands, or other communications provided for hereunder made in writing (including communications by facsimile transmission) shall be deemed to have been duly given or made when delivered to the Person to which such notice, request, demand, or other communication is required or permitted to be given or made under this Guaranty, addressed to such party (i) in the case of any Lender, as provided in the Credit Agreement and (ii) in the case of Guarantor, at its address set forth in Schedule I to this Guaranty.

19.
Guarantor hereby agrees that if at any time all or any part of any payment at any time received by a Lender from the Borrower under any of the Term Loan Notes, Revolving Notes or other Loan Documents or from Guarantor under or with respect to this Guaranty is or must be rescinded or returned by such Lender for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Borrower or any Guarantor),

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then Guarantor's obligations hereunder shall, to the extent of the payment rescinded or returned, be deemed to have continued in existence notwithstanding such previous receipt by such Lender, and Guarantor's obligations hereunder shall continue to be effective or reinstated, as the case may be, as to such payment, as though such previous payment to the Lender had never been made. In addition, if any court of competent jurisdiction determines that the incurrence by Guarantor of its obligations under this Guaranty or the payment by Guarantor of its obligations hereunder is or would be voidable as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code, any analogous state law, or any other law relating to debtor protection or creditors' rights, the obligation of Guarantor hereunder shall automatically be reduced to the maximum amount (if any) of the obligation that the Guarantor could incur or pay without such incurrence or payment being subject to avoidance as a fraudulent transfer or conveyance.

20.
GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. GUARANTOR AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON GUARANTOR IN THE MANNER AND AT THE ADDRESS SPECIFIED FOR NOTICES IN THIS AGREEMENT. GUARANTOR HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

(a)    JURY TRIAL WAIVER. GUARANTOR AND ALL PERSONS CLAIMING BY, THROUGH OR UNDER IT, HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF GUARANTOR IN CONNECTION HEREWITH OR THEREWITH. GUARANTOR AND ALL PERSONS CLAIMING BY, THROUGH OR UNDER IT, ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENT’S ACKNOWLEDGEMENT AND ACCEPTANCE OF THIS GUARANTY ON BEHALF OF THE LENDERS AND THE LENDERS’ ENTERING INTO EACH OTHER LOAN DOCUMENT.

(b)    MARSHALING. GUARANTOR WAIVES ANY RIGHT OR CLAIM OF RIGHT TO CAUSE A MARSHALING OF BORROWER’S ASSETS OR TO CAUSE ANY LENDER OR THE ADMINISTRATIVE AGENT TO PROCEED AGAINST ANY OF THE

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SECURITY FOR THE LOAN BEFORE PROCEEDING UNDER THIS AGREEMENT AGAINST BORROWER OR TO PROCEED AGAINST GUARANTOR IN ANY PARTICULAR ORDER. GUARANTOR AGREES THAT ANY PAYMENTS REQUIRED TO BE MADE HEREUNDER SHALL BECOME DUE AND PAYABLE TEN (10) DAYS AFTER DEMAND. GUARANTOR EXPRESSLY WAIVES AND RELINQUISHES ALL RIGHTS AND REMEDIES (INCLUDING ANY RIGHTS OF SUBROGATION) ACCORDED BY APPLICABLE LAW TO GUARANTOR.

21.
The Lenders agree that this Guaranty may be enforced only by the action of Administrative Agent acting upon the instructions of the Required Lenders and until the Credit Agreement is terminated, no other Lender shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by Administrative Agent for the benefit of the Lenders upon the terms of this Guaranty.

22.
This Guaranty may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

23.
THIS GUARANTY AND THE OTHER WRITTEN LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

24.	Except with respect to Section 19 hereof, upon repayment in full of the Guaranteed Obligations, this Guaranty shall automatically terminate and cease to be of any further force or effect.

[Remainder of page intentionally left blank. Signature pages follow.]

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IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

STRATEGIC HOTELS & RESORTS, INC., a
Maryland corporation

By:
Name:
Title:

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Accepted and Agreed to:

DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent for the Lenders

By:
Name:
Title:

By:
Name:
Title:

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SCHEDULE I
NOTICE
c/o Strategic Hotels & Resorts, Inc.
200 W. Madison, Suite 1700
Chicago Illinois 60606

Attention: Treasurer and
General Counsel

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Exhibit H-1
Form of Subsidiary Guaranty
[See attached]

H-1 - 1

AMENDED AND RESTATED
SUBSIDIARY GUARANTY

THIS AMENDED AND RESTATED SUBSIDIARY GUARANTY, dated as of May [___], 2015 (as amended, modified, or supplemented from time to time, this “Guaranty”), is made by each of the undersigned (each, a “Guarantor” and together with any other entity that becomes a party hereto pursuant to Section 23 hereof, collectively, the “Guarantors”) to Deutsche Bank AG New York Branch, as administrative agent (“Administrative Agent”) for the benefit of the Lenders (as defined below). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, Strategic Hotel Funding, L.L.C. (“Borrower”), the lenders from time to time party thereto (“Lenders”), and Administrative Agent have entered into a Credit Agreement, dated as of May 27, 2015 (as amended, modified, or supplemented from time to time, the “Credit Agreement”);

WHEREAS, each Guarantor is a Subsidiary of Borrower;

WHEREAS, certain of the Guarantors entered into that certain Subsidiary Guaranty on April 25, 2014 (the “Original Subsidiary Guaranty”);

WHEREAS, the Guarantors and Administrative Agent have agreed to amend and restate the Original Subsidiary Guaranty and replace it in its entirety with this Guaranty;

WHEREAS, it is a condition to the extensions of credit under the Credit Agreement that each Guarantor shall have executed and delivered this Guaranty; and

WHEREAS, each Guarantor will obtain material direct and indirect benefits from the extensions of credit to Borrower under the Credit Agreement and, accordingly, desires to execute this Guaranty in order to satisfy the conditions described in the preceding paragraph;

NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to each Guarantor, the receipt and sufficiency of which are hereby acknowledged, each Guarantor hereby makes the following representations and warranties and hereby covenants and agrees as follows:

I. The Original Subsidiary Guaranty is hereby modified so that all of the terms and conditions of the Original Subsidiary Guaranty shall be restated in their entirety as set forth herein.
II. This Guaranty shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns, and shall be deemed to be effective as of the date hereof.

25. Each Guarantor hereby absolutely, irrevocably and unconditionally, and jointly and severally, guarantees:
(a) to the Administrative Agent, for the benefit of the Lenders and their respective successors and assigns, the full, prompt and unconditional payment when due (whether at the stated maturity, by acceleration or otherwise) of (i) the principal of and interest on the Revolving Notes and Term Loan Notes issued to, the Loans made to, any additional Revolving Loan Commitments and any additional Term Loan Commitments made to, and the issuance of Letters of Credit for the account of, Borrower under the Credit Agreement and (ii) all other obligations

2

(including obligations which, but for any automatic stay under Section 362(a)of Title 11 of the United States Code, entitled "Bankruptcy", as amended from time to time and any successor statute or statutes (the "Bankruptcy Code"), would become due) and liabilities owing by Borrower to the Lenders under the Credit Agreement and the Loan Documents referred to therein (including, without limitation, indemnities, fees, and interest thereon) now existing or hereafter incurred under, arising out of or in connection with the Credit Agreement or any other Loan Document, and the due performance and compliance with the terms, conditions, and agreements contained therein (all such principal, interest, liabilities, and obligations, the “Guaranteed Obligations”).

This Guaranty shall constitute a guaranty of payment, and not of collection and upon any failure of Borrower to pay the Guaranteed Obligations, the Administrative Agent may, at the option of the Lenders, proceed directly and at once, without notice, against Guarantor to collect and recover the full amount of the liability to pay the Guaranteed Obligations hereunder or any portion thereof, without proceeding against Borrower or any other Person, or foreclosing upon, selling, or otherwise disposing of or collecting or applying against any of the collateral for the Loans.

26.    Additionally, each Guarantor jointly and severally, and absolutely, unconditionally and irrevocably, guarantees the payment of any and all Guaranteed Obligations whether or not due or payable by Borrower upon the occurrence in respect of Borrower of any of the events specified in Section 8.1.9 of the Credit Agreement, and unconditionally and irrevocably, jointly and severally, promises to pay such Guaranteed Obligations to the Administrative Agent for the benefit of the Lenders, on demand, in lawful money of the United States.

27.    The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the indebtedness of Borrower whether executed by such Guarantor, any other Guarantor, any other guarantor, Borrower, or by any other party, and the liability of each Guarantor hereunder shall not be affected or impaired by (a) any direction as to application of payment by Borrower or by any other party, (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the indebtedness of Borrower, (c) any payment on or in reduction of any such other guaranty or undertaking, (d) any dissolution, termination, or increase, decrease, or change in personnel by Borrower, or (e) any payment made to any Lender on the indebtedness which any Lender repays to Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium, or other debtor relief proceeding, and each Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

28.    The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor, any other guarantor or Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor, any other guarantor or Borrower and whether or not any other Guarantor, any other guarantor of Borrower or Borrower be joined in any such action or actions.

29.    Each Guarantor hereby waives notice of acceptance of this Guaranty and notice of any liability to which it may apply, and waives notices of the existence, creation, or incurring of additional Indebtedness, promptness, diligence, presentment, demand for performance, notice of non-performance, demand of payment, notice of intention to accelerate, notice of acceleration, protest, notice of dishonor or nonpayment of any such liabilities, suit or taking of other action by Administrative Agent or any other Lender against, and any other notice to, any party liable thereon (including such Guarantor or any other guarantor of Borrower).

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30.    Any Lender or Administrative Agent may at any time and from time to time without the consent of, or notice to, any Guarantor, without incurring responsibility to such Guarantor, without impairing or releasing the obligations of such Guarantor hereunder, upon or without any terms or conditions and in whole or in part:

(a)    change the manner, place, or terms of payment of, and/or change or extend the time of payment of, renew, or alter, any of the Guaranteed Obligations, any security therefor, or any liability incurred directly or indirectly in respect thereof, and the guaranty herein made shall apply to the Guaranteed Obligations as so changed, extended, renewed, or altered;

(b)    sell, exchange, release, surrender, realize upon, or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;

(c)    exercise or refrain from exercising any rights against Borrower, any other guarantor, or others or otherwise act or refrain from acting;

(d)    settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of Borrower to creditors of such Borrower (other than the Lenders);

(e)    apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of Borrower to the Lenders regardless of what liabilities of such Borrower remain unpaid;

(f)    consent to or waive any breach of, or any act, omission or default under, any of the Loan Documents or any of the instruments or agreements referred to therein, or otherwise amend, modify, or supplement any of the Loan Documents or any of such other instruments or agreements; and/or

(g)    act or fail to act in any manner referred to in this Guaranty which may deprive such Guarantor of its right to subrogation against Borrower to recover full indemnity for any payments made pursuant to this Guaranty.

31.    No invalidity, irregularity, or unenforceability of all or any part of the Guaranteed Obligations or of any security therefor shall affect, impair, or be a defense to this Guaranty, and this Guaranty shall be primary, absolute, and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a legal or equitable discharge of a surety or guarantor except payment in full of the Guaranteed Obligations.

32.    This Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. No failure or delay on the part of any Lender or the Administrative Agent in exercising any right, power, or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly specified are cumulative and not exclusive

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of any rights or remedies which any Lender or the Administrative Agent would otherwise have. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Lender or the Administrative Agent to any other or further action in any circumstances without notice or demand. It is not necessary for any Lender or the Administrative Agent to inquire into the capacity or powers of Borrower or any of its Subsidiaries or the officers, directors, partners, or agents acting or purporting to act on its behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

33.    Any Indebtedness of Borrower to any Guarantor, excluding Indebtedness arising in the ordinary course of business in connection with a centralized cash management system used by Borrower and some or all of its Affiliates, now or hereafter existing, including, without limitation, any rights to subrogation which any Guarantor may have as a result of any payment by such Guarantor under this Guaranty, together with any interest thereon, shall be, and such Indebtedness is, hereby deferred, postponed and subordinated to the prior payment in full of the Guaranteed Obligations. Until payment in full of the Guaranteed Obligations, including interest accruing on the Loans (including, any Term Loan Notes and Revolving Notes) after the commencement of a proceeding by or against Borrower under the Bankruptcy Code which interest the parties agree shall remain a claim that is prior and superior to any claim of Guarantor notwithstanding any contrary practice, custom or ruling in cases under the Bankruptcy Code generally, Guarantor agrees not to accept any payment or satisfaction of any kind of Indebtedness of Borrower to Guarantor (other than the Indebtedness excluded in the preceding sentence) and hereby assigns such Indebtedness to the Administrative Agent, including the right to file proof of claim and to vote thereon in connection with any such proceeding under the Bankruptcy Code, including the right to vote on any plan of reorganization.

34.    Each Guarantor:

(a)    hereby waives any right (except as shall be required by applicable statute and cannot be waived) to require the Administrative Agent or Lenders to: (i) proceed against Borrower, any other Guarantor, any other guarantor of Borrower, or any other party; (ii) proceed against or exhaust any security held from Borrower, any other Guarantor, any other guarantor of Borrower, or any other party; or (iii) pursue any other remedy in the Administrative Agent’s or any Lender’s power whatsoever. Guarantor waives any defense based on or arising out of any defense of Borrower, any other Guarantor, any other guarantor of Borrower, or any other party other than payment in full of the Guaranteed Obligations, including, without limitation, any defense based on or arising out of the disability of Borrower, any other Guarantor, any other guarantor of Borrower, or any other party, or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of Borrower other than payment in full of the Guaranteed Obligations of Borrower. The Lenders may, at their election, foreclose on any security held by the Administrative Agent or the other Lenders by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Lenders or Administrative Agent may have against Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Guaranteed Obligations have been paid in full. Each Guarantor waives any defense arising out of any such election by the Administrative Agent and/or any other Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against Borrower, any other Guarantor, any other guarantor of Borrower, or any other party or any security.

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(b)    assumes all responsibility for being and keeping itself informed of Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope, and extent of the risks which any Guarantor assumes and incurs hereunder, and agrees that the Administrative Agent and Lenders shall have no duty to advise such Guarantor of information known to them regarding such circumstances or risks.

35.    If and to the extent that any Guarantor makes any payment to any Lender or to any other Person pursuant to or in respect of this Guaranty, then any claim which such Guarantor may have against Borrower by reason thereof shall be subject and subordinate to the prior payment in full of the Guaranteed Obligations to each Lender. Prior to the transfer by any Guarantor of any note or negotiable instrument evidencing any Indebtedness of Borrower to such Guarantor, such Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination.

36.    Each Guarantor covenants and agrees that on and after the date hereof and until the Commitments under the Credit Agreement have been terminated and all Guaranteed Obligations have been paid in full, such Guarantor shall take, or will refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that no Event of Default is caused by the actions of such Guarantor or any of its Subsidiaries.

37.    Each Guarantor hereby jointly and severally agrees to pay, to the extent not paid by Borrower pursuant to Section 10.3 of the Credit Agreement, all out-of-pocket costs and expenses (including, without limitation, the reasonable fees and disbursements of counsel) of each Administrative Agent and each Lender in connection with the enforcement of this Guaranty or the collection of the Guaranteed Obligations and in connection with any amendment, waiver, or consent relating to this Guaranty.

38.    This Guaranty shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the Administrative Agent, the Lenders and their successors and assigns to the extent permitted under the Credit Agreement.

39.    Neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated except with the written consent of the Required Lenders (or to the extent required by Section 10.1 of the Credit Agreement, each Lender, as the case may be) and each Guarantor affected thereby (it being understood that the addition or release of any Guarantor hereunder shall not constitute a change, waiver, discharge or termination affecting any Guarantor other than the Guarantor so added or released). In the event that any Guarantor is released from the Guaranteed Obligations hereunder pursuant to Section 7.1.22 of the Credit Agreement, the Administrative Agent, at the request and expense of such Guarantor, shall execute and deliver an instrument acknowledging such Guarantor's release from this Guaranty.

40.    Each Guarantor acknowledges that an executed (or conformed) copy of each of the Loan Documents has been made available to its principal executive officers and such officers are familiar with the contents thereof.

41.    In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Lender is hereby authorized, at any time or from time to time, without notice to any Guarantor or to any other Person, any such notice being expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Lender to or for the credit or the account of any Guarantor, against and on account of the obligations and liabilities of such Guarantor to such Lender under this Guaranty, irrespective of whether or not such Lender shall

6

have made any demand hereunder; provided that said obligations, liabilities, deposits, or claims, or any of them, shall be then due and owing. Each Lender agrees to promptly notify the relevant Guarantor after any such set off and application, provided that the failure to give such notice shall not affect the validity of such set off and application.

42.    All notices, requests, demands, or other communications provided for hereunder made in writing (including communications by facsimile transmission) shall be deemed to have been duly given or made when delivered to the Person to which such notice, request, demand, or other communication is required or permitted to be given or made under this Guaranty, addressed to such party (i) in the case of any Lender, as provided in the Credit Agreement and (ii) in the case of each Guarantor, at its address set forth in Schedule I to this Guaranty.

43.    Each Guarantor hereby agrees that if at any time all or any part of any payment at any time received by a Lender from the Borrower under any of the Term Loan Notes, Revolving Notes or other Loan Documents or from any Guarantor under or with respect to this Guaranty is or must be rescinded or returned by such Lender for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Borrower or any such Guarantor), then each Guarantor's obligations hereunder shall, to the extent of the payment rescinded or returned, be deemed to have continued in existence notwithstanding such previous receipt by such Lender, and each Guarantor's obligations hereunder shall continue to be effective or reinstated, as the case may be, as to such payment, as though such previous payment to the Lender had never been made. In addition, if any court of competent jurisdiction determines that the incurrence by any Guarantor of its obligations under this Guaranty or the payment by a Guarantor of its obligations hereunder is or would be voidable as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code, any analogous state law, or any other law relating to debtor protection or creditors' rights, the obligation of that Guarantor hereunder shall automatically be reduced to the maximum amount (if any) of the obligation that the Guarantor could incur or pay without such incurrence or payment being subject to avoidance as a fraudulent transfer or conveyance. Each Guarantor's obligations hereunder shall not exceed its tangible net worth.

44.    (a)    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND HEREBY IRREVOCABLY AND EXPRESSLY WAIVE ANY OTHER JURISDICTION TO WHICH THEY MAY BE ENTITLED TO BY VIRTUE OF THEIR PRESENT OR FUTURE DOMICILE OR OTHERWISE.

(b)    JURY TRIAL WAIVER. EACH GUARANTOR AND ALL PERSONS CLAIMING BY, THROUGH OR UNDER IT, HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF EACH GUARANTOR IN CONNECTION HEREWITH OR THEREWITH. EACH GUARANTOR AND ALL PERSONS CLAIMING BY, THROUGH OR UNDER IT, ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION

7

IS A MATERIAL INDUCEMENT FOR THE AGENT’S ACKNOWLEDGEMENT AND ACCEPTANCE OF THIS GUARANTY ON BEHALF OF THE LENDERS AND THE LENDERS’ ENTERING INTO EACH OTHER LOAN DOCUMENT.

(c)    MARSHALING. EACH GUARANTOR WAIVES ANY RIGHT OR CLAIM OF RIGHT TO CAUSE A MARSHALING OF BORROWER’S ASSETS OR TO CAUSE ANY LENDER OR THE ADMINISTRATIVE AGENT TO PROCEED AGAINST ANY OF THE SECURITY FOR THE LOAN BEFORE PROCEEDING UNDER THIS AGREEMENT AGAINST BORROWER OR TO PROCEED AGAINST GUARANTOR IN ANY PARTICULAR ORDER. EACH GUARANTOR AGREES THAT ANY PAYMENTS REQUIRED TO BE MADE HEREUNDER SHALL BECOME DUE AND PAYABLE TEN (10) DAYS AFTER DEMAND. EACH GUARANTOR EXPRESSLY WAIVES AND RELINQUISHES ALL RIGHTS AND REMEDIES (INCLUDING ANY RIGHTS OF SUBROGATION) ACCORDED BY APPLICABLE LAW TO SUCH GUARANTOR.

45.    The Lenders agree that this Guaranty may be enforced only by the action of Administrative Agent acting upon the instructions of the Required Lenders and until the Credit Agreement is terminated, no other Lender shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by Administrative Agent for the benefit of the Lenders upon the terms of this Guaranty.

46.    This Guaranty may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

47.    It is understood and agreed that any Subsidiary of Borrower that is required to execute a counterpart of this Guaranty after the date hereof pursuant to the Credit Agreement shall become a Guarantor hereunder by executing a counterpart hereof and delivering the same to Administrative Agent.

48.    THIS GUARANTY AND THE OTHER WRITTEN LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

49.    Except with respect to Section 19 hereof, upon repayment in full of the Guaranteed Obligations, this Guaranty shall automatically terminate and cease to be of any further force or effect.

[Remainder of page intentionally left blank. Signature pages follow.]

8

IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

DTRS LAGUNA, L.L.C., a Delaware limited liability company
By:
Name: [_________]
Title: [_____________]

SHC LAGUNA NIGUEL I, LLC, a Delaware
limited liability company

By:
Name: [_________]
Title: [_____________]

DTRS LINCOLNSHIRE, LLC, a Delaware limited liability company
By:
Name: [_________]
Title: [_____________]

SHC LINCOLNSHIRE LLC, a Delaware limited liability company
By:
Name: [_________]
Title: [_____________]

DTRS JACKSON HOLE, LLC, a Delaware limited liability company
By:
Name: [_________]
Title: [_____________]

9

SHR JACKSON HOLE, LLC, a Delaware limited liability company

By:
Name: [_________]
Title: [_____________]

DTRS PALO ALTO, LLC, a Delaware limited liability company

By:
Name: [_________]
Title: [_____________]

SHR PALO ALTO, LLC, a Delaware limited liability company

By:
Name: [_________]
Title: [_____________]

10

FMT SCOTTSDALE OWNER, LLC, a Delaware limited liability company
By:
Name: [_________]
Title: [_____________]

SHR FPH, LLC, a Delaware limited liability company

By:
Name: [_________]
Title: [_____________]

SHR ST. FRANCIS, L.L.C., a Delaware limited liability company

By:
Name: [_________]
Title: [_____________]

DTRS ST. FRANCIS, L.L.C., a Delaware limited liability company

By:
Name: [_________]
Title: [_____________]

11

SHR FSST, LLC, a Delaware limited liability company

By:
Name: [_________]
Title: [_____________]

DTRS FSST, LLC, a Delaware limited liability company

By:
Name: [_________]
Title: [_____________]

SHC COLUMBUS DRIVE, LLC, a Delaware limited liability company

By:
Name: [_________]
Title: [_____________]

DTRS COLUMBUS DRIVE, LLC, a Delaware limited liability company

By:
Name: [_________]
Title: [_____________]

SHR FSST, LLC, a Delaware limited liability company

By:
Name: [_________]
Title: [_____________]

SHR FS AUSTIN, LLC, a Delaware limited liability company

12

By:
Name: [_________]
Title: [_____________]

DTRS AUSTIN, LLC, a Delaware limited liability company

By:
Name: [_________]
Title: [_____________]

13

Accepted and Agreed to:

DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent for the Lenders

By:
Name:
Title:

By:
Name:
Title:

14

SCHEDULE I
NOTICE
c/o Strategic Hotels & Resorts, L.L.C.
200 W. Madison, Suite 1700
Chicago, Illinois 60606

Attention: Treasurer and
General Counsel

1

Exhibit H-2
Form of Joinder
[See attached]

2

JOINDER TO GUARANTY

This Joinder to Guaranty (this “Joinder”) is made as of this ____ day of _______, 201__ by [____________] (“Additional Guarantor”) to Deutsche Bank AG New York Branch, as administrative agent (“Administrative Agent”) for the benefit of the Lenders (as defined below). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.
W I T N E S S E T H:

A. Reference is hereby made to that certain Amended and Restated Senior Unsecured Credit Agreement,
dated as of May 27, 2015, by and among STRATEGIC HOTEL FUNDING, L.L.C, a Delaware limited liability company (the “Borrower”), the various financial institutions as are or may become parties thereto, and Deutsche Bank AG New York Branch, as Administrative Agent (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);

B. Whereas certain Subsidiaries of the Borrower executed and delivered to Administrative Agent for the benefit of the Lenders that certain Amended and Restated Subsidiary Guaranty, dated as of May 27,
2015 (the “Guaranty”), by SHC Lincolnshire LLC, SHC Laguna Niguel I LLC, SHR Palo Alto, LLC,
SHR Jackson Hole, LLC, FMT Scottsdale Owner, LLC, SHR St. Francis, L.L.C., SHR FSST, LLC, SHC
Columbus Drive, LLC, SHR FS Austin, LLC, DTRS Lincolnshire, L.L.C., DTRS Laguna, L.L.C., DTRS
Palo Alto, LLC, DTRS Jackson Hole, LLC, SHR FPH, LLC, DTRS St. Francis, L.L.C., DTRS FSST,
LLC, DTRS Columbus Drive, LLC, and DTRS Austin, LLC (collectively, the “Initial Guarantors” and each, an “Initial Guarantor”); and

C. Whereas, Additional Guarantor desires to join in the execution of the Guaranty and become a
Guarantor thereunder.

NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.    The parties hereby acknowledge and agree that, as of the date hereof, Additional Guarantor joins in the execution of the Guaranty and shall be a “Guarantor” under the Guaranty, jointly and severally with Initial Guarantors, with the same force and effect as if Additional Guarantor originally was a signatory to the Guaranty and was expressly named therein.
2.    Except as specifically provided herein, all of the terms and conditions of the Guaranty shall remain in full force and effect.
3.    Any reference made to the Guaranty or any terms or conditions contained therein, shall mean such Guaranty or such terms or conditions as hereafter modified by this Joinder. Except as specifically amended pursuant to the terms of this Joinder, the terms and conditions of the Guaranty shall remain unmodified and in full force and effect. In the event of any inconsistencies between the terms of this Joinder and any terms of the Guaranty, the terms of this Joinder shall govern and prevail.
4.    This Joinder may be executed and delivered (including by facsimile or Portable Document Format (pdf) transmission) in counterparts, all of which executed counterparts shall together constitute a single document. Signature pages may be detached from the counterparts and attached to a single copy of this document to physically form one document. Any such facsimile documents and signatures shall have the same force and effect as manually-signed originals and shall be binding on the parties hereto.

3

5.    This Joinder and the Guaranty contain the entire agreement among the parties relating to the subject matters contained herein. Any oral representations or statements concerning the subject matters herein shall be of no force or effect.

[SIGNATURE PAGE FOLLOWS]

4

IN WITNESS WHEREOF, the parties hereto have caused this Joinder to be executed by their duly authorized officers as of the date first appearing above.

ADDITIONAL GUARANTOR

[______________]

By:    ______________________________
Name:________________________
Title:_________________________

Accepted and Agreed to:

DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent for the Lenders

By:
Name:
Title:

By:
Name:
Title:

Exhibit I
Form of Solvency Certificate
SOLVENCY CERTIFICATE

I, the undersigned, the [___________] of Strategic Hotel Funding, L.L.C., a limited liability company existing under the laws of the State of Delaware (the “Borrower”), do hereby certify this May [__], 2015 that:

4.
This Certificate is furnished to the Lenders pursuant to Section 5.1.12 of the Amended and Restated Senior Unsecured Credit Agreement, dated as of May 27, 2015, by and among the Borrower, the various financial institutions as are or may become parties thereto and Deutsche Bank AG New York Branch, as Administrative Agent (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

5.	For purposes of this Certificate, I have performed the following procedures:

(a)	I have reviewed the financial statements used to provide evidence of pro forma financial covenant compliance; and

(b)	I have knowledge and have reviewed to my satisfaction the Loan Documents and all the other respective documents relating thereto, and the respective schedules and exhibits thereto.

6.
Based on and subject to the foregoing, I hereby certify on behalf of the Borrower and each Subsidiary Guarantor (or, during an Investment Grade Rating Period, each wholly-owned Subsidiary) that, after giving effect to the Credit Agreement, it is my opinion that:

(a)
Borrower has no liabilities other than the amounts currently outstanding under the Credit Agreement and those liabilities reflected in the financial statements of Borrower previously delivered to the Administrative Agent (as such liabilities have been reduced in the ordinary course or paid off with the proceeds of the Loan), and liabilities incurred in the ordinary course and not materially different than the ones reflected on the most recent of such financial statements, and as disclosed in Schedule III to the Credit Agreement; and

(b)    Such Subsidiaries have no liabilities other than the amounts currently outstanding under the Credit Agreement and those liabilities reflected in the financial statements of such Subsidiaries previously delivered to the Administrative Agent (as such liabilities have been reduced in the ordinary course or paid off with the proceeds of the Loan), and liabilities incurred in the ordinary course and not materially different than the ones reflected on the most recent of such financial statements.

7.
Each of Borrower and each Subsidiary Guarantor (or, during an Investment Grade Rating Period, each wholly-owned Subsidiary) (taken as a whole), after the consummation of the transactions contemplated by the Credit Agreement, is a going concern and does not lack sufficient capital for its needs and currently anticipated needs, without substantial unplanned disposition of assets outside the ordinary course of business, restructuring of debt, externally forced revisions of its operations or other similar actions.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has caused this certificate to be executed and delivered, and the certification, representations and warranties contained herein to be made, by its duly Authorized Officer as of the date first above written.

STRATEGIC HOTEL FUNDING, L.L.C.,
a Delaware limited liability company
By:    _____________________________
Name:
Title:

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